Exhibit 1

The Westpac Group
Full Year 2009

Results

Incorporating the requirements of
Appendix 4E

Westpac Banking Corporation ABN 33 007 457 141

Results for Announcement to the Market

ASX Appendix 4E

Results for Announcement to the Market(1),(4)

Report for the Full Year ended 30 September 2009

Revenue from ordinary activities(2),(3)	up	42.2%	to	$16,505m
Profit from ordinary activities after tax attributable to equity holders(2),(3)	down	10.7%	to	$3,446m
Net profit for the period attributable to equity holders(2),(3)	down	10.7%	to	$3,446m

Dividend Distributions (cents per ordinary share)	Amount per security	Franked amount per security
Final Dividend	60	60
Interim Dividend	56	56

Record date for determining entitlements to the dividend	13 November 2009 (Sydney)
	12 November 2009 (New York)

On 1 December 2008, Westpac Banking Corporation (“Westpac”) completed its merger with St.George Bank Limited (“St.George”) by way of a scheme of arrangement (“the merger”). This merger was approved by holders of St.George ordinary shares on 13 November 2008 and subsequently approved by the Federal Court of Australia on 17 November 2008. For consolidation purposes, the transaction was effective from close of business on 17 November 2008. The reported information in this announcement includes the results of St.George from and including 18 November 2008.

(1)  This document comprises Westpac’s final results and is provided to the Australian Securities Exchange under Listing Rule 4.3A.

(2)  Comprises reported interest income, interest expense and non-interest income.

(3)  All comparisons are with the reported results for the twelve months ended 30 September 2008

(4)  This report should be read in conjunction with the 30 September 2009 Annual Financial Report of the Group and any public announcements made in the period by the Group in accordance with the continuous disclosure requirements of the Corporations Act 2001 and ASX Listing Rules.

Table of Contents

Full Year 2009 Result

01	Press Release and Outlook	iii

02	Basis of Preparation and Structure of Document	1
	2.1 Reported Results and Pro Forma Results	1

03	Reported Results	4
	3.1 Reported Results	4
	3.2 Reported Balance Sheet	5
	3.3 Key Financial Data	6

04	Cash Earnings Results	8
	4.1 Cash Earnings	8
	4.2 Balance Sheet	9
	4.3 Key Financial Data	10
	4.4 Market Share and System Multiple Metrics	12
	4.5 Product Spread Metrics	14

05	Review of Group Operations	15
	5.1 Cash Earnings Summary	15
	5.2 Review of Earnings	22
	5.3 Credit Quality	40
	5.4 Balance Sheet and Funding	43
	5.5 Capital and Dividends	47
	5.6 Other Regulatory Developments	52
	5.7 Sustainability Performance	54
	5.8 St.George Merger and Integration	56

06	Divisional Results	59
	6.1 Westpac Retail & Business Banking	60
	6.2 St.George Bank	64
	6.3 Westpac Institutional Bank	68
	6.4 BT Financial Group (Australia)	74
	6.5 New Zealand	82
	6.6 Pacific Banking	86
	6.7 Group Businesses	88

07	Full Year 2009 Pro Forma Financial Information	90
	7.1 Full Year 2009 Pro Forma Financial Information	90

08	Full Year 2009 Reported Financial Information	104
	8.1 Consolidated Income Statement	105
	8.2 Consolidated Balance Sheet	106
	8.3 Consolidated Cash Flow Statement	107
	8.4 Consolidated Statement of Recognised Income and Expense	108
	8.5 Notes to Full Year 2009 Reported Financial Information	109
	8.6 Statement in Relation to the Review of the Financial Statements	139

09	Other Information	140
	9.1 Credit Ratings and Exchange Rates	140
	9.2 Disclosure Regarding Forward-Looking Statements	141
	9.3 Financial Calendar	142

10	Segment Result	143
	10.1 Full Year Segment Result –Reported Result	143
	10.2 Half Year Segment Result –Reported Result	145
	10.3 New Zealand Divisional Performance (A$ Equivalent to Section 6.5)	147

i

Table of Contents

Continued

Full Year 2009 Results

11	Group Reconciliations	148
	11.1 Group Full Year and Half Year Earnings Reconciliation	148
	11.2 Full Year and Half Year Segment Results –Pro Forma Cash Earnings Basis	152
	11.3 Group Businesses –Pro Forma Full Year and Half Year Earnings Reconciliation	154
	11.4 Reconciliation of 2008 Income Statements to Pro Forma Income Statements	160
	11.5 Reconciliation of 2008 Balance Sheets to Pro Forma Balance Sheets	161
	11.6 Reconciliation of 2008 Average Balance Sheets to Pro Forma Average Balance Sheets	162

12	Economic Profit	163

13	Glossary	164

In this announcement references to ‘Westpac’, ‘WBC’, ‘The Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities.

All references to $ in this document are to Australian Dollars unless otherwise stated.

Press Release and Outlook

1           Press Release and Outlook

4 November 2009

The Westpac Group delivers sound result with strong momentum

Key financial highlights(1): (Comparisons are with prior year(2))

•                  Statutory net profit of $3,446 million, down 11%

•                  Pro forma cash earnings of $4,627 million, down 8%

•                  Pro forma core earnings(3) of $10,015 million, up 19%

•                  Pro forma cash earnings per share 162 cents, down 18%

•                  Final dividend of 60 cents bringing fully franked total dividend to 116 cents, down 18%

•                  Economic Profit of $2,094 million, down 25%

Full Year Profit Result

The Westpac Group today announced pro forma cash earnings of $4,627 million, down 8% for the year ended 30 September 2009. Statutory net profit after tax was down 11% to $3,446 million for the year.

Pro forma cash earnings per share of 162 cents for the year ended 30 September 2009 was 18% lower than cash earnings per share for the prior year.

Westpac Chief Executive Officer, Gail Kelly, said The Westpac Group had achieved a sound financial performance in what has been a very challenging year for banks around the world.

“We have remained strong in uncertain times by being well capitalised, well funded and well provisioned,” Mrs Kelly said.

Westpac declared a final dividend of 60 cents, fully franked.  Total dividends for the year were 116 cents, down 18% over the prior year. The decline in dividends was consistent with the fall in earnings per share and represented a pay-out ratio of 73% slightly higher than the company’s long term pay-out ratio of around 70%.

Mrs Kelly said that The Westpac Group has made strong progress in key priority areas over 2009.

“This has been a momentous year for The Westpac Group.  At the outset of the year we had three priority areas; first, against the backdrop of the Global Financial Crisis, ensuring the Group was strongly positioned throughout the year and well placed to support customers; second, delivering on our customer-centred vision and strategy, and third, successfully managing the merger with St.George.

“I am very pleased that we have performed well in all these areas.  We finished the year with a significantly stronger balance sheet and funding profile, a set of clearly positioned and strong brands and an improving reputation with customers.  The St.George integration has also progressed very smoothly, adding strength and capability to the Group overall,” Mrs Kelly said.

(1)  Following Westpac’s merger with St.George on 1 December 2008 (for consolidation purposes from and including 18 November 2008), the results have been prepared on a “pro forma” basis.  For details of the pro forma adjustments and details of statutory results, refer to the ASX Announcement and statutory financial reports released by Westpac today.

(2)  Changes in pro forma economic profit and pro forma cash earnings per share are based on comparison of 2009 pro forma result with the 2008 actual result for Westpac.  Other comparisons of 2009 pro forma results in the table are with 2008 pro forma result.

(3)  Core earnings is operating profit (on a cash basis) before income tax and impairment charges.

Press Release and Outlook

Continued

Result Highlights

Pro-forma revenue of $16,755 million was up 13%.

Revenue growth was a highlight, driven by strong, above system customer deposit growth of 17% and Australian mortgage growth of 17%, highlighting the strength of our retail franchise. Market related activities and Treasury management of balance sheet risk also generated positive revenue growth.

Customer net interest margins for the year increased 7 basis points, but were flat over the second half, as improved asset spreads were partly offset by declining deposit spreads.  Treasury balance sheet management added a further 14 basis points to net interest margins, contributing to the overall Group margin for the year of 2.32%.

Expense growth moderated over the year to 5%, due to the scale benefits from the merger and implementation of efficiency initiatives, contributing to the achievement of a 40% cost to income ratio for the Group.  Importantly, this result was achieved while investing significantly in the Group’s customer-focussed strategy, including putting many more bankers onto the front line.

Impairment charges were $2,087 million higher during the year at $3,292 million, reflecting deterioration in asset quality and The Westpac Group’s prudent provisioning approach in light of the weakened economic environment.

Uncertainty around the economic environment led The Westpac Group to significantly increase the strength of its balance sheet.  Westpac has continued to increase its provisioning through 2009, with total provisions of $4.7 billion, including our economic overlay of $502 million.  Collective provisions to credit risk weighted assets increased by 37 bps to 142 bps, a sector leading coverage ratio.  The credit health of the portfolio has begun to stabilise over the fourth quarter, and consumer delinquencies have improved over the last six months.

In addition, Tier 1 capital increased over the period from 7.8% to 8.1%, which is well above the Group’s target range.  The Group also significantly improved its funding profile, increasing the proportion of funding from customer deposits by around 10 percentage points to 62% over the year.

Merger Progress

Nearing the first anniversary of Westpac’s merger with St.George, the integration of the two companies is proceeding well.

“Pleasingly, customer numbers have grown for both St.George and Westpac since the merger, reflecting the strength of our multi-brand strategy, the high levels of engagement of our staff and our commitment to putting our customers at the centre,” Mrs Kelly said.

The multi-brand model has also underpinned strong revenue growth, through expanding the distribution channels and product offerings across the Group.

“Our multi-brand flexibility has enabled dedicated focus on different market segments including first home buyers, the self-employed and small business owners. By being able to support these different customer segments, we’ve been able to achieve above system growth against the backdrop of a slowing economy,” Mrs Kelly said.

Merger synergies of $143 million have also been achieved, 19% ahead of schedule.

Customer initiatives

Mrs Kelly said that The Westpac Group had made significant progress on its customer-centric strategy, including through a number of customer initiatives implemented during the financial year:

•                  Westpac Local — a significant investment in grassroots banking, including bringing back the local Bank Manager and empowering local branches to better support local communities. The 18-month program is well progressed in hiring over 1,500 roles which include 669 new Bank Managers and 59 regional managers. In addition, Westpac has opened a number of new branches over the last 12 months.

•                  St.George management restructure — the implementation of a geographically based management team with Managing Directors appointed to each State. This re-design supports St.George’s strategy of providing more responsive, tailored and personalised service to its customers and the communities it serves.

•                  Exception fee reductions — The Westpac Group reduced all exception fees to $9 from October 1 across both personal and business customers. This is the most comprehensive measure announced in the industry and follows an extensive review of customer feedback on these fees.

•                  Westpac Assist and St.George Assist — additional resources have been directed to supporting customers during the economic downturn, including expanding Westpac Assist across Westpac small business customers and establishing St.George Assist. These programs provide tailored solutions to help customers experiencing

Press Release and Outlook

Continued

financial difficulties. Over the past financial year, the programs have directly supported up to 59,000 customers with balances in facilities totalling up to $3.9 billion.

•                  Funding for Financial Counsellors - provided support to the Not-For-Profit sector to assist financial counselling organisations to provide additional training, additional counsellors and education support to meet an increasing demand for these services from bank customers.

“We’ve taken a number of steps to better understand and assist our customers in financial hardship as well as providing continued education and support to help ensure they have the right bank products for their individual circumstances,” Mrs Kelly said.

“I am very pleased that our strong financial position has enabled us to support our customers through all circumstances this past year, including through providing $30 billion in new lending to our customers.”

Divisional Performance

	Cash earnings $A millions			Core earnings $A millions
Divisions	Full Year Sept 2009	Full Year Sept 2008	% Change	Full Year Sept 2009	Full Year Sept 2008	% Change
WBC Retail & Business Banking	1,908	1,752	9	3,274	2,856	15
Westpac Institutional Bank(1)	361	853	(58)	2,044	1,585	29
St.George Bank(1)	1,043	1,101	(5)	2,085	1,796	16
BT Financial Group(1)	493	536	(8)	729	759	(4)
New Zealand (NZD)	236	473	(50)	901	866	4

WBC Retail & Business Banking (Westpac RBB) — Cash earnings grew by 9% with the strong result driven by good revenue growth underpinned by above system growth in mortgages (19%) and deposits (19%).  This offset significantly higher impairment charges of $551 million primarily related to increased stress among small and medium sized businesses. The RAMS franchise business has materially lifted Westpac’s distribution reach contributing 21% of new mortgage growth as it benefited from increased first home buyer demand.

Westpac Institutional Bank (WIB) — Westpac’s ‘number one lead bank’ position supported core earnings growth of 29% with particularly strong customer flows and risk management activities in Foreign Exchange and Debt Markets.  This was totally offset by a $1.1 billion rise in impairment charges, predominantly related to three large corporate exposures booked in the first half followed by more broad-based financial stress across commercial customers, resulting in a 58% decline in cash earnings.

St.George Bank — Market share gains and improved momentum saw strong core earnings growth of 16% driven by 10% growth in lending and 13% growth in deposits.  This was offset by a $371 million increase in impairment charges for the period, primarily in the commercial property sector, which resulted in cash earnings falling 5%.

BT Financial Group (BTFG) — Weaker equity markets led to lower average funds under management and administration resulting in reduced fees which caused an 8% decline in cash earnings. However, there was a sound recovery in funds management earnings in the second half of 2009 with stronger asset markets. Insurance had a strong performance with cash earnings up 20% over the year.

Westpac New Zealand — Cash earnings declined 50% due to modest core earnings growth of 4% and a NZ$402 million increase in impairment charges mostly related to commercial property exposures.  The New Zealand division has had a challenging and disappointing year given the weak economic environment.

(1) On a pro forma basis.

v

Press Release and Outlook

Continued

Outlook

The 2009 year has been a period of significant change, from the escalation of the global financial crisis and the threat of recession at the outset of the year, to a period of stabilisation and improving confidence as co-ordinated Government policy initiatives have begun to take effect.  While the operating environment has improved, there is continued uncertainty in global markets and recovery is likely to be gradual.

From a sector perspective, credit growth is expected to remain relatively subdued as the impacts from the financial crisis continue.  Average funding costs are expected to continue to increase as the intense competition for retail deposits remains, and as wholesale funding is sourced at a cost well above pre-crisis levels.

In addition, as Government fiscal support begins to be scaled back and interest rates move upwards from their very low emergency settings, ongoing caution is likely to be applied to consumer and business budgets.

Against this backdrop, however, The Westpac Group enters the 2010 financial year with solid business momentum, with a strengthened balance sheet and excellent provisioning cover.  The Group has a clear customer-focussed strategy, the implementation of which is well underway.

“Westpac has delivered a sound financial result during a tumultuous year.  The Group has successfully expanded its customer base and distribution capability, providing a solid foundation for healthy returns for shareholders, and better service and product offerings for our customers,” Mrs Kelly concluded.

Ends.

For Further Information:
David Lording	Jane Counsel
Media Relations	Media Relations
Westpac Banking Corporation	Westpac Banking Corporation
Ph: 02 8253 3510	Ph: 02 8253 3443

Basis of Preparation and Structure of Document

2.1        Reported Results and Pro Forma Results

On 1 December 2008, Westpac Banking Corporation (“Westpac”) completed its merger with St.George Bank Limited by way of a scheme of arrangement (“the merger”). This merger was approved by holders of St.George ordinary shares on 13 November 2008 and subsequently approved by the Federal Court of Australia on 17 November 2008. For consolidation purposes, the transaction was effective from close of business on 17 November 2008.

To provide greater clarity of The Westpac Group’s performance compared with prior periods “Pro forma” results have been prepared in addition to our statutory disclosures. The following terms will be used to describe the respective information throughout this document:

•                  “Reported results” refers to information prepared on the same basis as the Annual Report of The Westpac Group for the year ended 30 September 2009 which incorporates the results of St.George Bank Limited and its subsidiaries (“St.George”) from, and including, 18 November 2008; and

•                  “Pro forma results”(1) are prepared assuming that the merger was completed on 1 October 2007 and is based on aggregating Westpac and St.George’s financial results from this date. Pro forma results are presented to facilitate a more meaningful comparison of The Westpac Group’s performance for the twelve months ended 30 September 2009 (“Full Year 2009”) compared with the twelve months ended 30 September 2008 (“Full Year 2008”) and for the six months ended 30 September 2009 compared with the six months ended 31 March 2009 (“Half Year 2009”). Pro forma income statements are presented on a cash earnings basis. The commentary on the performance of the Group in Section 5, and the performance of the divisions in Section 6, is based on the pro forma results.

Pro forma results for the Second Half 2009 are not required because the two entities were merged for the entire period. Similarly, balance sheets as at 31 March 2009 and as at 30 September 2009 are not required on a pro forma basis.

Basis of preparation of pro forma financial results

The pro forma results for the years ended 30 September 2009 and 30 September 2008 and the half year ended 31 March 2009, has been prepared on the basis described below.

Income statements and associated notes to the income statement

•                  Full Year 2008 Group cash earnings and divisional cash earnings

The pro forma income statements for The Westpac Group and divisional cash earnings results for the Full Year 2008 have been prepared as if the merger between Westpac and St.George was completed on 1 October 2007. The statement aggregates the previously reported group cash earnings results of the two entities for this period.

There has been no change to the previously reported cash earnings of Westpac and St.George to create pro forma Group cash earnings, however, classification adjustments have been made to previously reported line items of St.George cash earnings to align them with The Westpac Group disclosures. The impact of the allocation of purchase consideration, associated fair value adjustments and impacts of accounting policy alignments have not been included in the comparatives.

There were no material transactions between Westpac and St.George requiring elimination in the pro forma income statements.

The income statements of the divisions have been prepared assuming the re-organisation of the merged Group into the current operating model (which became effective in July 2008) occurred on 1 October 2007. For example, St.George wealth operations are now reported in BT Financial Group.

Pro forma combined notes associated with the income statements, including net interest income, non-interest income and operating expenses, have been prepared on the basis set out above. These notes are included in Section 7.

(1)       Important information on the basis of preparation of pro forma results — The pro forma results are prepared on the assumption that the merger was completed on 1 October 2007 with the exception of the impact of the allocation of purchase consideration, associated fair value adjustments and accounting policy alignments, which are only incorporated from the actual date of the merger, 17 November 2008. The pro forma results are unaudited. They are provided for illustrative information purposes to facilitate comparisons of the latest period with prior periods and are not meant to be indicative of the results of operations that would have been achieved had the merger actually taken place at the date indicated.

The pro forma results should be read in conjunction with:

•      The reported results in this announcement; and

•      The historical consolidated financial statements of Westpac and St.George as at and for the year ended 30 September 2008.

Future operating results may differ materially from the unaudited pro forma results presented in this announcement due to various factors including those described under “Disclosure Regarding Forward-Looking Statements” in Section 9.2 and under the sections captioned “Principal Risks and uncertainties” in Westpac’s Half Year 2009 Interim Financial Report and “Risk Factors” in Westpac’s 2009 Annual Report to be released in November 2009.

Basis of Preparation and Structure of Document

continued

•                  Full Year 2009 and First Half 2009 Group cash earnings and divisional cash earnings

The pro forma Group income statement and divisional income statements for the Full Year 2009 and First Half 2009 are presented on the basis that Westpac and St.George were a merged Group from 1 October 2008.

In calculating cash earnings for Full Year 2009 and First Half 2009, the difference in approach to prior periods is a consequence of the merger with St.George. Material one-off fair value impacts associated with the merger have been excluded from cash earnings, namely the gain on deposits and short term wholesale funding and the amortisation of intangible items. Fair value items that are not material in this result have been included from 18 November 2008.

Reconciliations between the reported income statements of Westpac and St.George and the pro forma income statements for Full Year 2008, First Half 2009 and Full Year 2009 are shown in Section 11.

Balance sheets and average balance sheets

•                  Balance sheet as at 30 September 2008

The pro forma balance sheet as at 30 September 2008 has been prepared by aggregating the respective reported statutory balance sheets of Westpac and St.George at this date. The presentation of certain comparatives of St.George has been aligned with the presentation of The Westpac Group’s balance sheet to facilitate trend analysis.

The pro forma balance sheet at 30 September 2008 has not been adjusted to reflect the impact of the allocation of purchase consideration, associated fair value adjustments, and accounting policy alignments arising from the merger.

Pro forma loans, deposits, impairment provisions and impaired asset notes associated with the balance sheet have also been prepared on the basis set out above. These notes are included in Section 7.

Cross holdings of liquid securities between Westpac and St.George at 30 September 2008 have not been eliminated in the pro forma balance sheet.

A reconciliation between the reported statutory balance sheets of Westpac and St.George and the pro forma balance sheet at 30 September 2008 is shown in Section 11.

•                  Full Year 2008, Full Year 2009 and First Half 2009 average balance sheets

The pro forma average balance sheets have been prepared using the same principles as the pro forma income statements and pro forma balance sheets with the exception that the average balance sheet methodology for St.George has been changed, where applicable, from a monthly average approach to a daily average approach. As a result, the St.George components of the pro forma average balance sheets for Full Year 2008 will not agree to the St.George average balance sheet previously disclosed.

Reconciliations between the previously reported average balance sheets of Westpac and St.George and the pro forma balance sheet for Full Year 2008 is shown in Section 11.

Earnings per share

Pro forma cash earnings per share for the Full Year 2009 and First Half 2009, is calculated based on the pro forma cash earnings result and a pro forma weighted average number of shares. The pro forma weighted average number of shares assumes the 742.6 million new Westpac ordinary shares issued in relation to the merger were issued on 1 October 2008.

Pro forma cash earnings per share has not been calculated for Full Year 2008.

Key metrics

Where it is considered appropriate and meaningful, key metrics for Full Year 2008, First Half 2009 and Full Year 2009 have been prepared on a pro forma basis to provide an indication of what these key metrics may have been if the merger of Westpac and St.George had occurred on 1 October 2007.

Pro forma key metrics included in this document include:

•                  Market share and system multiples;

•                  Product spreads;

•                  Movements in impaired assets;

•                  Loan and deposit growth; and

•                  Funds under management (“FUM”) and funds under administration (“FUA”).

Basis of Preparation and Structure of Document

continued

Capital, funding and asset quality disclosures

The capital position, economic profit and asset quality metrics for Full Year 2008 have not been prepared on a pro forma basis as it is considered more meaningful to compare the capital, economic profit and asset quality positions at 30 September 2009 following implementation of the merger with the respective positions of Westpac prior to the merger.

Pro forma funding comparatives at 30 September 2008 have not been provided as it is not practical to do so.

Reported Results

3.1           Reported Results

Reported net profit attributable to equity holders of Westpac Banking Corporation (WBC) is prepared in accordance with the requirements of A—IFRS and regulations applicable to authorised deposit taking institutions (ADIs).

Westpac’s reported net profit, adjusted for the addition of the cash earnings of St.George prior to the merger and the relevant cash earnings adjustments(1), reflects the pro forma cash earnings results of the merged Group.

			% Mov’t			% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Net interest income	6,088	5,558	10	11,646	7,222	61
Non-interest income	2,330	2,529	(8)	4,859	4,383	11
Net operating income	8,418	8,087	4	16,505	11,605	42
Operating expenses	(3,742)	(3,429)	(9)	(7,171)	(5,455)	(31)
Core earnings	4,676	4,658	—	9,334	6,150	52
Impairment charges	(1,681)	(1,557)	(8)	(3,238)	(931)	large
Profit from ordinary activities before income tax	2,995	3,101	(3)	6,096	5,219	17
Income tax expense	(1,694)	(885)	(91)	(2,579)	(1,287)	(100)
Net profit	1,301	2,216	(41)	3,517	3,932	(11)
Net profit attributable to minority interests	(30)	(41)	27	(71)	(73)	3
NET PROFIT ATTRIBUTABLE TO EQUITY HOLDERS OF WESTPAC BANKING CORPORATION	1,271	2,175	(42)	3,446	3,859	(11)

St.George cash earnings prior to merger(2)	—	163	(100)	163	1,321	(88)
Westpac Banking Corporation Group cash earnings adjustments:
Non-merger related cash earnings adjustments:
TPS revaluations(1)	101	(106)	195	(5)	(57)	91
Treasury shares(1)	36	(4)	large	32	(25)	large
Unrealised NZ Retail earnings hedges(1)	1	(8)	113	(7)	4	large
Ineffective hedges(1)	9	(5)	large	4	(1)	large
Gain from BTIM IPO(1)	—	—	—	—	(86)	100
Gain from Visa IPO(1)	—	—	—	—	(205)	100
One-off expenses(1)	31	54	(43)	85	226	(62)
NZ structured finance transaction	703	—	—	703	—	—
	881	(69)	large	812	(144)	large
St.George merger related cash earnings adjustments:
Merger transaction and integration expenses(1)	144	90	60	234	11	large
Amortisation of intangible assets(1)	74	54	37	128	—	—
Short-term wholesale funding and deposits(1)	(38)	(118)	68	(156)	—	—
	180	26	large	206	11	large
Total Westpac Banking Corporation Group cash earnings adjustments	1,061	(43)	large	1,018	(133)	large
PRO FORMA CASH EARNINGS	2,332	2,295	2	4,627	5,047	(8)

Net profit attributable to equity holders for the Full Year 2009 reduced 11% on the Full Year 2008. This result has been driven by 52% growth in core earnings, offset by a significant increase in impairment charges and a tax provision of $753 million related to the New Zealand High Court ruling on amended tax assessments issued by the New Zealand Inland Revenue Department, in relation to structured finance transactions entered into between 1998 and 2002. A primary driver of the increase in the income result was the inclusion of St.George results from 18 November 2008. Drivers of the underlying business performance are set out in Section 5.

Significant one-off items included in the Full Year 2008 result, being gains from the initial public offerings (IPO) of Visa Inc. and BT Investment Management Limited (BTIM), were not repeated.

Notes explained on page 7.

Reported Results Continued

3.2       Reported Balance Sheet

3.2.1    Balance Sheet

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09
Assets
Cash	3,272	3,866	4,809	(15)	(32)
Due from other financial institutions	18,309	24,494	21,345	(25)	(14)
Trading securities, financial assets and available-for-sale securities	39,472	35,474	43,694	11	(10)
Derivative financial instruments	33,187	50,877	34,810	(35)	(5)
Loans	463,459	448,872	313,545	3	48
Life insurance assets	12,384	10,635	12,547	16	(1)
Other assets	19,504	20,012	8,926	(3)	119
Total assets	589,587	594,230	439,676	(1)	34
Liabilities
Due to other financial institutions	9,235	11,842	15,861	(22)	(42)
Deposits	329,456	322,233	233,730	2	41
Trading liabilities and other financial liabilities designated at fair value	10,848	14,405	16,689	(25)	(35)
Derivative financial instruments	36,478	50,216	24,970	(27)	46
Debt issues	133,024	125,109	100,369	6	33
Life insurance liabilities	11,737	10,039	11,953	17	(2)
Loan capital	11,138	12,271	8,718	(9)	28
Other liabilities	11,100	11,627	7,915	(5)	40
Total liabilities	553,016	557,742	420,205	(1)	32
Equity
Total equity attributable to equity holders of Westpac Banking Corporation	34,637	34,556	17,547	—	97
Minority interests	1,934	1,932	1,924	—	1
Total equity	36,571	36,488	19,471	—	88

Notes explained on page 7.

Reported Results Continued

3.3       Key Financial Data

3.3.1    Key Financial Data — Earnings

			% Mov’t				% Mov’t
	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09		Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Shareholder value
Earnings per ordinary share (cents)	43.5	84.3	(48)		125.3	206.0	(39)
Weighted average ordinary shares (millions)	2,914	2,579	13		2,747	1,871	47
Fully franked dividends per ordinary share (cents)	60	56	7		116	142	(18)
Net tangible assets per ordinary share ($)(3)	7.89	7.92	—		7.89	7.71	2

Productivity and efficiency
Expense to income ratio (%)	44.5	42.4	(210bps	)	43.4	47.0	360bps

Business performance
Interest spread (%)	2.20	2.17	3bps		2.18	1.76	42bps
Interest margin (%)	2.41	2.35	6bps		2.38	2.07	31bps
Average interest earning assets ($m)	505,164	476,095	6		490,669	351,657	40

3.3.2    Key Financial Data — Profitability and Capital Adequacy

			% Mov’t				% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09		Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Return on average ordinary equity	7.3%	14.9%	large		10.8%	23.1%	large
Average ordinary equity ($m)	34,796	29,205	19		32,008	16,699	92
Average total equity ($m)	36,713	31,118	18		33,923	18,617	82
Total committed exposures (TCE) ($m)	663,167	657,303	1		663,167	495,389	34

Tier 1 capital ratio	8.1%	8.4%	(30bps	)	8.1%	7.8%	30bps
Total regulatory capital ratio	10.8%	11.4%	(60bps	)	10.8%	10.8%	—
Risk weighted assets ($m)	288,739	280,029	3		288,739	195,505	48

3.3.3    Key Financial Data — Asset Quality

	As at	As at	% Mov’t		As at	As at	% Mov’t
	30 Sept 2009	31 March 2009	Mar 09- Sept 09		30 Sept 2009	30 Sept 2008	Sept 08- Sept 09
Net impaired assets to equity and collectively assessed provisions	5.7%	4.3%	(140bps	)	5.7%	3.0%	(270bps	)
Total impaired assets to gross loans	0.8%	0.7%	(10bps	)	0.8%	0.4%	(40bps	)
Total impaired assets to equity and total provisions	9.1%	8.1%	(100bps	)	9.1%	5.4%	(370bps	)
Total impairment provisions to total impaired assets	39.3%	48.4%	large		39.3%	45.4%	large
Total stressed exposures as a % of total committed exposures	3.1%	2.1%	(100bps	)	3.1%	1.3%	(180bps	)
Total provisions to gross loans	101bps	99bps	2bps		101bps	69bps	32bps
Collectively assessed provisions to performing non-housing loans(4)	182bps	152bps	30bps		182bps	113bps	69bps
Collectively assessed provisions to risk weighted assets	121bps	110bps	11bps		121bps	90bps	31bps
Collectively assessed provisions to credit risk weighted assets	142bps	125bps	17bps		142bps	105bps	37bps
Total provisions to risk weighted assets	164bps	160bps	4bps		164bps	111bps	53bps

Notes explained on page 7.

Reported Results Continued

Notes to sections 3.1, 3.2, and 3.3

(1)       We consider cash earnings a more appropriate measure of financial performance than net profit after tax. Cash earnings adjusts the reported results for material items to ensure they appropriately reflect profits normally available to ordinary shareholders. These include:

•                  TPS revaluations — Cash earnings adjusts for economic hedges, including associated tax effects impacting the Foreign Currency Translation Reserve, relating to hybrid instruments classified as minority interests. The hybrid instrument itself is not fair valued, however, the hedge is fair valued and therefore there is a mismatch in the timing of income recognition in the statutory results. The mismatch is added back in deriving cash earnings as it does not affect the Group’s results over time;

•                  Treasury shares — Under A—IFRS, Westpac shares held by Westpac in the managed funds and life business are deemed to be Treasury shares and earnings from these shares are reversed as these are not permitted to be recognised as income. In deriving cash earnings, these earnings are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are revalued in deriving income;

•                  Unrealised New Zealand (NZ) Retail earnings hedges — The unrealised profit/loss on the revaluation of hedges on future New Zealand earnings impacting non—interest income is reversed in deriving cash earnings in the current period as they may potentially create a material timing difference on reported earnings but do not affect profits available to shareholders;

•                  Ineffective hedges — The gain/loss on ineffective hedges is reversed in deriving cash earnings in the current period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect profits available to shareholders.

•                  Amortisation of intangible assets — The merger resulted in the recognition of identifiable intangible assets which include brands, the core deposits intangible and credit card and financial planner relationship intangible assets. The recognised balance of the majority of these intangible assets will be amortised over their useful life ranging between 5 and 9 years. The amortisation of intangible assets (excluding software) is a cash earnings adjustment because it is a non-cash flow item and does not affect returns to shareholders.

•                  Significant Items — Cash earnings also adjusts for significant items. These items have been detailed in this announcement as individually significant due to their size and non—recurring nature. The Full Year 2009, First Half 2009 and Second Half 2009 includes adjustments for merger transaction and integration expenses and an adjustment in relation to the unwind of a short-term wholesale funding and deposits merger accounting adjustment. There is also an adjustment in the First Half 2009 relating to a litigation provision and an adjustment in the Second Half 2009 relating to a tax provision for structured finance transactions in New Zealand entered into between 1998 and 2002.

The deposit and short-term wholesale funding merger accounting adjustment associated with the accounting for the merger has been unwound during the year ending 30 September 2009 reflecting the contractual maturity of the deposits and borrowings and has increased net interest income by $223 million in Full Year 2009 ($55 million in Second Half 2009 and $168 million in First Half 2009). Due to the significant size and non-recurring nature of this adjustment, it has been treated as a cash earnings adjustment.

The Group has recognised a provision of $121 million ($85 million after tax) with respect to long-standing legal proceedings where a judgment was received during the First Half 2009 with subsequent clarification of the judgement received during Second Half 2009. This is treated as a one-off expense cash earnings adjustment due to its size and non-recurring nature.

In Second Half 2009 the Group increased tax provisioning by $703 million with respect to New Zealand structured finance transactions entered into between 1998 and 2002. The provision was increased following the High Court in New Zealand finding in favour of the New Zealand Inland Revenue Department in proceedings where Westpac challenged amended tax assessments in relation to these transactions. Due to the significant size and non-recurring nature of this adjustment, it has been treated as a cash earnings adjustment.

For the Full Year 2008, significant items included adjustments for the gain associated with the initial public offering (IPO) of BT Investment Management Limited (BTIM), the gain associated with the IPO of Visa Inc., merger transaction and integration costs and one-off expenses. Westpac incurred one-off expenses of $323 million in the Full Year 2008 in relation to efficiency initiatives and capitalised expense reviews.

Reconciliations between reported results and cash earnings by key line item for each period are provided in Section 11.1 Group Full Year Earnings Reconciliations.

(2)       St.George cash earnings prior to the merger relates to the whole Full Year 2008 and from 1 October 2008 to 17 November 2008 for First Half 2009. St.George was consolidated from and including 18 November 2008, the date of the merger for accounting purposes.

(3)       In the First Half 2009 Profit Announcement, net tangible assets per ordinary share at 30 September 2008 was revised from $7.87 per ordinary share to $7.71 per ordinary share due to changes in the accounting treatment of customer loyalty programmes and Westpac’s defined benefit superannuation fund. This is reflected in Table 3.3.1 and therefore differs to the corresponding number included in the Full Year 2009 Profit Announcement template released on 26 October 2009.

(4)       Non-housing loans have been determined on a loan purpose basis.

Cash Earnings Results

4.1        Cash Earnings Results

Reported results are adjusted to include the addition of the cash earnings of St.George prior to the merger (pro forma adjustments) and for material items to ensure they appropriately reflect profits normally available to ordinary shareholders (cash earnings adjustments).

The impact of these cash earnings adjustments(1) and some accounting classifications(2) are significant when analysing the composition of the reported financial results. Our approach is to adjust for these items when evaluating inter-period movements of the components of the results.

Throughout this profit announcement, reporting of financial performance will refer to “cash earnings results”,  which include pro forma adjustments, unless otherwise noted.

Analysis of cash earnings by key line item

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Net interest income	6,043	5,678	6	11,721	9,652	21
Non-interest income	2,405	2,629	(9)	5,034	5,206	(3)
Net operating income	8,448	8,307	2	16,755	14,858	13
Operating expenses	(3,385)	(3,355)	(1)	(6,740)	(6,440)	(5)
Core earnings	5,063	4,952	2	10,015	8,418	19
Impairment charges	(1,681)	(1,611)	(4)	(3,292)	(1,205)	(173)
Operating profit before income tax	3,382	3,341	1	6,723	7,213	(7)
Income tax expense	(1,020)	(1,005)	(1)	(2,025)	(2,061)	2
Net profit	2,362	2,336	1	4,698	5,152	(9)
Net profit attributable to minority interests	(30)	(41)	27	(71)	(74)	4
Preference dividends	—	—	—	—	(31)	100
Pro Forma Cash Earnings	2,332	2,295	2	4,627	5,047	(8)
Effective tax rate	30.2%	30.1%	(10bps )	30.1%	28.6%	(150bps )

The following table reconciles Full Year 2009 cash earnings between The Westpac Group pro forma cash earnings (including St.George results from 1 October 2008) and The Westpac Group adjusted cash earnings that only includes St.George earnings from 18 November 2008, following the merger. In this document, all references to First Half 2009, Second Half 2009 and Full Year 2009 cash earnings refer to the pro forma cash earnings of $2,295 million, $2,332 million and $4,627 million, respectively.

	Cash earnings reconciliation
$m	Including St.George from 18 November 2008	St.George cash earnings 1 October 2008 to 17 November 2008	Pro forma cash earnings Full Year Sept 2009
Net interest income	11,433	288	11,721
Non-interest income	4,832	202	5,034
Net operating income	16,265	490	16,755
Operating expenses	(6,534)	(206)	(6,740)
Core earnings	9,731	284	10,015
Impairment charges	(3,238)	(54)	(3,292)
Operating profit before tax	6,493	230	6,723
Income tax expense	(1,958)	(67)	(2,025)
Net profit	4,535	163	4,698
Net profit attributable to minority interests	(71)	—	(71)
Cash Earnings	4,464	163	4,627

(1)	Cash earnings adjustments are explained on page 7.
(2)

Policy Holder Tax Recoveries — Income and tax amounts that are grossed up to comply with the A-IFRS accounting standard covering Life Insurance Business (policy holder tax recoveries) are reversed in deriving income and taxation expense under the cash earnings basis.

Cash Earnings Results

Continued

4.2        Balance Sheet

4.2.1    Balance Sheet

			Pro forma
	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09
Assets
Cash	3,272	3,866	5,031	(15)	(35)
Due from other financial institutions	18,309	24,494	31,962	(25)	(43)
Trading securities, financial assets and available-for-sale securities	39,472	35,474	53,886	11	(27)
Derivative financial instruments	33,187	50,877	38,200	(35)	(13)
Loans	463,459	448,872	433,514	3	7
Life insurance assets	12,384	10,635	12,547	16	(1)
Other assets	19,504	20,012	11,974	(3)	63
Total assets	589,587	594,230	587,114	(1)	—
Liabilities
Due to other financial institutions	9,235	11,842	17,606	(22)	(48)
Deposits	329,456	322,233	317,286	2	4
Trading liabilities and other financial liabilities designated at fair value	10,848	14,405	21,867	(25)	(50)
Derivative financial instruments	36,478	50,216	27,261	(27)	34
Debt issues	133,024	125,109	143,168	6	(7)
Life insurance liabilities	11,737	10,039	11,953	17	(2)
Loan capital	11,138	12,271	11,963	(9)	(7)
Other liabilities	11,100	11,627	9,536	(5)	16
Total liabilities	553,016	557,742	560,640	(1)	(1)
Equity
Total equity attributable to equity holders of Westpac Banking Corporation	34,637	34,556	24,543	—	41
Minority interests	1,934	1,932	1,931	—	—
Total equity	36,571	36,488	26,474	—	38

Cash Earnings Results

Continued

4.3        Key Financial Data

4.3.1    Key Financial Data – Shareholder Value

		Pro forma	% Mov’t	Pro forma		% Mov’t
	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08(4)	Sept 08- Sept 09
Cash earnings per ordinary share (cents)	79.7	82.4	(3)	162.0	198.3	(18)
Economic profit ($m)(1)	1,075	1,019	5	2,094	2,779	(25)
Weighted average ordinary shares (millions) - cash earnings(2)	2,926	2,786	5	2,856	1,879	52
Dividend payout ratio - cash earnings (%)(3)	75.7	71.0	7	73.4	71.6	3

4.3.2    Key Financial Data – Productivity and Efficiency and Business Performance

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Productivity and efficiency
Expense to income ratio (%) - cash earnings	40.1%	40.4%	30bps	40.2%	43.3%	310bps
Total banking expense to income ratio (%) - cash earnings	38.5%	38.5%	—	38.5%	42.3%	380bps
Reported full-time equivalent employees (FTE)	36,199	36,733	(1)	36,199	36,690	(1)

Business performance
Interest spread (%)	2.18	2.05	13bps	2.11	1.71	40bps
Interest margin (%)	2.39	2.24	15bps	2.32	2.02	30bps
Average interest earning assets ($m)	505,164	511,122	(1)	508,133	480,617	6

4.3.3       Key Financial Data – Profitability

		Pro forma	% Mov’t		Pro forma		% Mov’t
	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09		Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Cash earnings to average ordinary equity	13.4%	14.3%	(90bps	)	13.8%	22.3%	large
Cash earnings to average tangible ordinary equity	19.5%	21.7%	(220bps	)	20.5%	26.1%	large
Average ordinary equity ($m)	34,796	32,173	8		33,488	16,699	101
Average tangible ordinary equity ($m)(5)	23,903	21,226	13		22,568	14,287	58

(1)

For Full Year 2009, Second Half 2009 and First Half 2009, there has been a change in the capital charge used to calculate Economic Profit, from 10.5% of average ordinary equity used in Full Year 2008 to 11% of average ordinary equity to reflect rising risk premiums. There was also a change in methodology in calculating Economic Profit during Second Half 2009. The details of this change are discussed in Section 12.

(2)

Weighted Average Ordinary Shares – Cash Earnings – The statutory weighted average ordinary shares are adjusted for the impact of Westpac shares held by Westpac (Treasury Shares) to derive the “weighted average ordinary shares – cash earnings”, which is used to calculate cash earnings per share. This reverses the impact of Treasury Shares, consistent with our basis for determining cash earnings.

(3)

“Dividend payout ratio – cash earnings” for Full Year 2009 and First Half 2009 is calculated as actual aggregate cash dividends divided by pro forma cash earnings. The Second Half 2009 dividend payout ratio is calculated as aggregate cash dividends divided by cash earnings. The Full Year 2008 dividend payout ratio has not been revised and is calculated as dividends per share divided by cash earnings per ordinary share.

(4)	Prior year prepared on a Westpac stand-alone basis.
(5)	Average tangible ordinary equity is calculated as average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).

Cash Earnings Results

Continued

4.3.4    Key Financial Data – Impairment Charges

		Pro forma	% Mov’t		Pro forma	Pro forma	% Mov’t
	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09		Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Impairment charges to average loans annualised	73bps	73bps	—		73bps	29bps	(44bps	)
Annualised write-offs to average loans	66bps	17bps	(49bps	)	42bps	15bps	(27bps	)

Cash Earnings Results

Continued

4.4        Market Share and System Multiple Metrics

4.4.1    Market Share

Australia - Market Share (%)	FY09	1H09	Pro forma FY08	Pro forma 1H08
Banking System (APRA)(1)
Housing credit(2)	26%	25%	25%	25%
Cards	26%	26%	27%	27%
Household deposits	23%	23%	23%	24%
Business deposits	21%	20%	21%	20%

Financial System (RBA)(3)
Housing credit(2)	23%	22%	22%	21%
Business credit	18%	17%	17%	17%
Retail deposits(4)	21%	21%	20%	19%

New Zealand(5) - Market Share (%)(6)	FY09	1H09	FY08	1H08
Consumer lending	19%	19%	19%	19%
Deposits	19%	19%	19%	20%

Australian Wealth Management - Market Share (%)			Pro forma	Pro forma
Product	FY09(7)	1H09(7)	FY08(8)	1H08(8)
Platforms (includes Wrap)	20%	20%	20%	20%
Retail (excludes Cash)	19%	18%	19%	18%
Corporate Super	10%	10%	10%	10%
Funds Management - BTIM	4%	4%	5%	4%
Wholesale - BTIM	3%	3%	3%	2%

Australian Life Insurance - Market Share (%)			Pro forma	Pro forma
Product	FY09(9)	1H09(9)	FY08(9)	1H08(9)
Life Insurance - inflows	7%	7%	7%	7%
Life Insurance - new business	7%	7%	7%	7%

(1)	Source: Australian Prudential Regulation Authority (APRA) share/multiple of banking system.
(2)	Includes securitised loans.
(3)	Source: Reserve Bank of Australia (RBA) share/multiple of financial system.
(4)	Retail deposits as measured in the RBA financial system includes financial corporations deposits.
(5)	New Zealand comprises the New Zealand retail banking operations.
(6)	Source: Reserve Bank of New Zealand (RBNZ).
(7)

Market Share FUM/FUA based on published market share statistics from Plan for Life and Morningstar as at June 2009 (for FY09) as at December 2008 (for 1H09) and represents the addition of St.George Wealth and BT Wealth business market share at this time.

(8)	Sources: Funds Management, Platforms, Retail and Wholesale is Morningstar Market Share Report June 2008; Corporate Super — Plan for Life June 2008 for FY08 and December 2007 for 1H08.
(9)	Source: Life Insurance — Plan for Life June 2009 (including St.George Life Insurance) for FY09; December 2008 for 1H09; June 2008 for FY08 and December 2007 for 1H08.

Cash Earnings Results

Continued

4.4.2       System Multiples

Australia - System Multiples	FY09		2H09		1H09		Pro forma FY08	Pro forma 2H08	Pro forma 1H08
Banking System (APRA)(1)
Housing credit(2)	1.5		1.6		1.4		1.0	1.1	1.0
Cards	0.3		—		0.5		0.5	0.5	0.5
Household deposits	1.1		1.2		1.1		0.8	0.7	0.8
Business deposits	1.2		2.0		0.8		1.4	1.7	0.8

Financial System (RBA)(3)
Housing credit(2)	2.2		2.3		2.0		1.4	1.5	1.2
Business credit	n/a	(4)	n/a	(4)	n/a	(4)	1.2	1.8	0.9
Retail deposits(5)	1.8		2.0		1.6		1.5	1.5	1.4

New Zealand - System Multiples(6),(7)	FY09(8)	2H09(9),(10)	1H09(9)	FY08(8)	2H08(9)	1H08(9)
Consumer lending	1.2	1.1	1.0	1.0	1.0	1.0
Deposits	1.2	5.0	0.8	0.8	0.6	1.2

(1)	Source: Australian Prudential Regulation Authority (APRA) share / multiple of banking system.
(2)	Includes securitised loans.
(3)	Source: Reserve Bank of Australia (RBA) share/multiple of financial system.
(4)

Business credit financial system growth in First Half 2009, Second Half 2009 and Full Year 2009 was negative. The Westpac Group business credit contracted across these periods at a lower rate than the contraction in business credit financial system.

(5)	Retail deposits as measured in the RBA financial system includes financial corporations deposits.
(6)	Source: Reserve Bank of New Zealand (RBNZ).
(7)	New Zealand comprises the New Zealand retail banking operations.
(8)	System multiple calculated as a 12 month rolling average.
(9)	System multiple calculated as a six month rolling average.
(10)	New Zealand deposits grew 2.19% in the Second Half 2009 compared with system deposit growth of 0.44%. This has resulted in a system multiple of 5.0.

Cash Earnings Results

Continued

4.5       Product Spread Metrics

Australia - Major Product Spreads	FY09	2H09	1H09	Pro forma FY08	Pro forma 2H08	Pro forma 1H08
Mortgages(1)	0.89	0.87	0.91	0.66	0.66	0.67
Business lending(1)	1.56	1.52	1.60	1.53	1.49	1.56
Cards(1)	7.17	7.51	6.82	5.16	5.26	5.06
Institutional lending (Global financing)	0.83	0.92	0.73	0.63	0.65	0.60
Retail deposits(1)	1.70	1.70	1.70	2.10	2.09	2.11

New Zealand - Major Product Spreads	FY09	2H09	1H09	FY08	2H08	1H08
Consumer lending	1.68	1.80	1.55	1.20	1.27	1.11
Business lending(2)	1.76	1.82	1.70	1.53	1.56	1.50
Deposits	1.15	0.86	1.46	1.71	1.60	1.81

(1)

St.George’s funding cost transfer pricing methodology was aligned with The Westpac Group’s approach in Second Half 2009. We have estimated the impact of the change on the First Half 2009 Australian product spreads for mortgages, business lending, cards and retail deposits, and comparatives for the First Half 2009 have been revised accordingly. The Full Year 2008, Second Half 2008 and First Half 2008 spreads for these products have not been revised as it is not practical to do so.

(2)	Business lending excludes Institutional Banking.

Review of Group Operations

5.1        Cash Earnings Summary

Cash Earnings

Full Year 2009 – Full Year 2008

Second Half 2009 – First Half 2009

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Net interest income	6,043	5,678	6	11,721	9,652	21
Non-interest income	2,405	2,629	(9)	5,034	5,206	(3)
Net operating income	8,448	8,307	2	16,755	14,858	13
Operating expenses	(3,385)	(3,355)	(1)	(6,740)	(6,440)	(5)
Core earnings	5,063	4,952	2	10,015	8,418	19
Impairment charges	(1,681)	(1,611)	(4)	(3,292)	(1,205)	(173)
Operating profit before income tax	3,382	3,341	1	6,723	7,213	(7)
Income tax expense	(1,020)	(1,005)	(1)	(2,025)	(2,061)	2
Net profit	2,362	2,336	1	4,698	5,152	(9)
Net profit attributable to minority interests	(30)	(41)	27	(71)	(74)	4
Preference dividends	—	—	—	—	(31)	100
Pro Forma Cash Earnings	2,332	2,295	2	4,627	5,047	(8)
Effective tax rate	30.2%	30.1%	(10bps )	30.1%	28.6%	(150bps )

Impact of Movements in the A$/NZ$ Exchange Rate(1)

	Half Year Sept 09 vs Half Year March 09			Full Year Sept 09 vs Full Year Sept 08
	Cash earnings % growth	FX impact $m	% growth ex-FX	Cash earnings % growth	FX impact $m	% growth ex-FX
Net interest income	6	20	7	21	31	22
Non-interest income(2)	(9)	(11)	(9)	(3)	28	(3)
Net operating income	2	9	2	13	59	13
Operating expenses	(1)	(12)	(1)	(5)	(18)	(5)
Core earnings	2	(3)	2	19	41	19
Impairment charges	(4)	(13)	(5)	(173)	(14)	(174)
Operating profit before tax	1	(16)	1	(7)	27	(6)
Income tax expense	(1)	4	(1)	2	(8)	1
Net Profit	1	(12)	1	(9)	19	(8)
Net profit attributable to minority interests	27	—	(27)	32	—	32
Pro Forma Cash Earnings	2	(12)	1	(8)	19	(8)

Movements in the Australian dollar (A$):New Zealand dollar (NZ$) exchange rate impact both individual line items and reported cash earnings. Movements in exchange rates decreased cash earnings $19 million compared to the Full Year 2008. The $19 million foreign exchange impact on the full year result was due to the hedge rate for translating NZ$ retail earnings in the Full Year 2009 being 6% adverse to the hedge rate for the Full Year 2008. The hedge rate for the Second Half 2009 was 2% favourable compared to the hedge rate for the previous six months and increased cash earnings by $12 million.

The impact of the NZ$ hedges is reflected in non-interest income and was based on the hedge rates of 1.2099 for the Full Year 2009 compared to 1.1449 for the Full Year 2008, and 1.1975 for the Second Half 2009 compared to 1.2223 for the First Half 2009.

Movements in average exchange rates impact individual line items as each line is translated at the actual average exchange rate. The average rate for the Full Year 2009 was 1.2266 compared to 1.1940 for the Full Year 2008, and 1.2482 for the Second Half 2009 compared to 1.2050 for the First Half 2009.

(1)

We have removed the impact of movements in the A$/NZ$ exchange rate to provide readers with a better indication of the Group’s performance in local currency terms. Retranslation is net of realised earnings hedge gains/losses.

(2)

Non-interest income includes the impact of realised earnings hedges, which increased non-interest income for the Second Half 2009 by $18 million on the First Half 2009 and decreased non-interest income for the Full Year 2009 by $15 million on the Full Year 2008.

Review of Group Operations

Continued

Overview

The external environment changed significantly over the Full Year 2009.  The global financial crisis (GFC) escalated early in the year, creating a period of extreme uncertainty that saw the near closure of financial and funding markets followed by the failure of a number of financial institutions globally. Many of the world’s major economies entered recession. This environment had many impacts on the banking system, including a reduction in funding availability and dramatically increased wholesale funding costs, increased market volatility, declining values in asset markets, a weakening of operating conditions and increased company stress and associated impairments.  Significant government intervention globally, in the form of retail and wholesale funding guarantees and the recapitalisation of many financial institutions, was effective in stabilising these impacts. In the Second Half 2009, markets began to improve, with restored confidence contributing to early signs of economic recovery.

The Australian financial system and economy held up well during this period, with Australia avoiding a technical recession and growth forecasts have recently improved. However, while the operating environment has improved, conditions remain materially different from those experienced prior to the GFC. Average funding costs remain elevated and will continue to rise over the next period, risk appetites of customers and counterparties have reduced, market volatility remains high and many aspects of the regulatory environment are under review.  Investors continue to expect higher levels of capital, changes in the mix of funding and a need for increased liquidity, each of these imposing additional costs on the sector.

Against this backdrop, the 2009 financial year has been a pivotal year for The Westpac Group.  In the face of these extraordinary market conditions, Westpac has successfully completed the merger with St.George, made strong progress on its transformation agenda and delivered a sound financial performance, with strong underlying momentum in the customer-facing businesses.

The St.George merger was completed on 1 December 2008(1), providing The Westpac Group with an enhanced growth platform, an expanded customer base and an improved efficiency profile.  By adding to the Group’s portfolio of strong brands, the merger has increased Westpac’s strategic flexibility to better meet customer needs.  With a larger revenue base, the Group also has additional resources to accelerate the refresh of its technology infrastructure.  The Group has made strong progress in the early stages of integration, exceeding merger synergy targets and with net customer growth over the period in both St.George and Westpac.  Momentum has also been restored to the St.George franchise, with improved market share in key areas of consumer lending and deposits.

The Westpac Group has also made strong progress on its overall transformation agenda, with much greater focus on the customer driving changes to the way the Group is organised and does business.  In particular, significant progress has been made in enhancing the strength and capability of the banking distribution network, with the addition of around 400 customer facing employees.  New roles, including the Bank Manager and Regional General Managers, have been established in order to drive more local decision making and build deeper relationships with our customers.  These initiatives have contributed to stronger customer advocacy and much improved cross sell, and have helped drive a lift in market share in mortgages and deposits.

(1)	For accounting consolidation purposes, the close of business on the court approval date, 17 November 2008, was the date at which St.George results are included in the Westpac Group results.

Review of Group Operations

Continued

Strong momentum is evident across the Group’s portfolio of businesses. In particular:

•                  Westpac RBB and St.George Bank comfortably grew mortgages and deposits ahead of system, with mortgage growth at around 1.5 times banking system and deposit growth at around 1.2 times banking system. Contributing to that performance has been the strong relative Net Promoter Score (1) (NPS) of both divisions;

•                  Westpac ended the year as the clear leader in institutional banking in Australia and New Zealand. This included being rated the number one bank for the key measures of Lead Bank and Relationship Strength in the July/August Peter Lee Survey(2), rated No.1 best domestic provider of FX services(3) in September 2009 and recognised as the No.1 Bookrunner(4) for A$ bonds between January and June 2009.

•                  BT Financial Group had net new fund inflows well ahead of industry averages and new Super for Life accounts continue to grow at around 1,600 per week; and

•                  Westpac NZ achieved a rise in customer numbers and was beginning to recover in the latter months of the year.

This strong strategic position and operational momentum positions The Westpac Group well leading into the new financial year.

Financial Performance Summary

Notwithstanding the challenging conditions, the Group delivered cash earnings of $4.6 billion, with a significantly strengthened balance sheet and an excellent core earnings result across all divisions.

While cash earnings declined over the year by 8%, given the environment this was a sound performance.  Demonstrating the strength of the franchise, core earnings (before impairment charges) increased 19%, the highest rate of growth achieved for over 10 years. Earnings per share declined 18%, reflecting the fall in cash earnings as well as the additional shares issued over the year(5) to boost capital levels and strengthen the balance sheet for the more uncertain conditions and as part of the St.George merger.

The final dividend of 60 cents per share brought dividends for the year to 116 cents per share. This represented an 18% decline over the prior year in line with the 18% fall in earnings per share.  The second half dividend represented a dividend payout ratio of 73.4% which is moderately above recent levels of around 70%.

In considering the stronger second half dividend, the Board felt that 2009 earnings were impacted by cyclically high impairment charges and, combined with the strength of the group’s capital and franking position, a slightly higher dividend could be accommodated providing a higher base for future dividends.

A key feature of this year’s result was strong revenue growth.  Up 13%, revenues were driven by strong growth in the balance sheet, particularly mortgages and deposits, combined with some recovery in customer margins, and very strong returns from our Financial Markets and Treasury businesses. The growth in revenue over the year was also due to the investment made in distribution.

The composition of revenue was significantly affected by market developments.  In particular, weaker economic activity led to slower lending growth, while lower equity and asset markets impacted funds management and funds administration fee income in our Wealth business.  Market conditions also led to a material increase in the cost of funding from higher wholesale funding costs and from the increased cost of customer deposits as competition intensified.  More than offsetting these trends was the strong growth in mortgages and a large increase in revenue from our Financial Markets and Treasury businesses.  Higher Markets revenues stemmed from increased customer flows in the Foreign Exchange and Debt Markets businesses due to increased market volatility along with successful risk management.

Expense growth moderated over the year to 5%, due to the scale benefits from the merger, implementation of new efficiency initiatives and lower employee performance bonuses given the reduction in Group performance.  This revenue/expense mix led to very strong growth in core earnings of 19% and a 310 basis point reduction in the cost to income ratio taking this metric to a record low of 40.2%.

Offsetting the growth in core earnings was a material rise in impairment charges.  Impairment charges increased $2,087 million, with individually assessed provisions up $1,606 million and collectively assessed provisions $486 million higher.  The increase in provisions reflected both a deterioration in asset quality and a prudent increase in provisioning coverage given the uncertainty that persisted through the year.

This uncertainty also led The Westpac Group to significantly increase the strength of its balance sheet.  In particular:

•                  The Group Tier 1 ratio increased from 7.8% to 8.1%, which is well above our target range. The increase included raising an additional $3.8 billion of regulatory Tier 1 capital;

(1)	Refers to an external measure of customer advocacy which looks at how willing our customers are to recommend Westpac to their family and friends.
(2)	Peter Lee Associates Large Corporate and Institutional Relationship Banking Survey – Australia, July 2009.
(3)	Asiamoney Foreign Exchange Poll, September 2009.
(4)	Basis Point Asia Loans – published 1 July 2009.
(5)	Shares on issue increased by 52% on a weighted average basis.

Review of Group Operations

Continued

•                  Provisioning cover remained high with the ratio of collectively assessed provisions to credit risk weighted assets increasing by 37 basis points to 142 basis points; and

•                  The Group’s funding and liquidity position was also substantially enhanced with the stable funding ratio increasing to 84% from 70% over the prior year.  A key component of the improvement has been an increase in the proportion of funding from customer deposits which has risen around 10 percentage points to 62% over the year. The duration of new wholesale funding also improved with the average maturity lengthened to 4.2 years. The support of the Australian Government Guarantee continued to be important although 44% of new term funding was raised after 30 June 2009 without the Guarantee.

The Westpac Group’s return on equity for the year was 13.8% down from the 22.3% recorded in 2008.  Reduction in the return on equity reflects:

•                  Merger related impacts, including additional goodwill and associated equity (480 basis points); and

•                  The reduction in cash earnings and additional equity raised over the year accounted for the remainder of the fall.

In assessing the return on equity for the Group, an equally meaningful metric is the return on tangible ordinary equity.  This metric excludes goodwill and represents the return on equity deployed in the business. Return on tangible ordinary equity was 20.5% for the year to September compared to 26.1% for the 2008 financial year.

In assessing value generated for shareholders, The Westpac Group considers that Economic Profit is the most appropriate measure.  Given lower cash earnings and higher shareholder funds, economic profit declined 25% over the year.

Full Year 2009 – Full Year 2008

Key components of the $4,627 million (down 8%) cash earnings over the year, along with major contributors to the result are summarised below:

Net interest income $11,721 million (up 21%):

•                  Lending volumes up 7% with most of the growth recorded in mortgages;

•                  Customer deposits up 17%, with a greater focus on earning more of our customers’ business;

•                  Customer margins increased 7 basis points and a very strong contribution from Treasury and the Institutional Bank boosted reported margins by a further 20 basis points; and

•                  Higher funding costs as the competition for customer deposits intensified and wholesale funding continued to be raised at rates well above pre-GFC levels.

Non-interest income $5,034 million (down 3%):

•                  Strong growth in financial markets income, with good customer and risk management growth in Foreign Exchange and Debt Markets;

•                  Write-down in certain Specialised Capital Group (SCG) assets negatively impacted growth;

•                  Lower wealth earnings from lower average Funds Under Management (FUM) and Funds Under Administration (FUA); and

•                  Banking fee income was up modestly with rises due to increased fees on undrawn business credit facilities and higher mortgage account fees.  Other fees were flat to slightly lower because of lower ATM fees following the move to direct charging, offset by higher revenues from loyalty point redemptions.

Operating expenses $6,740 million (up 5%):

•                  Personnel expenses up 5% with salary rises, more front line employees in Westpac RBB and increases in expenses associated with the defined benefit superannuation fund;  and

•                  $143 million in merger synergies achieved, 19% ahead of initial expectations.

Core earnings $10,015 million (up 19%):

•                  Revenue growth 8 percentage points higher than expense growth.

Impairment charges $3,292 million (up 173%):

•                  New individually assessed provisions up $1,606 million particularly from three large corporate exposures and from an increase in impaired assets in the commercial segment in Australia and New Zealand;

•                  Collectively assessed provisions higher from downgrades in commercial facilities, particularly property and including an additional economic overlay of $112 million; and

Review of Group Operations

Continued

•                  Write-offs up $112 million, predominantly in the consumer portfolio.  In total, the consumer segment continues to perform well and while delinquencies increased early in the year, they have subsequently eased.

Tax and Other outside equity interests $2,096 million (down 2%):

•                  Effective tax rate a little higher at 30.1% (up from 28.6%).

Second Half 2009 – First Half 2009

Key components of the $2,332 million (up 2%) cash earnings over the Second Half 2009, along with major contributors to the result are summarised below:

Net interest income $6,043 million (up 6%):

•                  Lending volumes up 3%, with continuing strong growth in mortgages;

•                  Flat customer margins although reported margins were up 15 basis points boosted by a strong contribution from Treasury balance sheet management; and

•                  Higher funding costs as both retail and wholesale funding costs remain elevated.

Non-interest income $2,405 million (down 9%):

•                  Wealth earnings recovering as equity markets improved in the second half;

•                  Banking fee income lower from reduced ATM fees and lower revenue from the credit card loyalty points redemption as the spike in the first half of the year was not repeated; and

•                  Markets income lower following an exceptionally strong first half and lower market spreads.

Operating expenses $3,385 million (up 1%):

•                  Personnel expenses up 1% with salary increases and higher restructuring expenses (unrelated to the merger);

•                  $121 million in merger synergies achieved, higher than the $22 million achieved in First Half 2009;

•                  Other professional services were higher supporting the implementation of the Westpac Local distribution model and the new St.George regional structure;

•                  Lower credit card loyalty points redemptions; and

•                  Software expenses were higher over the half as new projects were completed through the year along with a further, small write-down in capitalised software.

Core earnings $5,063 million (up 2%):

•                  Revenue growth 1% higher than expense growth.

Impairment charges $1,681 million (up 4%):

•                  New individually assessed provisions up $54 million with an increase in commercial and small business impaired assets including a large increase in New Zealand;

•                  Write-offs up $90 million, predominantly in the consumer portfolio; and

•                  Collectively assessed provisions up $63 million, with no increase to the economic overlay in the second half of the year.

Tax and Other outside equity interests $1,050 million (flat):

•                  Effective tax rate of 30.2% in line with the First Half 2009 rate (30.1%).

Review of Group Operations

Continued

Divisional Cash Earnings Summary

Compared to year ended 30 September 2008

Westpac Retail and Business Banking (Westpac RBB)

Up $156 million (9%) - Strong cash earnings driven by distribution investment and market share growth

St.George Bank (SGB)(1)

Down $58 million (5%) - Good momentum pushing core earnings 16% higher, offset by higher impairment charges

Westpac Institutional Bank (WIB)

Down $492 million (58%) - Very strong revenues offset by significantly higher impairment charges

BT Financial Group (BTFG)

Down $43 million (8%) - Lower earnings reflect weaker markets, improving trend now established

New Zealand

Down $201 million (51%) - Weaker economy and increased impairments impacting earnings

Pacific Banking

Up $9 million (10%) — Stronger average exchange rates and solid FX activity boost earnings

Group Businesses(2)

Up $209 million (66%) — Higher Treasury contribution from good risk management and larger Group Balance Sheet

(1)

St.George Bank represents banking products and services provided under the St.George and BankSA brands to consumer and small to medium-sized enterprise customers within Australia. It also includes middle market and corporate customers managed by St.George.

(2)	The Group Businesses segment includes results of Group Treasury, Structured Finance and the Corporate Centre.

Review of Group Operations

Continued

Divisional Cash Earnings Summary

Compared to half year ended 31 March 2009

Westpac Retail and Business Banking (Westpac RBB)

Down $72 million (7%) — Flat core earnings as continuing investment in distribution offset revenue growth

St.George Bank (SGB)(1)

Down $103 million (18%) — Higher impairment charges partly offset by solid core earnings growth from improved momentum

Westpac Institutional Bank (WIB)

Up $45 million (28%) — Improved earnings as lower impairment charges compensate for softer markets income

BT Financial Group (BTFG)

Up $63 million (29%) — Strong momentum from improving asset markets and uplift in insurance performance

New Zealand

Down $142 million (85%) — Softer fee income and significantly higher impairments led to very weak earnings

Pacific Banking

Down $36 million (52%) — Slowing regional growth and weaker exchange rates reduced returns

Group Businesses(2)

Up $282 million (231%) — Earnings lifted by strong Treasury contribution from good risk management and no additional economic overlay.

(1)

St.George Bank represents banking products and services provided under the St.George and BankSA brands to consumer and small to medium-sized enterprise customers within Australia. It also includes middle market and corporate customers managed by St.George.

(2)	The Group Businesses segment includes results of Group Treasury, Structured Finance and the Corporate Centre.

Review of Group Operations

Continued

5.2        Review of Earnings

5.2.1    Net Interest Income

Full Year 2009 – Full Year 2008

Net interest income increased $2,069 million (21%) compared to the Full Year 2008. The key drivers of growth were a 6% increase in average interest earning assets combined with a 30 basis point expansion in net interest margins. Average loans and other receivables grew 9%, while average due from other financial institutions and trading securities fell by 9%.

Second Half 2009 – First Half 2009

Net interest income increased $365 million (6%) compared to the First Half 2009. The key driver of growth was a 15 basis point expansion in net interest margins while average interest earning assets fell 1%. Average loans and other receivables grew 3%, while average due from other financial institutions and trading securities fell 26%.

Loans(1)

			Pro forma
	As at	As at	As at	% Mov’t	% Mov’t
	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09
Australia	412,247	395,939	381,232	4	8
Housing	257,601	234,408	220,802	10	17
Personal (loans and cards)	15,215	15,094	14,617	1	4
Business	138,179	145,973	141,518	(5)	(2)
Margin lending	3,900	4,074	5,785	(4)	(33)
Other (including provisions)	(2,648)	(3,610)	(1,490)	27	(78)

New Zealand (NZ $)(2)	55,588	55,828	55,584	—	—
Housing	32,363	31,898	31,191	1	4
Personal (loans and cards)	1,548	1,522	1,521	2	2
Business	22,098	22,720	22,985	(3)	(4)
Other (including provisions)	(421)	(312)	(113)	(35)	large

Other overseas	5,633	6,710	5,710	(16)	(1)

Total loans	463,459	448,872	433,514	3	7

Full Year 2009 – Full Year 2008

Loan growth of 7% in 2009 was significantly lower than the 14% recorded in 2008.  The major driver of the reduction was lower system credit growth(3).  In Australia, financial system credit growth declined from 10% in 2008 to 2% in 2009.  In New Zealand, system credit growth(4) also declined from 9% in 2008 to 3% in 2009.

Credit growth was underpinned by strong growth in Australian housing lending with historically low interest rates and the Australian Government first home buyer grant together providing stimulus to the mortgage market. This growth was offset by falling demand for business loans as economic activity slowed and companies deleveraged.

In Australia, market share gains saw Westpac grow above system credit growth.  Total credit growth(5) for The Westpac Group in Australia grew by 5.0 times system credit growth.  In New Zealand, Westpac credit growth was flat.

(1)	Spot loan balances.
(2)	New Zealand comprises WIB New Zealand, Treasury and our New Zealand retail banking operations and wealth management business.
(3)	System Credit Growth Source: Reserve Bank of Australia (RBA) system growth, 12 months to 30 September 2009.
(4)	Source: RBNZ, 12 months to 30 September 2009.
(5)	As measured on a basis consistent with the Reserve Bank of Australia (RBA) methodology.

Review of Group Operations

Continued

Loan growth had the following specific components:

•      Australian housing, up 17%, or $36.8 billion. Overall The Westpac Group housing credit growth was 2.2 times financial system(1) and 1.5 times banking system(2). Westpac RBB mortgages increased 19% and St.George mortgages grew 12%. Growth in Westpac RBB was assisted by the acquisition of RAMS franchise distribution business in January 2008;

•      Australian personal lending increased 4%, or $0.6 billion. The majority of growth occurred in the St.George cards portfolio;

•      Australian business and corporate lending fell 2%, or $3.3 billion. The fall was driven by reduced demand from larger customers who utilised equity raisings to reduce gearing; lending to small and medium size business showed a small decrease in line with the slower economy;

•      Australian margin lending fell 33% or $1.9 billion, following declines in equity markets and as a result of assisting customers to reduce their exposures;

•      New Zealand housing lending increased 4%, or NZ$1.2 billion. Weaker demand reflected lower property prices and slower economic activity;

•      New Zealand personal lending increased 2%, impacted by a slowing in consumer demand across the economy; and

•      New Zealand business lending fell 4% or NZ$0.9 billion, with growth in lending to agricultural customers more than offset by falls in other sectors.

Second Half 2009 — First Half 2009

Loan growth decelerated through the year and this saw lending growth slow to 3% in the Second Half 2009. Key drivers included:

•      Australian housing increased 10% or $23.2 billion, with growth continuing well above system with investors and those upgrading their homes offsetting slower first home buyer activity;

•      Personal lending increased 1%, or $0.1 billion;

•      Australian business lending fell 5%, or $7.8 billion, primarily from a reduction in larger corporate lending following the significant equity raised early in the half;

•      Australian margin lending balances fell 4%, or $0.2 billion as consumers continued to reduce their gearing to equities; and

•      New Zealand lending was flat. A small increase in housing lending and unsecured consumer lending was offset by small declines in business lending.

(1) Source: Reserve Bank of Australia (RBA) system growth, 12 months to 30 September 2009.

(2) Source: APRA system growth, 12 months to 30 September 2009.

Review of Group Operations

Continued

Deposits(1)

	As at	As at	Pro forma As at	% Mov’t	% Mov’t
	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09
Australia	281,463	272,673	265,628	3	6
At call	141,321	130,986	123,126	8	15
Term	80,887	82,323	61,572	(2)	31
Certificates of deposit	48,796	50,124	72,169	(3)	(32)
Non-interest bearing	10,459	9,240	8,761	13	19

New Zealand (NZ $)(2)	36,412	36,796	36,207	(1)	1
At call	12,963	14,988	13,950	(14)	(7)
Term	17,571	15,397	15,927	14	10
Certificates of deposit	3,468	4,069	4,163	(15)	(17)
Non-interest bearing	2,410	2,342	2,167	3	11

Other overseas	18,137	19,095	21,321	(5)	(15)

Total deposits	329,456	322,233	317,286	2	4

	As at	As at	Pro forma As at	% Mov’t	% Mov’t
	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09
Customer deposits	267,293	256,808	228,212	4	17
Australia	232,667	222,550	193,471	5	20
New Zealand ($A)(2)	27,012	27,096	26,849	—	1
Other	7,614	7,162	7,892	6	(4)

Treasury deposits	62,163	65,425	89,074	(5)	(30)

Total	329,456	322,233	317,286	2	4

Full Year 2009 – Full Year 2008

Total deposits increased 4%, or $12.2 billion, during Full Year 2009. There has been a structural shift in the deposit mix, with a material increase in customer deposits (excludes Treasury deposits), up $39.1 billion or 17%, and a decline in Treasury deposits, mostly certificates of deposit, down $26.9 billion or 30%.

Customer deposit growth benefited from a significant change in customer preferences moving investments into bank deposits and out of other forms of cash investments and asset classes (such as equities and mortgage trusts). Early in the year this trend was also assisted by a strong preference for more highly rated financial institutions.

The majority of the growth in customer deposits was in Australian consumer and business deposits, principally term deposits and on-line savings account balances. This improved growth reflects both market trends and an increased strategic focus placed on gathering deposits. In particular, The Westpac Group has rebalanced its front line focus and objectives towards attracting deposits and has better aligned pricing to meet customer expectations.

The strong growth in customer deposits, combined with active lengthening of wholesale funding profile has enabled the Group to reduce its reliance on wholesale funding including short term certificates of deposit. Certificates of deposit balances fell 30% during Full Year 2009.

Increased focus on customer deposits growth also translated into improved market share in Australia with The Westpac Group growing at 1.8 times system. In New Zealand the business grew slightly below system at 0.9 of system.

(1)	Spot deposit balances.
(2)	New Zealand comprises WIB New Zealand, Treasury and our New Zealand retail banking operations and wealth management business

Review of Group Operations

Continued

Deposit growth had the following specific components:

•      Australian customer deposits increased $39.2 billion, or 20%. The majority of this growth was in term deposits during the first half, while growth in online accounts increased in the Second Half 2009 as customers responded to changing interest rate expectations, with further interest rate rises now expected;

•      Institutional deposits were also up strongly due to an increased focus on deposit gathering and customers preferring to hold excess liquidity in bank deposits rather than in other instruments;

•      Australian certificates of deposit declined $23.4 billion or 32%. Certificates of deposit are used for short term funding purposes. The decline in certificates of deposit over the period reflects the Group’s desire to lengthen its funding profile as well as growth in customer deposits; and

•      New Zealand at call and term deposits were up NZ$0.6 billion or 2%. Growth was lower than system(1), with growth driven by term deposits of NZ$1.6 billion. Term deposit growth improved in the second half as Westpac aligned pricing to meet increasingly competitive market offers.

Second Half 2009 — First Half 2009

Total deposits increased $7.2 billion or 2% during Second Half 2009. Customer deposits increased a solid $10 billion or 4%, with a reduced need for Treasury short term wholesale funding.

The increase largely comprised:

•      Australian customer deposits increased $10.1 billion or 5%. Most growth was achieved in higher interest rate at call products. Business deposit growth was negative as businesses looked to reduce their gearing as the economy slowed. Good growth was achieved by St.George and within the institutional customer segment (up $2.4 billion or 5%) as corporate customers increasingly consolidated their deposits with fewer institutions;

•      Australian certificates of deposit fell $1.3 billion or 3%; and

•      New Zealand at call and term deposits increased NZ$0.1 billion. Deposit performance relative to the market improved in the half as Westpac aligned pricing to meet increasingly competitive market offerings, particularly in the term deposit market.

(1)	Source: RBNZ system multiple, 12 months to 30 September 2009.

Review of Group Operations

Continued

Margins

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Net interest income	6,043	5,678	6	11,721	9,652	21
Tax equivalent gross-up	22	23	(4)	45	72	(38)
Adjusted net interest income	6,065	5,701	6	11,766	9,724	21
Average interest earning assets	505,164	511,122	(1)	508,133	480,617	6
Interest margin (%)	2.39%	2.24%	15bps	2.32%	2.02%	30bps

Full Year 2009 — Full Year 2008

Customer net interest margins for the year increased 7 basis points as improved asset spreads were partly offset by declining deposit spreads. Treasury balance sheet management added a further 14 basis points to net interest margins with a further 9 basis point contribution from the Institutional Businesses and other items. As a result, total Group margins for the year were 2.32%.

The primary driver of the 7 basis point consumer and business margin increase was re-pricing of loans for higher risk premiums and increased funding costs. The increase in Full Year 2009 in part reflects the timing effect of higher funding costs in 2008 being passed through to customers in 2009. Higher funding costs resulted from two primary sources, firstly the significantly increased cost and volume of wholesale funding, particularly long term wholesale funding, and secondly an increase in the cost of raising consumer and business deposits. The majority of customer deposit growth was originated in online accounts and term deposits, with a significant proportion above wholesale rates.

The specific components of the margin changes included:

•                  An increase in asset mix/spread of 16 basis points, driven by:

•                  18 basis point increase in asset spreads from the progressive repricing of business facilities, reflecting higher risk margins, higher cards spreads and the partial restoration of mortgage margins; and

•                  2 basis point decrease as positive mix contribution from New Zealand was more than offset by a negative mix contribution in Australia. In New Zealand, the positive mix impact was driven by relatively higher margin variable rate mortgage products growing faster than other forms of lending. In Australia the negative mix contribution resulted from mortgages growing faster than relatively higher margin business loans and personal lending.

•                  A decrease in liability mix/spread of 9 basis points driven by:

•                  6 basis point decrease in deposit spreads as competition in customer deposits intensified. The increased competition was primarily in term deposits and on-line savings accounts. The 6 basis point fall was notwithstanding the benefit of hedging low tier deposits at a rolling average three year maturity which made a positive contribution of 19 basis points; and

•                  3 basis point decrease due to mix impacts. This comprised 9 basis points as liability growth was predominantly in higher rate term deposit and on-line savings accounts. This impact was partially offset by a 6 basis point benefit from lower reliance on wholesale funding as deposit growth exceeded loan growth.

Review of Group Operations

Continued

•                  Group Treasury contributed 14 basis points due to increased revenue from balance sheet risk management activities. The Treasury business generated exceptional gains in three areas.  Firstly, gains from revaluation of liquid securities driven by credit spreads narrowing as credit market confidence improved (9 basis points).  Secondly, gains from management of basis risks including the bills/libor spread with this spread reverting to long run levels in 2009 following a significant widening in 2008 in response to GFC uncertainty (4 basis points).  Finally, early repayment fees(1) from customers exiting fixed rate loans were also significantly higher this year (1 basis point).

•                  9 basis point positive impact from Institutional lending, Markets and Other was due to:

•                  3 basis points from higher margins on Institutional assets as loans have been progressively re-priced over the period and 3 basis points due to changes in Markets income recorded as interest income; and

•                  Other impacts improved margin by 3 basis points. Returns on capital fell as interest rates reduced but this was more than offset by mix benefits, as relatively higher spread consumer and business assets grew faster than  Treasury and Institutional assets. The potential for lower returns on capital from the significant falls in cash rates was cushioned by the hedging of these balances to achieve a rolling average three year maturity.

The tax equivalent gross-up, relating to Structured Finance transactions, was $45 million, down 38% on the Full Year 2008 reflecting the continued run-down in those assets.

Second Half 2009 — First Half 2009

Customer margins were unchanged in the second half of the year as higher average funding costs offset the impact of loan repricing. Group Treasury and changes in the portfolio mix had a strong impact on margins.

The components of the margin increase were:

•                  An increase in asset mix/spread of 2 basis points, driven by a 3 basis point increase in asset spreads due to the benefit of repricing loans throughout the period in Australia and New Zealand. There was a 1 basis point negative impact from changes in the mix of assets due to faster growth in mortgages compared to personal and business lending.

•                  A decrease in liability mix/spread of 2 basis points, driven by:

•                  1 basis point decrease in liability spreads due to the strong competition for customer deposits, particularly term deposits and online accounts; and

•                  1 basis point impact from changes in the mix of liabilities in Australia and New Zealand as increases in higher rate online and term deposit products were partially offset by a lower reliance on wholesale funding as loan growth continued to slow.

•                  11 basis point contribution from Group Treasury driven by gains from credit spreads narrowing and lower levels of trading assets.

The contribution from Institutional lending, Markets and Other increased 4 basis points:

(1)       The fees paid by customers cover the cost of unwinding interest rate hedges. Under current accounting standards, these fees are booked in the year they are received, however the hedging costs are incurred over the life of the original loan.

Review of Group Operations

Continued

•                  An increase in Institutional spreads from higher margins on Institutional assets, following the progressive loan re-pricing, were offset by a reduction due to changes in Markets income recorded as interest income; and

•                  Other impacts increased margins by 3 basis points. Lower returns on capital as interest rates reduced were more than offset by a mix benefit, as relatively higher spread consumer and business assets grew faster than Institutional and trading assets.

The tax equivalent gross-up, relating to Structured Finance transactions, fell $1 million.

Review of Group Operations

Continued

5.2.2                     Non-Interest Income(1)

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Fees and commissions	1,281	1,434	(11)	2,715	2,660	2
Wealth management and insurance income	766	661	16	1,427	1,504	(5)
Trading income	289	725	(60)	1,014	851	19
Other income	69	(191)	136	(122)	191	(164)
Non-interest income	2,405	2,629	(9)	5,034	5,206	(3)

Full Year 2009 — Full Year 2008

Non-interest income reduced $172 million (3%) compared to Full Year 2008. The impact of the New Zealand dollar and associated hedges were not material.

Fees and commissions

The movement in fees and commissions of $55 million resulted from:

•                  Higher banking and credit fees of $105 million (14%). The majority of growth ($78 million) was driven by increased credit line fees on corporate and business facilities. Increases were also seen in other lending fees including mortgage fees from St.George;

•                  Lower transaction fees and commissions of $66 million (4%). Foreign ATM fees reduced by $48 million following ATM reforms in March this year and the impact of providing St.George and Westpac customers fee free access to each bank’s ATM network. Income from credit cards was flat with the benefit from higher rewards fees, following a spike in redemptions in First Half 2009 driven by the Qantas Frequent Flyer withdrawal from the Altitude program, offset by lower interchange fees and higher scheme costs. Fees in New Zealand were also lower as a result of customers shifting to fee free accounts and reduced merchant activity ($21 million); and

•                  Other non risk fee income increased $16 million following higher arrangement fees in the Institutional Bank.

Wealth management and insurance income

Wealth management and insurance income declined $77 million (5%). Group FUM decreased by $0.5 billion (1%) to $44.5 billion while Group FUA increased $4.0 billion (6%) to $76.7 billion.

			Pro forma
	As at	As at	As at	% Mov’t	% Mov’t
	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09
FUM
BT Financial Group	31.7	27.2	31.5	17	1
Advance Asset Management	2.2	2.0	2.5	10	(12)
Westpac Institutional Bank	8.9	7.9	9.3	13	(4)
New Zealand	1.7	1.7	1.7	—	—
Group FUM	44.5	38.8	45.0	15	(1)

FUA
BT Financial Group	45.3	35.7	41.6	27	9
Asgard	31.4	26.3	31.1	19	1
Group FUA	76.7	62.0	72.7	24	6
Total FUM/FUA	121.2	100.8	117.7	20	3

(1)  Refer Section 8 Note 5, page 115 for statutory accounts breakdown and pro forma Section 7 Note 4, page 96 for cash earnings breakdown. Refer Section 11, page 148 for reconciliation between statutory accounts and cash earnings. As discussed in Section 4.1, commentary is reflected on a cash earnings basis and does not directly align with reported non-interest income as disclosed in Section 8, Note 5.

Review of Group Operations

Continued

Major factors impacting income were:

•             BTFG FUM/FUA positive net flows of $2.2 billion although these were $2.1 billion (49%) lower than net flows in Full Year 2008;

•             Adverse asset market moves, especially in the first six months, resulting in lower wealth management revenue for Full Year 2009. Average BTFG FUM/FUA declined by 17% from $121 billion for Full Year 2008 to $101 billion for Full Year 2009; and

•             Insurance income increased $61 million (19%) with net premium income up $77 million (15%). Growth in sales and lower acquisition costs offset by higher claims in general insurance, following adverse weather events ($15 million), higher claims on consumer credit insurance ($9 million) and higher life insurance claims ($21 million). Lenders Mortgage Insurance (LMI) had a strong year with higher premiums and a modest $2 million reduction in claims.

Trading

Trading income increased $163 million (19%) compared to Full Year 2008. WIB Markets contribution increased by $160 million, with the Foreign Exchange, Commodities, Carbon and Energy (FX&CCE) businesses well positioned to take advantage of increased customer activity and market volatility during the year. Pacific Banking (FX activities) and Treasury also contributed higher trading income.

Other income

Other income was a loss of $122 million, $313 million below that reported in the Full Year 2008.

The Full Year 2009 loss was due to Specialised Capital Group (SCG) asset write downs of $155 million. These assets included foundation investments in property and other transactions for ultimate sale into investment vehicles and direct investments in some of the funds.

Full Year 2008 also included a number of items that were not repeated in Full Year 2009:

•             Profits on sale of $64 million including sales of Visa shares, several properties and SCG investments; and

•             Profit from entering into a contract with a life insurance provider.

Research and Development (R&D) rebates(1) were also lower by $23 million.

Second Half 2009 — First Half 2009

Non-interest income reduced $224 million (9%). The impact of the New Zealand dollar and associated hedges were not material.

Fees and commissions

The reduction in fees and commissions of $153 million (11%) resulted from:

•             Higher banking and credit fees of $36 million (9%). The growth was driven by the same trends as evident over the full year with increased credit lines fees on corporate and business facilities. Increases were also seen in other lending fees including higher mortgage fees from St.George;

•             Lower transaction fees and commissions of $183 million (20%). Foreign ATM fees reduced by $14 million following ATM reforms in March this year and the impact of providing St.George and Westpac customers fee free access to the respective ATM networks. Income from credit card loyalty point redemptions reduced significantly ($132 million) following the spike in reward point redemptions in First Half 2009 driven by the Qantas Frequent Flyer withdrawal from the Altitude credit card loyalty program. Decreases were also seen in other fees; and

•             Other non risk fee income reduced following lower arrangement fees in the Institutional Bank.

Wealth management and insurance income

Wealth management and insurance income increased $105 million (16%). Group FUM increased $5.7 billion (15%) to $44.5 billion while Group FUA increased $14.7 billion (24%) to $76.7 billion.

•             BTFG FUM/FUA benefited from positive net flows and improving investment market performance resulting in improving wealth management revenue compared to First Half 2009;

•             Average BTFG FUM/FUA increased 9% from $96.3 billion for First Half 2009 to $105.2 billion for Second Half 2009;

•             Insurance income increased $42 million (24%) with net premium income up $42 million (16%). This benefit was partially offset by higher commission expense as sales increased. Income growth also benefited from lower claims in general insurance as the severe weather events were not repeated; and

(1)  R&D rebates recognised in non-interest income relate to qualifying development expenditure.

Review of Group Operations

Continued

•             LMI premiums increased while claims remained modest at $6 million, $3 million lower than the First Half 2009.

Trading

Trading income was $436 million lower (60%) compared to First Half 2009. Following an exceptional First Half 2009, WIB Markets contribution fell $407 million, primarily due to a lower contribution from FX as customer spreads narrowed and market volatility reduced. Pacific Banking contribution to trading income also reduced due to lower FX returns, while Treasury’s contribution to trading income was higher in Second Half 2009.

Other income

Other income was $69 million, an increase of $260 million on First Half 2009.

The $69 million of income in the Second Half 2009 was driven by:

•             A gain of $44 million following reduced cost of hedging of capital deployed in an offshore operation;

•             Further SCG asset write downs of $40 million; and

•             Mark to market gains on financial assets held at fair value of $40 million related to credit portfolio management activity with economic hedges of these positions recorded in trading income. The net impact on operating income was a gain of $54 million.

Review of Group Operations

Continued

WIB Markets

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Net interest income	84	102	(18)	186	36	large
Non-interest income	283	611	(54)	894	628	42
Trading income	201	608	(67)	809	649	25
Other non-interest income	82	3	large	85	(21)	large
Total WIB Markets income(1)	367	713	(49)	1,080	664	63

Full Year 2009 — Full Year 2008

WIB Markets income experienced very strong growth of $416 million or 63% from Full Year 2008. The growth reflected increased customer flows and being well positioned to take advantage of volatile market conditions, particularly in the First Half 2009. Key drivers of the WIB Markets income growth were:

•             A $176 million increase in FX&CCE revenue. FX&CCE benefited from improved customer flow, in line with an improved competitive position and demand for AA rated banks, particularly in the first half. The business was also well positioned for the rise in volatility during First Half 2009.

•             A significant increase in Debt Markets income of $242 million. This was driven by higher sales and trading income. Trading income benefited from improved credit spreads particularly in the latter part of the year.

Second Half 2009 — First Half 2009

WIB Markets income was $346 million lower. FX&CCE contribution reduced from an exceptional $511 million in First Half 2009 to $160 million in Second Half 2009. This reflected the rapid return of competition as global banks stabilised and drove market spreads lower. Debt Markets contribution was slightly higher increasing from $203 million in the first half to $228 million in the second half.

WIB Markets Value at Risk (VaR)(2)

The higher WIB Markets trading income was derived from similar levels of VaR when compared to prior periods.

Average VaR was $9.9 million for Full Year 2009 compared to $8.3 million for the Full Year 2008. St.George VaR was included from 18 November 2008 but was not material.

(1)       Total WIB Markets income includes income from sales and trading operations in Debt Markets, FX&CCE and Equity Derivatives within the Institutional Bank.

(2)       VaR measures the potential size of loss given confidence level. Volatility is a key component.

Review of Group Operations

Continued

5.2.3       Operating Expenses

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Salaries & other staff expenses	(1,879)	(1,865)	(1)	(3,744)	(3,578)	(5)
Equipment & occupancy expenses	(496)	(463)	(7)	(959)	(938)	(2)
Other expenses	(1,010)	(1,027)	2	(2,037)	(1,924)	(6)
Total expenses	(3,385)	(3,355)	(1)	(6,740)	(6,440)	(5)

Full Year 2009 — Full Year 2008

Operating expenses increased 5%, or $300 million, compared to the Full Year 2008.

The increase included items that, although part of ongoing operations, were unusually large for this period, specifically:

•             $25 million (14%) increase in credit card loyalty costs due to a sharp increase in redemptions following the Qantas reward program redemption window that was open until 31 March 2009 (there was an associated increase in reward revenue);

•             $53 million increase in superannuation costs associated with negative equity market returns and lower discount rates; and

•             The additional costs for BTIM share based payments ($15 million).

Merger expense saving in Full Year 2009 totalled $143 million, with BTFG delivering a significant portion of these synergies. Merger synergies combined with reductions in amortisation expenditure, following the capitalised software review carried out in 2008, provided the ability for increased investment in technology and further investment in Westpac RBB distribution.

The Group’s expense to income ratio on a cash earnings basis improved 310 basis points to 40.2%, reflecting strong revenue growth and an increased focus on productivity. The translation of New Zealand earnings did not impact the expense growth rate.

Salaries and Other Staff Expenses

Salaries and other staff expenses increased 5% or $166 million due to:

•             General fixed salary increases of 4% and other market related compensation increases;

•             The Group’s increased superannuation costs and increased BTIM share based payments. In addition, the release of employee provisions which were no longer required in Full Year 2008 impacted expense growth; and

•             Additional front line employees in Westpac RBB.

Review of Group Operations

Continued

The above increases were partially offset by a decrease in average FTE across the Group, including merger synergies, predominantly in support and head office functions and lower employee performance bonus accruals given reductions in year on year profitability.

Equipment and Occupancy Expenses

Equipment and occupancy expenses increased $21 million (2%) compared to the Full Year 2008 due to:

•             Increased occupancy expenses of $45 million following the sale and leaseback of St.George branches, the introduction of new Westpac (8) and St.George (5) branches, refurbishing 113 Westpac branches and annual rent reviews; and

•             Reduced technology expense and software depreciation charge, following the technology asset and capitalised software review carried out in 2008, and the reduction of St.George software balances through alignment of St.George and Westpac accounting policies at merger ($38 million).

Other Expenses

Other expenses were up 6%, or $113 million compared to the Full Year 2008 due to:

•             Increased costs associated with a spike in credit card reward redemptions contributing $25 million to expense growth;

•             Additional expenditure on technology to improve reliability, capacity and customer service;

•             Other expenses increased primarily as a result of professional services associated with the enhancement to our distribution; and

•             Given the more challenging environment, The Westpac Group has tightened procedures and reduced expenses across a range of categories including travel and other discretionary expenses.

Second Half 2009 — First Half 2009

Operating expenses were up 1%, or $30 million, compared to the First Half 2009. Increased costs associated with expanding Westpac RBB distribution, higher technology costs (including software amortisation) and additional advertising were offset by merger synergies and lower credit card reward point redemptions.

The Group’s expense to income ratio on a cash earnings basis decreased 30 basis points to 40.1%. The translation of New Zealand earnings did not impact the expense growth rate.

Salaries and Other Staff Expenses

Salaries and other staff expenses increased $14 million, or 1%, compared to the First Half 2009 due to:

•             Increased salary costs associated with additional front line investment in Westpac RBB and additional employees to support technology projects offset by lower bonus accrual given fall in year on year performances;

•             Other staff costs were lower as long service leave, annual leave and equity based remuneration charges were all lower; and

•             Increased costs associated with business restructures, which are unrelated to merger activities.

Equipment and Occupancy Expenses

Equipment and occupancy expenses increased $33 million or 7% compared to the First Half 2009.  This was driven by increased occupancy costs following refurbishment and expansion of Westpac and St.George branches, incremental software amortisation expense, and small software write-offs.

Other Expenses

Other expenses decreased $17 million compared to the First Half 2009. Additional technology investment ($14 million), lower GST recoveries ($12 million), additional project spend ($53 million) were offset by reduced credit card reward point costs of $106 million.

Review of Group Operations

Continued

Capitalised Software

Full Year 2009 — Full Year 2008

The capitalised software balance for The Westpac Group decreased $28 million, from $656 million as at 30 September 2008 (on a pro forma basis) to $628 million as at 30 September 2009. Lower capitalised software balances in St.George (down $92 million) were partly offset by higher capitalised software balances in Westpac ($64 million). Key changes in Westpac included:

•             Further compliance investment, including AML/CTF, Basel II and a new operational risk and compliance system ($48 million);

•             Upgrading and refreshing various banking systems ($24 million);

•             Projects to strengthen customer security such as authentication enhancements, channel security and internet fraud management ($12 million); and

•             Payments transformation, a project to increase straight through processing, enhance efficiency and reduce the need for manual intervention in payments processing ($17 million).

These increases were offset by amortisation of existing software assets.

The reduction in St.George software balances to $100 million at Full Year 2009 from $192 million at Full Year 2008 was primarily due to the alignment of St.George accounting policy with Westpac’s policy and merger accounting adjustments.

Second Half 2009 — First Half 2009

Capitalised software balances increased by $50 million to $628 million as at 30 September 2009.

The key drivers of the movements in the capitalised software balances were further investment in:

•             Payments transformation project ($10 million); and

•             Compliance, security and banking infrastructure projects ($30 million).

Review of Group Operations

Continued

Full Time Equivalent Employees (FTE)

			Pro forma
	As at	As at	As at	% Mov’t	% Mov’t
Analysis of movement in FTE	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09
Permanent employees	34,189	34,846	34,604	(2)	(1)
Temporary employees	2,843	2,411	2,118	18	34
Total employees	37,032	37,257	36,722	(1)	1
Integration employees(1)	833	524	32	59	large
Reported FTE	36,199	36,733	36,690	(1)	(1)

Reported FTE employees reduced by 491 to 36,199 since September 2008. The majority of the reductions occurred in the second half of the year with the key movements driven by;

•             Increases in customer facing employees, particularly in Westpac RBB;

•             Increases in Risk employees across all the businesses and including collections and Westpac Assist and St.George Assist in response to the GFC;

•             Lower head office and operational employees following the merger with St.George; and

•             Lower volumes in wealth reducing the need for some operational FTE.

Full Year 2009 — Full Year 2008

Reported FTE decreased by 491 to 36,199 with the major changes being:

•             An additional 439 FTE in Westpac RBB, associated with the investment in distribution including the increase in specialist relationship bankers and other customer serving employees;

•             A reduction of 125 FTE in BTFG, driven by initiatives to better align the BTFG cost base to lower revenues and merger efficiencies;

•             A reduction of 155 FTE in WIB due to merger efficiencies;

•             A reduction of 8 FTE in St.George Bank, primarily in support areas;

•             A reduction of 596 FTE in Product & Operations. This included an 811 reduction related to the merger offset by an increase in Westpac Assist and collections FTE to accommodate higher activity in these areas;

•             An additional 160 temporary FTE in Technology to support projects; and

•             FTE levels across other parts of the bank reduced by 206 FTE.

Second Half 2009 — First Half 2009

Reported FTE decreased by 534 compared to First Half 2009, changes included:

•             An additional 56 FTE in BTFG, driven by additional year end volumes and additional Advice and Private Bankers;

•             A reduction of 57 FTE in New Zealand, after an investment of 89 in local business managers;

•             A reduction of 47 FTE in St.George Bank;

•             A reduction of 105 FTE in Westpac RBB driven by efficiencies across call centres and head office functions;

•             A reduction of 83 FTE in WIB driven by merger savings; and

•             FTE movements across other businesses were consistent with the full year movements outlined above. There was a total reduction of 298 across these businesses with Product and Operations being the main driver.

Integration FTE

Integration FTE increased by 801 over the year as activity increased in relation to key integration projects. The cost of these FTE are included in the merger transaction and integration expense cash earnings adjustments. These projects are outlined on page 56.

(1)  Across the Group a total of 833 employees are engaged with the merger as at 30 September 2009. The costs associated with these FTE are included in our “merger transaction and integration expenses” cash earnings adjustment.

Review of Group Operations

Continued

5.2.4       Impairment Charges

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
New IAPs	(1,084)	(1,030)	(5)	(2,114)	(508)	large
Write-backs	70	36	94	106	90	18
Recoveries	31	18	72	49	60	(18)
Total IAP, write-backs and recoveries	(983)	(976)	(1)	(1,959)	(358)	large
Write-offs	(371)	(281)	(32)	(652)	(540)	(21)
Other changes in CAPs	(327)	(354)	8	(681)	(307)	(122)
Total new CAPs	(698)	(635)	(10)	(1,333)	(847)	(57)
Total impairment charges	(1,681)	(1,611)	(4)	(3,292)	(1,205)	(173)

Impairment charges increased significantly over the 2009 financial year driven by the impacts of the GFC and the associated decline in economic activity.  Impairment charges directly related to the GFC occurred in a small number of large corporate exposures ($408 million) and a small number of concentrated margin lending portfolios ($183 million). These were largely incurred in the first half of the year.

The majority of the increase in impairment charges has been due to the broad slowing in economic activity that has led to increased customer financial stress, and lower security values. Most of this impact has been felt in the commercial business segment (customers with facilities generally in the range of $10 million to $100 million) although later in the year some small businesses were also impacted.  The commercial property sector (mostly development properties) has been particularly impacted by these trends with other sectors showing stress including pubs and clubs, manufacturing, wholesale trade and retail.  These trends have seen an increase in both individually assessed and collectively assessed provisions.

In New Zealand, the economy has been in a more prolonged recession and this has seen the sources of stress more broadly spread across businesses and consumers.  In business, commercial property has been the sector most impacted, particularly property developments with no established income streams.  In the consumer segment, higher delinquencies can be primarily traced back to customers relying on business income or where gearing has been higher.  At the same time, the predominance of fixed rate lending has meant that consumers have only gradually benefited from lower interest rates.

In addition, given the deteriorating operating environment, The Westpac Group felt it prudent to further increase its economic overlay in the first half of the year.

Full Year 2009 — Full Year 2008

Total impairment charges of $3,292 million were $2,087 million (173%) higher over the year, representing 73 basis points of average gross loans.

Key movements were:

•             New individually assessed provisions (IAP) were $1,606 million higher, principally due to:

•             WIB ($816 million) predominantly from three large corporate exposures ($490 million), increases in stress in the Premium Business Group ($186 million) and higher margin lending provisions ($115 million);

•             St.George Bank ($381 million) predominantly related to commercial property lending, particularly residential development projects;

•             New Zealand ($283 million) predominantly business ($258 million) including IAP’s for two large exposures ($174 million); and

•             Westpac RBB ($127 million) as slowing business and retail growth affected smaller businesses.

•             New collectively assessed provisions (CAPs) were up $486 million, due to:

•             Write—offs of $652 million increasing $112 million (21%) over the prior year.  Most of the write-offs were in the Australian cards and personal loan portfolios. Some of the increase reflects lower prices available for the sale of consumer debt to third parties;

•             Australian divisions saw an increase in new collectively assessed provisions of $299 million, as a result of increased stress in the commercial business sector, which is reflected in the Institutional Bank and commercial customers in St.George; and the small and medium sized business customer within Westpac RBB. Australian consumer losses remained relatively low;

•             New Zealand saw new collectively assessed provisions of $58 million, up $24 million as the more depressed economy impacted both businesses and consumers; and

Review of Group Operations

Continued

•             A $112 million addition to the economic overlay.  This charge further increased the economic overlay to $502 million.

Second Half 2009 — First Half 2009

Impairment charges were $70 million (4%) higher compared to the First Half 2009.

Key movements were:

•             IAPs were $54 million higher, principally due to:

•             New Zealand up $214 million, including IAPs for two large exposures ($174 million);

•             St.George Bank up $150 million, predominantly in commercial property development; and

•             Westpac RBB up $76 million due to the slowing economy beginning to place stress on the smaller business segment; offset by

•             Institutional Bank down $383 million as provisions related to large corporates and to margin lending were not matched in the second half, partially offset by increased stress in the Premium Business Group across a mix of commercial customers.

•             Write—backs were up $34 million, including Westpac RBB ($20 million) and the Institutional Bank ($14 million).

•             New CAPs were up $63 million due primarily to:

•             Write-offs increased $90 million predominantly the Australian cards and personal loan portfolios, most of the increase relates to seasonal factors;

•             Increase in watchlist and substandard exposures partially offset by facilities moving into impaired ($85 million), predominantly in the Institutional Bank ($95 million) and St.George Bank ($39 million), offset by New Zealand ($58 million); and

•             This was partially offset by no further addition to the economic overlay following the $112 million raised in First Half 2009.

Review of Group Operations

Continued

5.2.5       Tax Expense

Full Year 2009 — Full Year 2008

The effective tax rate for Full Year 2009 was 150 basis points higher (30.1%) than for Full Year 2008 (28.6%). This was due to the recognition and use of prior year capital losses during 2008 and the increase in the Australian domiciled tax base resulting from the merger with St.George.

Second Half 2009 — First Half 2009

The effective tax rate of 30.2% for the Second Half 2009 was effectively in line with the First Half 2009.

5.2.6       Minority Interests

The minority interests primarily represent distributions on hybrid equity instruments TPS 2003(1) and TPS 2006(1), as well as other minority interests, including the 40% portion of BTIM that Westpac does not own.

The expense for minority interests of $71 million for Full Year 2009 was $3 million lower than the $74 million for Full Year 2008. The decrease is primarily due to reduced earnings in BTIM, lower interest rate in Australia impacting distributions on TPS 2006 and the impact of the movement of the US dollar (US$) against the A$ on the distributions paid on our TPS 2003 hybrid equity instruments.

5.2.7                     Preference Dividends

Preference dividends of $31 million in the Full Year 2008, relate to distributions on the St.George hybrids which include SAINTS(2) and SPS(3).

In Full Year 2009, there were no preference dividends as the St.George hybrids were reclassified from equity to liabilities following the merger and accordingly distributions were treated as interest expense. These hybrids have now been redeemed or are wholly owned by Westpac.

(1)  Minority interest includes distributions on TPS 2003 and TPS 2006.

•                            There were 750,000 TPS 2003 issued in the United States of America at US$1,000 each on 13 August 2003, with non-cumulative semi-annual distributions (31 March and 30 September) in arrear at the annual rate of 5.819% up to but excluding 30 September 2013. From, and including, 30 September 2013 the 2003 TPS will pay non-cumulative quarterly distributions (31 December, 31 March, 30 June and 30 September) payable in arrear at a floating rate of LIBOR plus 2.05% per year.

•                            Westpac TPS Trust issued 7,627,375 2006 TPS in Australia at $100 each on 21 June 2006. The 2006 TPS are preferred units in the Westpac TPS Trust, with non-cumulative floating rate distributions which are expected to be fully franked. Westpac TPS Trust also issued one ordinary unit with an issue price of $100 to Westpac. Westpac, as holder of the ordinary unit, is entitled to any residual income or assets of the Westpac TPS Trust not distributed to holders of 2006 TPS. The 2006 TPS are scheduled to pay quarterly distributions (30 September, 31 December, 31 March and 30 June) in arrear, subject to certain conditions being satisfied. The distribution rate on 2006 TPS, until 30 June 2016 (the step-up date) is calculated as the Australian 90 day bank bill rate plus 1% per annum (the initial margin) multiplied by one minus the Australian corporate tax rate (30% during the year ended 30 September 2009.) After the step-up date, the initial margin will increase by a one time step-up of 1% per annum.

(2)  SAINTS are the non-cumulative, redeemable and convertible preference shares issued by St.George under prospectus dated 12 July 2004.

(3)  SPS reflect non-cumulative unsecured preference shares issued by St.George under prospectus dated 8 June 2006.

Review of Group Operations

Continued

5.3        Credit Quality

The 2009 financial year has been a period of considerable challenge as the impact of the GFC and associated decline in economic activity has led to a deterioration in asset quality. The effects of this cycle have emerged in three stages. The first stage relates to stress from companies whose business models were unable to cope with the challenges posed by the GFC and from individuals exposed to asset market declines. The second stage involves companies that have been impacted by slower economic growth, while the final stage relates to the impact on consumers from both slowing activity and an expected rise in unemployment.

In the first stage of this cycle Westpac had exposure to a small number of corporates whose high gearing or business models did not hold up under the stresses of the GFC and, although the number was small, those companies were large and typically required relatively high levels of individually assessed provisions. During that time, Westpac had impaired exposures of around $700 million to ABC Learning, Allco, and Babcock and Brown, which together required additional provisioning over the year of $408 million. In addition, declining asset values led to the impairment of a limited number of non-diversified margin lending portfolios.

While asset quality deteriorated through the year, the first stage of the cycle largely passed in the first half of 2009.

The second stage of the credit cycle emerged through 2008 and continued into 2009. The commercial business segment (companies with facilities of around $10 million to $100 million) have been most impacted by this stage as slower demand has fed through to weaker cash flows, and softer asset prices have impacted collateral values. To date, the impact has been dispersed across sectors, although the commercial property sector has been most significantly impacted. More specifically, it has been development properties or land under development that has shown the most stress, particularly in South East Queensland and Western Australia.

Other sectors showing stress include pubs and clubs, manufacturing, wholesale trade and retail in Australia. WIB and St.George Bank were particularly impacted by this stage given their exposure to the commercial segment. In the second half of the year, this stage also began to impact small and medium sized companies and that was reflected in higher impairments in Westpac RBB.

The final stage of this cycle, consumer stress, has been modest to date. Actual losses have increased although remain relatively small. In the second half of the year there has been a significant decline in consumer delinquencies reflecting the health of this sector. It is possible that higher consumer losses will emerge in the year ahead should unemployment rise significantly from current levels, however, as consumers have used low interest rates and the government stimulus to strengthen their balance sheets, and because housing markets have stabilised and the economic outlook overall is improving, a material increase in consumer loss remains unlikely.

In New Zealand, the economy has been in recession for much of the year and stress has been evident across both businesses and consumers. Similar to Australia, much of the business stress has been in development property lending; where falling asset values and dishonoured pre sale commitments have pressured borrowers. The Westpac New Zealand division has a relatively high proportion of property exposures in its business portfolio. Consumer losses have been higher in New Zealand due to the country’s weaker housing market and prolonged recession, however, some early signs of recovery are now emerging.

Through the year Westpac has continued to focus on supporting customers through the more challenging times with a range of initiatives including:

•             Expanding Westpac Assist, a dedicated help line for customers experiencing financial stress, from Westpac consumer customers to small businesses, as well as establishing St.George Assist to provide support to St.George consumer and small business customers in early 2009;

•             Significantly increasing collection and loan management resources, both systems and people, to enhance the early identification of problems and minimise customer loss. Collections resources have increased by around 4.4% over the last 12 months. Collections activity has also benefited from the application of broader automated payment arrangements;

•             Progressively tightening lending standards across various products to reflect the increased risk in the current cycle, including tighter verification, serviceability and loan to valuation criteria. These measures have sought to assist borrowers from over-extending themselves in this period of unusually low interest rates;

•             Conducting a wide range of specific and general portfolio reviews to assess likely areas of future stress and bring possible problems into active management at an earlier stage; and

•             Expanding our scenario analysis and stress testing of the portfolio to further identify potential problem areas.

As the cycle progresses, a number of changes in the mix and nature of stressed assets will occur. With an improving economic environment, growth in stressed assets is likely to moderate in the year ahead. This will evolve from both lower stressed facilities and some companies returning to health. Over the last 6 months a small number of companies have been upgraded, following equity raisings, although for many companies, upgrading may take some time as they do not have access to capital markets and will need to reduce gearing via retained earnings.

Review of Group Operations

Continued

In addition, as The Westpac Group works through its impaired asset portfolio, and actual losses become clearer, more facilities (or portions of facilities) will begin to be written off against provisions. Over 2009 the Group wrote off $1.3 billion of which $1.2 billion was written off in the second half of the year as a number of uncertainties around significant impaired facilities were resolved. Writing off facilities against provisions has no impact on earnings and only a small impact on the balance sheet as deferred tax assets are reduced.

The write off, or partial write off, of a facility will however lead to an equal reduction in impaired assets and impairment provisions. As a result, impaired asset provisioning coverage ratios will decline as the residual of facilities written down have a higher probability of recovery.

The above trends together with the extensive reviews of the portfolio already undertaken have provided a clear view of the portfolio and it is likely that stressed loans will peak in the year ahead.

Key portfolio statistics include:

•             Stressed exposures as a percentage of total commitments increased 179 basis points from 30 September 2008 to 3.09% and are up 103 basis points from 31 March 2009. Each of the three categories within stressed exposures have also increased, with:

•                  Impaired assets as a percent of total commitments rising to 57 basis points with the increase relating to a small number of large customers in Australia, along with an increase in impaired commercial facilities in Australia and New Zealand. 14 impaired exposures greater than $50 million accounted for 28% of total impaired assets and 56 impaired exposures between $10 million and $50 million accounted for a further 34% of total impaired assets;

•                  90 Days past due but well secured increased 14 basis points from 30 September 2008 to 0.29% but remained stable from 31 March 2009; and

•                  Substandard and Watchlist facilities which are loans performing but showing some signs of stress, as a percentage of total commitments increased 132 basis points from 30 September 2008 to 2.23%. Most of the increase was in the watchlist category and relates to commercial facilities in Australia, particularly commercial property.

•             Mortgages in Australia continue to perform well with 90 day delinquencies decreasing 5 basis points to 0.32% since September 2008. Delinquencies rose in the first half but since March 2009 have moderated. Actual losses on this portfolio for the year were modest while properties in possession for both Westpac and St.George have increased over the year to 317 from 254;

•             Consumer unsecured 90 day delinquencies in Australia were only up 4 basis points to 104 basis points over the year, and have decreased since March 2009. Westpac RBB has grown its consumer unsecured portfolio below system for over two years and the portfolio is well seasoned. As a result, delinquencies remain below industry benchmarks; and

•             Delinquencies in the New Zealand mortgage portfolio have increased at a rate greater than in Australia consistent with the more severe economic deterioration in that country. 90 day delinquencies in mortgages were 75 basis points up 28 basis points from 30 September 2008, while other consumer loans were 156 basis points, up 3 basis points.

Given the environment, The Westpac Group significantly strengthened its provisioning coverage over the year by increasing its economic overlay provisions and aligning St.George impairment provisions to the Westpac methodology. In particular:

•             CAPs to credit risk weighted assets increased to 1.42% from 1.05% at 30 September 2008; and

•             Impaired provisions for impaired assets increased materially over the year although the write off of some of these facilities has led to a decrease in the ratio of impairment provisions to impaired assets to 39.3% from 45.4% at 30 September 2008.

CAPs of $3,506 million included $502 million as an economic overlay. The economic overlay was boosted in First Half 2009 through merger adjustments and the booking of additional economic provisions. In the Second Half 2009, the high level of the economic overlay was maintained with the balance only reducing by $9 million.

Review of Group Operations

Continued

5.3.1                     Credit Quality Key Metrics

Stressed Exposures Exposure by Credit Grade as a % of Total Committed Exposures	2H09	1H09	2H08	1H08
Impaired	0.57%	0.50%	0.24%	0.21%
90 days past due, well secured	0.29%	0.29%	0.15%	0.13%
Watchlist and substandard	2.23%	1.27%	0.91%	0.66%
Total Stressed Exposures	3.09%	2.06%	1.30%	1.00%

Business and Institutional Impairments	2H09	1H09	2H08	1H08
Business impaired assets to divisional business total committed exposures:
Business Australia	1.50%	0.88%	0.30%	0.26%
Business New Zealand	1.44%	0.96%	0.51%	0.17%
Institutional	0.64%	0.71%	0.29%	0.28%

Other consumer loans	2H09	1H09	2H08	1H08
90 days past due:
Group	1.04%	1.25%	1.00%	1.08%
Australia	0.99%	1.19%	0.91%	1.05%
New Zealand	1.56%	1.91%	1.53%	1.22%

Mortgage Loans	2H09	1H09	2H08	1H08
90 days past due:
Group	0.37%	0.51%	0.39%	0.35%
Australia	0.32%	0.46%	0.37%	0.35%
New Zealand	0.75%	0.82%	0.47%	0.34%

Other	2H09	1H09	2H08	1H08
Total impaired assets to gross loans	0.81%	0.73%	0.37%	0.32%
Total impairment provisions to total impaired assets	39.3%	48.4%	45.4%	44.2%
Total provisions to gross loans	101bps	99bps	69bps	62bps
Collectively assessed provisions to performing non-housing loans (1)	182bps	152bps	113bps	104bps
Collectively assessed provisions to risk weighted assets	121bps	110bps	90bps	83bps
Collectively assessed provisions to credit risk weighted assets	142bps	125bps	105bps	94bps
Total provisions to risk weighted assets	164bps	160bps	111bps	100bps

Other	2H09	Pro forma 1H09	Pro forma 2H08	Pro forma 1H08
Impairment charges to average loans annualised	73bps	73bps	31bps	27bps
Annualised write-offs to average loans	66bps	17bps	18bps	12bps

(1)  Non-housing loans have been determined on a loan purpose basis.

Review of Group Operations

Continued

5.4        Balance Sheet and Funding

Balance Sheet

			Pro forma
	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09
Assets
Cash	3,272	3,866	5,031	(15)	(35)
Due from other financial institutions	18,309	24,494	31,962	(25)	(43)
Trading securities, financial assets and available-for-sale securities	39,472	35,474	53,886	11	(27)
Derivative financial instruments	33,187	50,877	38,200	(35)	(13)
Loans	463,459	448,872	433,514	3	7
Life insurance assets	12,384	10,635	12,547	16	(1)
Other assets	19,504	20,012	11,974	(3)	63
Total assets	589,587	594,230	587,114	(1)	—
Liabilities
Due to other financial institutions	9,235	11,842	17,606	(22)	(48)
Deposits	329,456	322,233	317,286	2	4
Trading liabilities and other financial liabilities designated at fair value	10,848	14,405	21,867	(25)	(50)
Derivative financial instruments	36,478	50,216	27,261	(27)	34
Debt issues	133,024	125,109	143,168	6	(7)
Life insurance liabilities	11,737	10,039	11,953	17	(2)
Loan capital	11,138	12,271	11,963	(9)	(7)
Other liabilities	11,100	11,627	9,536	(5)	16
Total liabilities	553,016	557,742	560,640	(1)	(1)
Equity
Total equity attributable to equity holders of Westpac Banking Corporation	34,637	34,556	24,543	—	41
Minority interests	1,934	1,932	1,931	—	—
Total equity	36,571	36,488	26,474	—	38

Full Year 2009 — Full Year 2008

Compared to Full Year 2008 the Group’s balance sheet was broadly unchanged. Total assets were less than 1% higher with solid growth in loans offset by declines in other asset categories. Total liabilities were lower (1%), with strong growth in customer deposits offset by other liability reductions.

The key balance sheet movements can be attributed to:

•             7% growth in loans, with mortgages making up much of the increase;

•             Lower trading and other market assets;

•             Reduction in derivative assets following the revaluation impact of changes in FX rates and falls in interest rates; and

The movement in total assets is also affected by a sizeable increase in other assets due to $7.3 billion of incremental goodwill and intangible assets recognised as part of the merger with St.George in 2009(1).

The growth in total assets was funded by:

•             Strong growth in deposits, including 17% growth in customer deposits;

•             Lower debt issues given strong growth in customer deposits;

•             Higher derivatives balances representing FX revaluation impacts on hedges of foreign currency borrowings. This increase partially offset falls in debt issues; and

•             Increased equity including shares issued from capital raisings and the issued shares as a result of the St.George merger.

The key movements in the balance sheet were driven by the following:

(1)  Refer to Basis of Preparation of pro forma financial results, balance sheets and average balance sheets in section 2.

Review of Group Operations

Continued

Due from other financial institutions, trading assets, financial assets and available-for-sale securities (down $28 billion)

Westpac held lower levels of outright trading securities as well as lower levels of repurchased trading securities. Liquid assets were bolstered by higher holdings of Westpac’s internally securitised mortgages which are not recorded in this category.

Derivative financial instruments (assets) (down $5 billion)

The decrease in derivative financial instruments was primarily due to changes in exchange rates impacting the value of derivative contracts and reductions in interest ratio.

Loans (up $30 billion)

The growth in loans was primarily due to a 17% increase in Australian mortgages. Loan growth was reduced by the depreciation in the NZ$ and other global currencies, as the A$ equivalent value of non A$ loans reduced.

Other assets (up $8 billion)

Other assets increased primarily due to the increase in goodwill and other intangibles associated with the merger.

Deposits (up $12 billion)

There has been a significant increase of $39 billion in customer deposit volumes driven by increased investor preference for bank deposits and a more focused program of deposit gathering. This was offset by a reduction in short term wholesale deposits.

Derivative financial instruments (liabilities) (up $9 billion)

The growth in derivative financial instruments reflected the impact of movements in the A$ (against the US$) impacting the value of cross-currency swaps that hedge offshore borrowings. This impact offset a reduction in gross customer derivatives outstandings.

Debt issues (down $10 billion)

Debt issues reduced as St.George funding programs have been run down and largely replaced by deposits. Movement in FX rates also reduced this balance.

Loan capital (down $0.8 billion)

Loan capital decreased as a result of the change in the A$ (versus US$), which has reduced the A$ value of US$ denominated loan capital.

Equity attributable to equity holders of WBC (up $10 billion)

This variance was primarily due to $6.3 billion of equity arising from the merger with St.George ($12.1 billion less the St.George equity position at 30 September 2008 of $5.8 billion); a $2.5 billion institutional share placement; the retail share purchase plan issue ($0.4 billion); and the $1.9 billion issue of new shares through the Dividend Reinvestment Plan (including the underwritten position).

Second Half 2009 — First Half 2009

The key movements in the balance sheet generally reflected similar themes that impacted the movements from Full Year 2008 to Full Year 2009. These include:

Due from other financial institutions, trading assets, financial assets and available-for-sale (down $2 billion);

Reduction was driven by reduced trading assets.

Derivative Financial Instrument Assets and Liabilities (down $18 billion and $14 billion respectively);

The reduction in derivative financial instruments is primarily from the impact of movements in the A$ (against the US$).

Loans (up $15 billion)

Loan balances continued to grow in the Second Half 2009 with most of the growth occurring in mortgages (up 9%).

Deposits (up $7 billion)

Customer deposits increased by $10 billion from higher term and at call balances. This growth was offset by lower short-term wholesale deposits.

Review of Group Operations

Continued

5.4.1       Funding

Composition of total net funding

	As at 30 September 2009			As at 31 March 2009
		$m	%		$m	%
Customer deposits		267,293	62		256,808	60
Wholesale funding		213,218			210,575
Liquid assets	(73,656)			(62,228)
Minimum(1)	25,000			25,000
Excess liquid assets		(48,656)			(37,228)
Total wholesale funding		164,562	38		173,347	40
Total net funding		431,855	100		430,155	100

Funding by residual maturity

	As at 30 September 2009		As at 31 March 2009
	$m	%	$m	%
Customer deposits	267,293	62	256,808	60
Wholesale funding - residual maturity
Securitisation	14,141	3	19,164	4
Greater than 12 months	81,819	19	74,776	17
Stable Funding Ratio (SFR)	363,253	84	350,748	81
6 to 12 months	18,291	4	15,897	4
Less than 6 months(2)	50,311	12	63,510	15
Short term wholesale funding	68,602	16	79,407	19
Total net funding	431,855	100	430,155	100

The Westpac Group’s funding supports the provision of loans and working capital to customers as well as its holdings of liquid assets. As at 30 September 2009, total net funding was $432 billion.

The Westpac Group monitors and sets targets on the composition and stability of its funding base. This includes a target of greater than 75% for the stable funding ratio. Stable funding includes customer deposits, wholesale term funding with remaining contractual maturity greater than one year, and securitisation. Recognising the dynamic nature of wholesale markets, the Group seeks to maintain access to a broad range of wholesale markets to minimise the impact of the closure of any one market. This is achieved by continually expanding geographic and investor offerings.

Over the last twelve months The Westpac Group has strengthened its funding profile through strong growth in customer deposits, a greater proportion of long-term wholesale funding and a reduced reliance on short-term wholesale funding.

Continued strong growth in online and term deposits has driven the significant increase in customer deposits which now represent 62% of total net funding. Wholesale term funding stood at 22% of total net funding adding further stability to the funding profile. The Westpac Group’s stable funding ratio now stands at 84%.

Despite continued difficult market conditions, Westpac has maintained access to domestic and international capital markets, raising over $45 billion of wholesale term funding in Full Year 2009. Much of this has been with the benefit of the Australian Government Guarantee Scheme although non-guaranteed funding markets have gradually opened up through the year. During 2009 we maintained our funding diversity by accessing markets in Australia, Japan, US, UK, Hong Kong, New Zealand, Singapore and Europe. The average duration of wholesale term funding raised in the Second Half 2009 was 4.7 years versus 3.6 years for First Half 2009.

Offshore wholesale funding represents 20% of total net funding and 61% of this has a term greater than one year.

Wholesale short-term funding represented 16% of total net funding as at 30 September 2009 with The Westpac Group reducing its certificate of deposit balances by 28% over the Full Year 2008.

The Westpac Group continues to hold a high level of highly liquid assets ($74 billion) at 30 September 2009, providing protection against volatility in capital market conditions. All liquid assets qualify as eligible collateral for repurchase agreements with a central bank.

The impact of draft prudential liquidity changes is discussed in “Other Regulatory Developments” (page 52).

(1)  Board Approved minimum liquid asset level.

(2)  Less than 6 months includes liquid assets excess over $25 billion minimum.

Review of Group Operations

Continued

Funding view of the balance sheet(1)

	As at 30 September 2009
As at $m	Liquid Assets	Customer deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total

Total assets	78,607	—	—	441,024	69,956	589,587
Total liabilities	(4,951)	(267,293)	(211,284)	—	(69,488)	(553,016)
Total equity	—	—	(1,934)	(34,637)	—	(36,571)

Total net	73,656	(267,293)	(213,218)	406,387	468	—

	As at 31 March 2009
$m	Liquid Assets	Customer deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total

Total assets	73,917	—	—	433,807	86,506	594,230
Total liabilities	(11,689)	(256,808)	(208,643)	—	(80,602)	(557,742)
Total equity	—	—	(1,932)	(34,556)	—	(36,488)

Total net	62,228	(256,808)	(210,575)	399,251	5,904	—

(1)  Refer to Section 8 Note 24 for a detailed analysis of the funding view of the balance sheet.

Review of Group Operations

Continued

5.5        Capital and Dividends

Basel II	30 September 2009	31 March 2009	30 September 2008	Target Range(1)
Tier 1/RWA(2)	8.1%	8.4%	7.8%	6.75%-7.75%
TRC(3)/RWA	10.8%	11.4%	10.8%	9.75%-10.75%
RWA ($m)	288,739	280,029	195,505	n/a

The Group improved its capital position during Full Year 2009 with the Tier 1 ratio increasing 33 basis points to 8.11%, comfortably above our target range. Early in the year Westpac increased its capital position due to the uncertain outlook.  With the outlook improving no capital was raised in the second half.  The improvement in the capital ratios in the first half resulted from core capital raisings and strong organic capital generation. Capital raisings included a $2.5 billion Institutional Share Placement, $0.4 billion from the retail Share Purchase Plan and $0.9 billion from underwriting the 2008 final dividend reinvestment plan (DRP).

The merger with St.George, in November 2008, reduced the Group’s capital ratio due to St.George’s relatively lower Tier 1 capital position combined with the merger accounting adjustments. This led to a 69 basis point reduction in the Tier 1 ratio. This included 21 basis points from cancelling the St.George DRP and the re-purchase of St.George SAINTS hybrid securities.

Tier 1 movement for the Full Year 2009

The Westpac Group’s Tier 1 capital ratio of 8.11% at 30 September 2009 was 102 basis points higher than the pro forma 30 September 2008 Tier 1 ratio. The key drivers of the increase in the Tier 1 ratio over the period included:

•             Pro forma cash earnings of $4.6 billion added 160 basis points;

•             Dividends payable, net of dividend reinvestment, including the estimated DRP for the final dividend, reduced Tier 1 by 79 basis points;

•             Increased RWA reduced Tier 1 by 39 basis points. Contributing to this was 26 basis points from increased credit risk weighted assets including credit quality deterioration (15 basis points), increased volumes (4 basis points) and changes to methodology in calculating off-balance sheet exposures for most consumer lending and aligning St George’s specialised lending methodology to Westpac’s (7 basis points).  Growth in Interest Rate Risk in the Banking Book (IRRBB) risk weighted assets driven by a reduction in the value of embedded gains as interest rates increased and increased interest rate volatility reduced capital ratios by a further 14 basis points;

•             Other includes an increase in the deferred tax asset deduction (40 basis points), of which 27 basis points was in financial markets, increased credit provisions (8 basis points) and 5 basis points from increases across a number of other areas including employee provisions. Other cash earnings adjustments included merger related costs (11 basis points), NZ structured finance transactions tax provision (25 basis points) and foreign currency translation reserve (5 basis points). Capital deductions related to regulatory expected loss and general reserve for credit losses had no impact on the capital ratio; and

•             New Tier 1 capital issued included:

•                  A $2.5 billion Institutional Share Placement (88 basis points);

•                  A retail Share Purchase Plan of $0.4 billion (15 basis points);

(1)  Our target ranges indicate the likely capital ratio that will be maintained in normal business circumstances. Current market conditions and the uncertainty around responses to the GFC see us operating above our target range.

(2)  Risk weighted assets.

(3)  Total regulatory capital.

Review of Group Operations

Continued

•                  Shares issued to the underwriter of the DRP in respect of the 2008 final dividend (31 basis points);

•                  The Westpac SPS II increased Tier 1 capital by 32 basis points although this effectively replaced cancelled St.George hybrids with little overall impact on Tier 1; and

•                  Shares issued to employees under various incentive plans, including employee share plans (4 basis points).

Tier 1 movement for the Second Half 2009

After adjusting for the impact of the NZ structured finance transactions tax provision (NZIRD), Tier 1 capital remained relatively flat over the second half.  Key drivers were:

•             Cash earnings for the Second Half 2009 of $2.3 billion added 83 basis points;

•             Dividends payable, net of estimated dividend reinvestment, reduced Tier 1 by 39 basis points;

•             Increased RWA reduced Tier 1 by 25 basis points.  Increases in IRRBB (21 basis points) and operational risk (7 basis points) were the key drivers of the increased RWA.

•             Other factors reduced Tier 1 by 21 basis points.  This included the impact of foreign currency movements on capital instruments (16 basis points), an increase in the deferred tax asset deduction (14 basis points), other cash earnings adjustments, largely merger related costs, (12 basis points), increases in capitalised expenses (2 basis points) offset by a reduction in the defined benefit superannuation fund deficit (16 basis points). Capital deductions related to non-consolidated subsidiaries improved the capital ratio by 7 basis points; and

•             New Tier 1 capital issued related to shares issued to employees under various incentive plans (1 basis point).

Review of Group Operations

Continued

Risk weighted assets

	Loans (per Section 8)			Basel II (Advanced / Standardised) RWA
	As at	As at	% Mov’t	As at	As at	% Mov’t
$ million	30 Sept 2009	30 Sept 2008	Sept 08- Sept 09	30 Sept 2009	30 Sept 2008	Sept 08- Sept 09
Business purposes
On-balance sheet	124,513	126,343	(1)	86,961	85,799	1
Off-balance sheet				35,413	38,836	(9)
Total business purposes	124,513	126,343	(1)	122,374	124,635	(2)
Consumer purposes
On-balance sheet	212,972	189,147	13	43,545	38,906	12
Off-balance sheet				4,207	3,457	22
Total consumer purposes	212,972	189,147	13	47,752	42,363	13
St.George
On-balance sheet	130,358	—	—	73,228	—	—
Off-balance sheet				3,325	—	—
Total St.George	130,358	—	—	76,553	—	—
Provision for impairment	(4,384)	(1,945)	(125)	—	—	—
Total credit risk	463,459	313,545	48	246,679	166,998	48
(% of total RWA)				85%	85%	—

Total on-balance sheet credit risk				203,734	124,705	63
Total off-balance sheet credit risk				42,945	42,293	2

Equity risk				1,331	604	120
Market risk				6,838	6,559	4
Operational risk				21,725	13,641	59
IRRBB				9,624	4,135	133
Other assets				2,542	3,568	(29)
Total non-credit				42,060	28,507	48
(% of total RWA)				15%	15%	—
	463,459	313,545	48	288,739	195,505	48

Note: St.George uses the Standardised approach for risk weighted assets.

The Westpac Group’s RWA increased 48% over the Full Year 2009, including the impact of St.George. Excluding the merger impact, the growth in RWA for the year was 5%.  Growth in RWA was driven by:

•             Credit risk RWA increased 48%. This increase is driven largely by the merger with St.George (up 2% excluding St.George). Loan volumes increased by 48% (7% excluding St.George);

•             Business RWA fell by 2% due to lower off-balance sheet commitments while reductions in exposures was more than offset by the impact of credit deterioration across the portfolio;

•             Consumer RWA increased 13% with loans increasing by 13% driven by a strong performance in home lending.  Around 75% of the increase in off-balance sheet RWA was due to changes in the methodology for calculating off-balance sheet exposures for consumer lending with the remainder of the growth due to increased volumes;

•             The increase in Interest Rate Risk in the Banking Book (IRRBB) RWA is mainly driven by a reduction in the value of embedded gains arising in our Group Treasury portfolio as interest rates increased late in the half and increased interest rate volatility; and

•             The increase in equity risk, market risk and operational risk is primarily from the addition of St.George.

Review of Group Operations

Continued

Dividends

	30 Sept 2009	31 March 2009	Full Year Sept 09	Full Year Sept 08
Ordinary dividend (cents per share)
Interim (fully franked) - determined dividend	—	56	56	70
Final (fully franked)	60	—	60	72
	60	56	116	142

The Directors have declared a fully franked dividend of 60 cents per share. This brings the total Full Year 2009 dividend to 116 cents per share, a decrease of 26 cents per share or 18% on the Full Year 2008 total dividend.

The Full Year 2009 dividend of 116 cents per share represents a payout ratio of 73.4% on a pro forma cash earnings basis.

Our ability to continue to frank dividends remains very strong, with our adjusted franking account balance which allows for the reduction in franking credits for the final dividend, at $1,914 million as at 30 September 2009.

Dividend Reinvestment Plan (DRP)

The Board has determined to satisfy the DRP for the 2009 final dividend via the issuance of shares, consistent with prior periods. The DRP in respect of the 2009 final dividend will not be underwritten.

The Board has also determined that in relation to the 2009 final dividend, the Market Price at which shares will be issued under the DRP will include a discount of 2.5%. The pricing period for setting the Market Price will be the 10 trading days commencing 17 November 2009.

Core Capital Activity during Full Year 2009

In December 2008, Westpac issued $887 million worth of shares in connection with the fully underwritten DRP for its 2008 final dividend. These shares were issued in addition to shares issued to DRP participants. During December 2008, Westpac also issued $2.5 billion worth of shares under a fully underwritten institutional placement of ordinary shares. This was supplemented by the issue of $441 million worth of shares under the Share Purchase Plan, which was completed in February 2009.

Hybrid Tier 1 Capital

As at 30 September 2009, Westpac had $4.5 billion of Residual Tier 1 capital instruments on issue. The following movements in Residual Tier 1 capital took place during the Full Year 2009:

•             Purchase by Westpac of the St.George SAINTS ($350 million) on 1 December 2008;

•             Redemption of the St.George SPS ($150 million), St.George CPS ($325 million) and St.George CPS II ($400 million) on 31 March 2009; and

•             Westpac issued a new non-innovative Residual Tier 1 instrument, Westpac SPS II ($908 million), on 31 March 2009.

Total Residual Tier 1 capital represents 19% of total Tier 1 capital at 30 September 2009 and Westpac has more than $1.8 billion of unused Residual Tier 1 capacity.

Exchange Rate Risk on Future NZ$ Earnings

Westpac’s policy in relation to the hedging of the future earnings of our New Zealand retail business is to manage the economic risk where Westpac believes there is a strong likelihood of significant adverse movements to the A$/NZ$ exchange rate. Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following twelve months and 50% of the expected earnings for the subsequent twelve months can be hedged. Hedges are executed on a pre-tax basis.

The average rate of realised hedges for the Full Year 2009 was 1.2280 compared to a hedge rate of 1.2099 for the Full Year 2008 and 1.2223 for the First Half 2009.

At 30 September 2009, 8 months of forecast New Zealand earnings have been hedged. Outstanding hedges have an average rate of 1.1783 (including forward points).

Review of Group Operations

Continued

Capital deduction for regulatory expected loss

For capital adequacy purposes, APRA requires the amount of regulatory expected loss in excess of eligible provisions to be deducted from capital. The following table shows how the deduction is calculated. In applying the capital deduction, 50% is deducted from Tier 1 capital and 50% is deducted from Tier 2 capital.

	30 Sept	31 March	30 Sept
$m	2009	2009	2008
Provisions associated with eligible portfolios
Total provisions for impairment charges (Section 8 note 12)	4,734	4,483	2,174
plus General reserve for credit losses adjustment	—	—	14
less ineligible provisions(1)	(1,643)	(1,368)	(55)
less certain deferred tax assets	(619)	(560)	(640)
Total eligible provisions(2)	2,472	2,555	1,493
Regulatory expected loss(3)	3,231	3,331	2,253
Capital deduction for shortfall in provisions for Regulatory expected loss	(759)	(776)	(760)
Deducted from Capital as follows:
Tier 1 reduction	(379)	(388)	(380)
Tier 2 reduction	(379)	(388)	(380)

(1)  Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible. This includes all St.George portfolios and certain Westpac portfolios. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures.

(2)  From 31 March 2009, the eligible component of Westpac’s regulatory General reserve for credit losses is included net of associated deferred tax assets. Prior to 31 March 2009 all eligible provisions were included net of associated deferred tax assets.

(3)  Regulatory expected loss is calculated for portfolios subject to the Basel advanced IRB approach to credit risk.

Review of Group Operations

Continued

5.6        Other Regulatory Developments

Anti-Money Laundering/Counter Terrorism Financing (AML/CTF)

Westpac has a group-wide program to manage the changes required by the Anti-Money Laundering and Counter Terrorism Financing Act 2006. We continue to actively consult with the regulator, Australian Transactions Reports and Analysis Centre (AUSTRAC), on those implementation activities. All changes required for identifying new customers have been completed. The remaining work centres on implementing changes to support ongoing monitoring and reporting of suspicious transactions. These changes will be completed in the First Half 2010.

Government guarantee schemes in Australia and New Zealand

In October 2008, in order to promote financial system stability and ensure the continued flow of credit through the economy at a time of heightened turbulence in international capital markets, the Commonwealth Government announced that for three years from 12 October 2008, the Commonwealth would guarantee deposits held with eligible Australian authorised deposit-taking institutions (ADIs) (including Westpac, its foreign branches and St.George). The guarantee applies to the first $1 million of ‘protected accounts’ per customer per ADI without charge. A financial claims scheme was established under the Banking Act 1959 (Cth) to facilitate the guarantee.

From 28 November 2008 the Commonwealth has also provided a guarantee facility for deposits of amounts over $1 million and wholesale funding of an eligible ADI, in return for a fee payable by the ADI.  The fee payable by Westpac and St.George is currently 70 basis points (or 0.70%) per annum.  The wholesale funding guarantee is restricted to senior unsecured liabilities (which are not complex) issued domestically in Australia or off-shore and which meet certain other eligibility criteria.  Deposits above the $1 million threshold and wholesale funding will only have the benefit of the guarantee where an eligibility certificate has been issued by the Commonwealth of Australia in respect of those liabilities. Details of issued eligibility certificates, including those issued in relation to Westpac and St.George liabilities, are available at www.guaranteescheme.gov.au.

In October 2008, the New Zealand Government also implemented a deposit guarantee scheme (Scheme), which Westpac New Zealand Limited (WNZL) has opted into. Under the Scheme, the Government guarantee extends to debt securities of up to NZ$1 million per person (subject to certain exceptions) per approved institution for two years from 12 October 2008.  WNZL is required to pay a fee of 10 basis points (or 0.1%) per annum on the amount covered by the guarantee to the extent that the amount exceeds NZ$5 billion at 12 October each year.

In August 2009, the New Zealand Government announced that in order to help maintain confidence in New Zealand’s financial institutions while achieving an orderly exit from the Scheme an extended scheme would apply from 12 October 2010 to 31 December 2011.  Under the extended scheme, the amount guaranteed will decrease to NZ$500,000 per person (subject to certain exceptions) per approved institution.  A new fee schedule that is intended to approximately match longer term normal market pricing will apply and the existing fee thresholds will be discontinued. WNZL is currently assessing the implications of the extended scheme and whether it will be opting into it.

The New Zealand Government also operates a wholesale funding guarantee facility to investment-grade financial institutions that have substantial New Zealand borrowing and lending operations (Facility). The Facility operates on an opt-in basis, by institution and by instrument and the maximum term of securities guaranteed is five years. A fee is payable by the institution on the amount guaranteed.  Wholesale funding liabilities of WNZL (which can include amounts guaranteed by WNZL) only have the benefit of the Facility where a Guarantee Eligibility Certificate has been issued in respect of those liabilities. The Crown has issued Guarantee Eligibility Certificates in respect of certain payment obligations of WNZL, more details of which are available at www.treasury.govt.nz. As at the date of this report, Westpac’s New Zealand branch has not opted into the Scheme or the extended scheme or taken action in relation to the Facility.

Review of New Zealand operating model

Until 1 November 2006, Westpac Banking Corporation conducted its operations within New Zealand in a branch structure.  On that date, and after extensive consultation with the Reserve Bank of New Zealand (“RBNZ”), Westpac adopted a dual registration operating model including a locally incorporated subsidiary, WNZL, to conduct its retail and business banking activities in New Zealand, and a branch, Westpac Banking Corporation New Zealand Branch (“NZ Branch”) to conduct its institutional and financial markets activities. The conditions of registration of each of WNZL and NZ Branch are consistent with these operating model arrangements.  In 2008, it became apparent that both WNZL and NZ Branch had been non-compliant with certain of their conditions of registration.  Consequently, the RBNZ asked Westpac to review the structure of its operating model in New Zealand to ensure that it is able to sustain durable compliance with the RBNZ’s prudential policies.  Accordingly, it was agreed that an independent review would take place, with the terms of reference for the review established through consultation between the RBNZ, WNZL and NZ Branch. The independent reviewer made some observations regarding some aspects of WNZL’s compliance with the RBNZ’s outsourcing policy (BS11) which WNZL is currently addressing. Operating model and governance change that may result from this process will be the subject of future discussions with the RBNZ and will be appropriately disclosed.

Review of Group Operations

Continued

Liquidity

APRA is proposing to change the prudential standards for liquidity risk management for ADIs. The proposed changes include:

•             enhancing qualitative requirements, consistent with the Principles for Sound Liquidity Risk Management and Supervision issued by the Basel Committee on Banking Supervision in September 2008; and

•             strengthening quantitative requirements to ensure ADIs meet a minimum acceptable level of resilience under normal and stress conditions.

APRA intends to issue final standards and reporting forms in the first half of 2010, although this timetable may be amended as international initiatives in this area evolve. A consultation process is currently being undertaken and details of the proposed liquidity enhancements may change through that process. Until there is greater clarity regarding the new prudential requirements, any impact on Westpac cannot be determined.

Remuneration

In response to the GFC, the Australian Government and regulators are implementing a number of changes which seek to ensure that companies align their remuneration policies with sustainable company performance.

Legislation proposed by the Australian Government regulating termination payments to directors and key management , is currently being considered by Parliament. The legislation will significantly lower the threshold for requiring shareholder approval of termination payments to payments exceeding one year’s base salary. The Australian Productivity Commission has released its draft recommendations for reform of Australia’s executive remuneration regulatory framework with the final recommendations and report expected in December 2009.

In addition, APRA will amend its Prudential Standards on governance and remuneration, effective from 1 April 2010, to require that remuneration practices of ADIs, life companies and general insurers, align and support long term financial soundness and prudent risk taking.

Further Regulatory Developments

The Australian Federal Government has embarked on a program of regulatory reform which will affect Westpac. This includes:

•             credit law reform;

•             the introduction of an unfair contracts regime in relation to contracts with consumers;

•             margin lending reform;

•             superannuation changes; and

•             the introduction of a new regulatory framework for personal property securities.

Westpac continues to review these developments and will be amending its systems, processes and operations to align regulatory changes as they occur.

Changes to Accounting Standards

In further response to the GFC, governments, regulators and accounting standard setters are working to revise accounting standards. The objective is to achieve convergence towards a single set of high-quality, global and independent accounting standards. The specific areas that have been targeted include accounting for financial instruments, loan-loss provisioning, off-balance sheet exposures and the impairment and valuation of financial assets. We expect that there will be a number of new standards issued in calendar year 2010 that may require changes to our current accounting approaches.

Policy Changes in Fiji

On 15 April 2009, the Reserve Bank of Fiji announced policy changes which will impact the Westpac operations in Fiji. These changes included an immediate 20% devaluation of the Fiji dollar, regulation of banks lending rates and banks being directed to set up specialised micro-finance service centres in all their branches by January 2010.

Lending rates were regulated by imposing the following conditions on banks:

•             Banks had three months from the announcement to adjust weighted average lending rates to 31 December 2008 levels; and

•             By 31 December 2009 banks interest rate spread must not exceed 4 per cent.

Review of Group Operations

Continued

5.7        Sustainability Performance

At The Westpac Group, sustainability covers a broad mix of current and emerging issues and areas of performance that are material to the Group and its stakeholders.

In actively managing sustainability, The Westpac Group has established a sustainability strategy that focuses on six key areas.  This section reviews our progress against these six areas of focus and some of the objectives for each.

This year, The Westpac Group’s sustainability performance will be integrated into the 2009 Annual Review with additional performance data available on the Westpac website.  Previously, sustainability was reported separately in a Stakeholder Impact Report.

2009 Highlights:

•             Maximum rating of 10.0 by Governance Metrics International achieved in September 2009, for the nineteenth consecutive assessment since February 2004.

•             Recognised by the Dow Jones Sustainability Index as a leader in the global banking sector for eight consecutive years

•             Supporting our customers in financial hardship including the extension of the Assist program to small business customers, the establishment of St.George Assist and through the announcement of a $1 million cash and in-kind support package for financial counselling organisations.

•             Under the Matching Gifts program, The Westpac Group and its employees made contributions totalling $2.18 million to 550 charities in March 2009 for the previous 12 months. This includes the matched contributions of St.George and BankSA employees to the Victorian Bushfire Relief Appeal, which in total amounted to over $802,000.

Environment

2008/09 Objective	Progress
1. Climate change — transitioning to a low carbon future
Enhance carbon risk skills and understanding across institutional and business banking

More than 300 employees have completed carbon risk workshops, including detailed sessions with the Board and Executive Team. A Carbon Risk Client Engagement Toolkit has been developed and a comprehensive customer engagement program rolled out with key customers. We continue to hold customer information sessions to meet ongoing demand for information.

Launch Commodities, Carbon and Energy (CCE) products and services to customers	Westpac Institutional Bank launched a full range of spot, forward and structured trading solutions across carbon markets in Australia, New Zealand and Europe.
2. Treading lightly — environmental footprint
Reduce Scope 1 and 2 emissions(1) by 5%	Emissions decreased by over 5% against the pro forma 2008 baseline on a like for like basis(2).
Complete energy management plans for corporate sites	Energy management plans now in place for all corporate sites in Australia (including St.George sites), New Zealand and the United Kingdom.
Reduce paper consumption by 5%	Paper consumption decreased by more than 10% on a like for like basis against the 2008 baseline.
Increased accountability for indirect emissions	Reported Scope 3 emissions(1) for many categories for St.George and are beginning to work with suppliers to embed sustainability criteria into the supplier selection process.

Indicator	2009	Pro Forma(3) 2008	2008
Total Electricity Consumption (Aust & NZ) (GJ)	793,118	793,011	558,867
Greenhouse gas emissions (Aust & NZ) (Equivalent tonnes of CO2 emissions)(2)	187,239	188,920	124,823

(1)  Scope 1 emissions are all direct greenhouse gas (GHG) emissions generated by the organisation. Scope 2 emissions are GHG emissions from energy (typically electricity) purchased by the organisation. Scope 3 emissions are GHG emissions from other indirect sources (typically from purchased materials, products or services).

(2)  Data includes Scope 1 and 2 emissions for the reporting period ending 30 June in line with the requirements of the National Greenhouse and Energy Reporting Act. The 2009 figure includes 8,082 tonnes of CO2 emissions associated with facilities and categories that were not included in the pro forma 2008 and 2008 reported figures that are now required to be included under the Act. Pro forma 2008 and 2008 figures have been revised to adjust for greenpower purchases equivalent to 4,450 tonnes of CO2 each year and are not subtracted from the total emissions from 2009 onwards.

(3)  At the time of publication, pro forma 2008 figures are unaudited.

Review of Group Operations

Continued

Social

2008/09 Objective	Progress
3. Going mainstream — sustainable products
Improve understanding of major issues contributing to financial difficulty

Hosted a special Community Consultative Council on financial hardship with representatives from the Executive Team. This meeting with leading Community organisations led to the $1 million cash and in-kind support package for financial counselling organisations to provide training for additional counsellors and educational support to help these groups meet the increasing demand from people experiencing financial hardship.

Expand Westpac Assist	The Westpac Assist program expanded to SME customers in April 2009, and St.George Assist was launched to St.George and BankSA customers in early 2009.
4. Speaking out — in support of sustainable business practice
Advocate for robust emissions trading schemes in Australia and New Zealand	Actively involved in policy dialogue with the Australian and New Zealand governments including contributing to Parliamentary inquiries in both countries.
Encourage further adoption of sustainable practices in SMEs	Involved in The National SME Project to source, refine and develop resources to engage and promote sustainable practices for SMEs.
Contribute to debate on sustainability performance measures	Sponsored the launch of revised AA1000 Assurance Standard. Active involvement in the development of the National Business Leaders’ Forum for Sustainable Development.
5. People and Places — social sustainability
Roll out of local social engagement and investment model	The Local model (management, marketing, recruitment etc) is being implemented across Westpac RBB which helps foster investment in, and support for, local communities.
Maintain employee engagement	Employee engagement increased to 81%, up from 78% in 2008, and now equal to the Towers Perrin-ISR Global High Performing Companies norm.

Indicator	2009		2008	2007
Community contributions — Australia (A$m)(1)	80	(3)	56	52
Employee turnover (total)	14	(4)	19	17
Employee engagement (% employees reporting a favourable score)(2)	81		78	—
Lost Time Injury Frequency Rate (Injuries per one million hours worked)	2.8		3.4	3.8

Governance

2008/09 Objective	Progress
6. Solid Foundation — governance and risk
Establish a governance process for implementation of the UN Principles for Responsible Investment (PRI)	Plans for installing a governance process are in place for both BT and Advance portfolios and are due for completion in 2010.
Align sustainable supply chain policies across the Group	The Sustainable Supply Chain Management policy applies and is being embedded across The Westpac Group.

(1)  Figures for 2007 and 2008 based on Westpac stand-alone.

(2)  Annual Staff Perspectives Survey (SPS) is conducted in May each year. 2008 figure does not include St.George Bank. Source: Towers Perrin-ISR.

(3)  Includes SGB Community contributions — unaudited figure. Includes $48.9 million from foregone revenue for the fee free accounts for non-profit organisations and low income earners in 2009 (2008:$36 million).

(4)  Based on a 12 month rolling average. This result includes St.George.

Review of Group Operations

Continued

5.8        St.George Merger and Integration

On 13 May 2008, Westpac and St.George announced their intention to merge by way of a scheme of arrangement subject to various approvals, including St.George shareholder approval.  The merger received its final approvals on 17 November 2008 and was completed on 1 December 2008.  The formal accounting merger date was 17 November 2008.

The merger was effected by a scheme of arrangement whereby St.George shareholders received 1.31 Westpac ordinary shares for each St.George ordinary share held.  The final merger purchase price was $12.2 billion which was equivalent to a price to book ratio of 1.7 times and a price to earnings multiple of 9.2 times.

The merger has significantly enhanced The Westpac Group by increasing its scale, growing the customer base, and improving the Group’s capacity to meet customer needs and preferences via a multi-brand strategy.  In particular the merger has led to:

•             A 40% increase in customer numbers to around 10 million, along with a 40% increase in Australian distribution capacity, including more branches, more business banking centres and a significant increase in ATMs;

•             An improvement in the Group’s efficiency profile with the merger, expected to lead to a sub-40% cost to income ratio from both increased scale and increased purchasing power; and

•             Enhanced revenue opportunities including the sharing of best practice and the roll out of additional banking and wealth products across the St.George network.

The development of a multi brand strategy has been a key element of the merger, allowing The Westpac Group to meet the specific needs of broader range of customers.  As a result, the merger has seen:

•             Retention of all the brands including  Westpac, RAMS, BTFG, St.George, BankSA and Asgard;

•             Retention of the branch and ATM networks of both major brands.  Indeed, over the year, both Westpac and St.George have expanded their respective branch networks by 8 and 5 branches respectively; and

•             Retained a corporate presence in Kogarah, a key corporate office of St.George.

The initial phase of the merger in the First Half 2009 focussed on establishing how the businesses work together and the implementation of the operating model, the consolidation of head office activities and minimising the disruption to customers from the merger.   Specific focus areas included:

•             Rapid appointment of the first four management layers to provide certainty to all employees.  This was achieved in the four weeks following merger implementation;

•             Establishment of comprehensive customer retention plans;

•             Implementation of reciprocal ATM fee waivers  for both Westpac and St.George customers;

•             Consolidation of Treasury and funding activities to reduce funding costs;

•             Alignment of accounting and risk policies, including consolidated management reporting; and

•             Establishment of secure technology and communication links between Westpac and St.George.

In Second Half 2009, significant progress has been made on key integration milestones including:

•             Integration of finance functions to enable effective governance and consolidated reporting.  The project to move to a single general ledger is on target to be completed by the end of calendar 2009;

•             Plans to move to a single Authorised Deposit-taking Institution (ADI);

•             Working with APRA towards achieving Basel II Advanced Accreditation for St.George Bank for credit, market and operational risk;

•             Finalisation of the Technology Strategy for the merged Group;

•             Integrating people systems including payroll, recruitment and occupational health and safety systems;

•             Consolidation of wealth contact centre operations in 2010;

•             Wealth cross sell initiatives into St.George Bank, including BT Super for Life and multi-branded general insurance products;  and

•             Expanding cross sell initiatives into St.George Bank, including WIB products.

As a result of these achievements, the merger integration plan is on track.

Importantly, despite the significant change involved with the merger, St.George has delivered improved business momentum and enhanced employee engagement through the year.  More detail is provided in the St.George division commentary.

Review of Group Operations

Continued

Merger integration costs

In announcing the merger, The Westpac Group indicated that it expected to spend $700 million in integration costs.  To 30 September 2009, $392 million has been spent.  $361 million was spent in the twelve months to 30 September 2009 (including $27 million of merger transaction costs), with $31 million spent in Full Year 2008.  Integration costs are treated as a cash earnings adjustment.  Details of the spending include:

$m	Half Year Sept 09	Half Year March 09	Half Year Sept 08	Total to date
IT, systems and operations	116	30	—	146
Restructuring and outsourcing	57	46	—	103
Program governance and strategy development	29	39	6	74
Transaction costs and stamp duty	1	28	25	54
Revenue and retention investment	6	9	—	15
Total cash spend	209	152	31	392

Reflected in cost of merger	—	27	18	45
Cash earnings adjustments	209	125	13	347
Total cash spend	209	152	31	392

Merger benefits

Expense synergies

Expense synergies for 2009 reached $143 million, 19% ahead of initial estimates and contributing to the faster achievement of a sub-40% cost to income ratio for the Group.

At 30 September 2009, the merger delivered a reduction of 1,275 permanent roles and contractors delivering $99 million in personnel expense synergies. These savings constitute the majority of the planned cost synergies achieved over the 10 months to 30 September 2009.

In addition, non-personnel expense synergies of $44 million have also been achieved in the review of our key sourcing contracts and the rationalisation of areas of duplicate expenditure including:

•             Renegotiation of supplier rates for recruitment, office supplies, commercial printing, travel and consulting; and,

•             Rationalisation of Head Office costs, including the alignment of external audit services, various insurance policies, and the Board of Directors.

Net expense synergies $m	Full Year 2009(1) benefits delivered	Annualised run-rate benefits to date
Personnel	99	182
Non-personnel	44	52
Total net expense synergies delivered as at 30 September.	143	234

Customer retention

In the merger business case, customer attrition of 4% of St.George customers was assumed.  This estimate took into account the maintenance of separate brands and past merger and acquisition experience in the financial services sector.  Since the merger date, there has been no net loss of St.George customers as a result of the merger.

On the contrary, since the merger, the focus on customer retention and the increased investment in the St.George brand has seen an improvement in business momentum and an increase in customer numbers.  At the same time, over the eleven months to August 2009, St.George and Westpac have increased their respective consumer Net Promoter Scores, and St.George continues to maintain the number one ranking against the major financial institutions (Roy Morgan Research, August 2009).

This has significantly improved the merger benefit profile.

(1)  FY09 benefits include those delivered in the ten months to 30 September 2009.

Review of Group Operations

Continued

	Number of customers (’000)
Customer segment	30 Sept 09	30 Sept 08
St.George retail and small business	2,156	2,112
BankSA retail	448	448
Total	2,604	2,560

Westpac RBB	4,580	4,383

St.George wealth and insurance(1)	415	419

Funding

Since the merger, all new wholesale funding has been raised utilising The Westpac Group’s ‘AA’ credit-rating, or under the Federal Government Guarantee.  This has involved significant benefits for the Group as St.George was previously an ‘A’ rated issuer and would have incurred higher wholesale funding costs and higher Government Guarantee costs.

Cross-sell and sharing best practice

The implementation of several cross-sell initiatives commenced in 2009 and more are in development.  Revenue benefits of $7 million were achieved in the year to 30 September 2009 including:

•             Sales of multi-branded general insurance products; and

•             Extending cash management expertise across BT and Asgard products.

In addition to the above, several initiatives to share best practice across the Group are also underway. These include:

•             Sharing best practice in Customer Resolution and Support;

•             Leveraging St.George technology and expertise;

•             Sharing best practice in Contact Centre Management; and

•             Application of Westpac credit risk judgement approach across the entire group.

(1)  St.George wealth and insurance customer numbers at 30 September 2008 have been revised to include previously omitted data.

Divisional Results

6.0        Divisional Results

Divisional results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each business reflecting the management rather than the legal structure (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, comparatives have been restated and may differ from results previously reported. Results below are presented on a cash earnings basis and results for divisions that now include parts of the St.George business are presented on a pro forma basis for Full Year 2009, First Half 2009 and Full Year 2008.

Our internal transfer-pricing framework attributes value between divisions. Its primary attributes are:

•             Treasury funding product balances are fully transfer-priced at inter-bank rates according to the tenor of the underlying transactions; and

•             All overhead costs are allocated to revenue generating businesses, and capital is allocated to business groups using designated risk factors.

			% Mov’t			% Mov’t
Cash earnings $m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Westpac Retail & Business Banking	918	990	(7)	1,908	1,752	9
St.George Bank(1)	470	573	(18)	1,043	1,101	(5)
Westpac Institutional Bank(1)	203	158	28	361	853	(58)
BT Financial Group (Australia)(1)	278	215	29	493	536	(8)
New Zealand(2)	26	168	(85)	194	395	(51)
Pacific Banking	33	69	(52)	102	93	10
Group Businesses(1)	404	122	large	526	317	66
Total Group cash earnings(1)	2,332	2,295	2	4,627	5,047	(8)
Less Wealth Management(3)
Australia(1)	247	113	119	360	462	(22)
New Zealand(2)	16	14	14	30	31	(3)
Total Wealth Management(1),(4)	263	127	107	390	493	(21)
Total banking cash earnings(1)	2,069	2,168	(5)	4,237	4,554	(7)

			Mov’t				Mov’t
Expense to income ratio %	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09		Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Westpac Retail & Business Banking	47.2%	47.4%	20bps		47.3%	49.4%	210bps
St.George Bank(1)	36.2%	36.9%	70bps		36.5%	39.1%	260bps
Westpac Institutional Bank(1)	36.6%	30.8%	large		33.5%	38.1%	large
BT Financial Group (Australia)(1)	51.1%	57.2%	large		54.0%	52.7%	(130bps	)
New Zealand(2)	46.7%	43.7%	(300bps	)	45.1%	45.3%	20bps
Pacific Banking	39.6%	29.6%	large		33.6%	30.0%	(360bps	)
Group Businesses(1)	3.6%	—	(360bps	)	2.4%	2.0%	(40bps	)
Group ratio(1)	40.1%	40.4%	30bps		40.2%	43.3%	310bps

Wealth Management(3)
Funds Management(1)	69.1%	67.2%	(190bps	)	68.2%	57.5%	large
Insurance(1)	24.2%	34.0%	large		28.6%	29.9%	130bps
Total Wealth Management ratio(1),(4)	54.1%	58.2%	large		56.1%	52.6%	(350bps	)
Banking ratio (cash earnings basis)(1)	38.5%	38.5%	—		38.5%	42.3%	380bps

(1)  Pro forma results for First Half March 2009, Full Year September 2009 and Full Year September 2008.

(2)  New Zealand comprises our New Zealand retail banking operations and wealth management businesses including our New Zealand Life business and BT New Zealand. New Zealand results for the Second Half 2009, First Half 2009, Full Year 2009 and Full Year 2008 have been converted to Australian dollars at the actual average exchange rates of 1.2482, 1.2050, 1.2266 and 1.1940 for the respective periods. Refer Section 6.5 for New Zealand segment results in New Zealand dollars.

(3)  Wealth Management includes the New Zealand Wealth Management Business, BT Financial Group (Australia) excluding Private Bank, and Wealth Management activities in WIB which include Margin Lending, Broking, Private Portfolio Managements and Hastings Funds Management.

(4)  Reflects the impacts of cash earnings adjustments and certain accounting reclassifications. Details of these adjustments are included in Section 11 Group Earnings Reconciliations.

Divisional Results Continued

6.1        Westpac Retail & Business Banking

Westpac Retail and Business Banking (Westpac RBB) is responsible for sales and service for our consumer and small to medium enterprise customers (typically with facilities less than $15 million) in Australia under the ‘Westpac’ and ‘RAMS’ brands. Activities are conducted through our nationwide network of branches and business banking centres, home finance managers (HFMs), specialised consumer and business relationship managers with the support of Cash Flow, Financial Markets and Wealth specialists, call centres, automatic teller machines (ATMs), internet and telephone channels.

Premium Business Group (PBG)(1) was transferred from Westpac RBB to WIB during the First Half 2009. Comparatives have been restated to reflect this transfer.

			% Mov’t			% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Net interest income	2,533	2,410	5	4,943	4,287	15
Non-interest income	568	706	(20)	1,274	1,356	(6)
Net operating income	3,101	3,116	—	6,217	5,643	10
Operating expenses	(1,465)	(1,478)	1	(2,943)	(2,787)	(6)
Core earnings	1,636	1,638	—	3,274	2,856	15
Impairment charges	(327)	(224)	(46)	(551)	(352)	(57)
Operating profit before tax	1,309	1,414	(7)	2,723	2,504	9
Tax and minority interests	(391)	(424)	8	(815)	(752)	(8)
Cash earnings	918	990	(7)	1,908	1,752	9

Economic profit	861	966	(11)	1,827	1,677	9
Expense to income ratio (%)	47.2%	47.4%	20bps	47.3%	49.4%	210bps

	$bn	$bn		$bn	$bn
Deposits
Term deposits	34.7	35.6	(3)	34.7	27.4	27
Other	69.1	62.9	10	69.1	59.5	16
Total deposits	103.8	98.5	5	103.8	86.9	19
Net loans
Mortgages	164.9	148.6	11	164.9	138.0	19
Business	41.3	42.1	(2)	41.3	41.9	(1)
Other	9.4	9.3	1	9.4	9.1	3
Total net loans	215.6	200.0	8	215.6	189.0	14
Total assets	219.6	204.3	7	219.6	193.9	13

Financial Performance

Full Year 2009 — Full Year 2008

Features:

•             Cash earnings up 9%, core earnings growth of 15%, supported by strong growth in mortgages and deposits

•             Impairment charges $199 million higher, principally from small business, while consumer impairment charges remain low

Westpac RBB delivered cash earnings of $1,908 million, up $156 million, or 9% compared to the Full Year 2008, with strong revenue growth more than absorbing significantly higher impairment charges.

The combination of 10% revenue growth and 6% cost growth has delivered very strong growth in core earnings of 15% and a further improvement in efficiency with the cost to income ratio falling 210 basis points to 47.3%.

Within Westpac RBB, RAMS delivered a sound performance. RAMS began making monthly profits in March 2009, 15 months after acquisition and just under half the time originally expected.

Net interest income increased a very strong 15% over the year, with a 14% increase in lending and a 9 basis point improvement in margins.  All of the growth in lending over the year was due to mortgages, with both other personal lending and business lending relatively flat.  In business lending, while experiencing good demand this was more than offset by many small businesses paying down debt as they reduced gearing.

(1)  Business customers with facilities that are typically from $10 million to $100 million.

Divisional Results Continued

Over the last two years, Westpac RBB has steadily increased the size and capability of its customer facing sales force.  This has been further enhanced with the roll-out of the Westpac Local business model which provides local bank managers with the authority and resources to meet the needs of their local markets.  Around 60% of the network is now operating under the Westpac Local model.  This investment, combined with a rise in home finance manager productivity, has been a key driver of the 19% growth in mortgages and the 19% rise in deposits over the year.  The 19% growth in mortgages equated to 1.8 times banking system growth and was assisted by:

•             The RAMS acquisition in early 2008, which has increased Westpac RBB distribution reach.  RAMS contributed 21% to the growth in Westpac RBB mortgages over the year, with the franchise benefiting from increased first home buyer demand, one of their key customer segments; and

•             An increase in the proportion of mortgages originated via third parties to 45% from 38%.  This reflects the re-introduction of RAMS home loans back to the broker network and the improved profitability of this segment following fee changes introduced in 2008.

Other personal lending, including credit cards increased over the year (3%), with a 1% fall in credit card balances offset by an increase in other personal lending.

The 19% growth in deposits was a highlight of the year growing at 1.4 times banking system and enabling the business to fund more than 64% of lending over the year.  Term deposit growth was a primary driver of the increase (up 27%), particularly in the first half of the year.  Online saving accounts (up 19%) experienced good growth, especially in the latter months of the year as consumers remained conscious of higher returns, but also sought greater flexibility to access their funds.

Margins continue to be impacted by opposing factors with improving lending spreads and declining deposit spreads.  In Full Year 2008, lending spreads were unusually low as lending interest rates did not match the sharp increase in funding costs over that year.  In Full Year 2009, lending spreads have been partially restored, as facilities were progressively repriced.

Deposits spreads declined as a result of a change in the mix of deposits towards lower spread products, and from a significant increase in deposit competition.  Term deposits now comprise just over 33% of the deposit base at 30 September 2009 compared to 32% at 30 September 2008.

Non-interest income decreased 6% over the year due to lower fees on credit cards, the impact of changes to exception fees in prior periods, and lower ATM fees following financial system reforms introduced over the year.  These declines were partially offset by higher income from our cards reward program (Altitude) from a one-off increase in points redeemed into the Qantas frequent flyer program (with a related offset in expenses).

Operating expenses grew 6% compared to the Full Year 2008 reflecting the further investment in the franchise with 561 new customer serving employees and specialist relationship bankers.  Major drivers of expenses were:

•             An increase in average FTE employees of 355;

•             General pay rises processed over the year of 4%;

•             A $20 million increase in expenses associated with the opening of 8 new branches and 4 new business banking centres along with the refurbishment of 113 branches including lease costs and fit-out expenses; and

•             Higher costs associated with an increase in credit card loyalty points redeemed over the year (see comment in revenues above).

Impairment charges increased $199 million over the year to $551 million with most of the rise associated with increased impairments in small and medium sized businesses.  The credit risk of the consumer portfolio continues to remain sound.

New individually assessed provisions increased by $127 million over the year, with most of the increase due to higher impaired assets in the business portfolio.  The increase in impaired assets was evenly spread across industries and sectors.  Write backs and recoveries were $5 million higher than the prior year.

Business impaired assets to total committed exposure increased from 0.31% at 30 September 2008 to 0.79% as at 30 September 2009.

Collectively assessed provisions increased by a more modest $25 million over the year, with most of the change due to consumer products with higher write-offs and some downgrades in the business portfolio.

Consumer 90 day delinquencies increased in the first half of the 2009 but have been easing since then.  As a result, delinquencies greater than 90 days in the mortgage portfolio were down 7 basis points over the year to 0.31% at 30 September 2009 while greater than 90 day delinquencies in other consumer products were up 8 basis points to 0.99%.  The moderation in mortgage delinquencies through the year reflects the health of the consumer segment along with increased collection efforts and customers paying down debt where they have capacity to do so.  Actual losses on the mortgage portfolio were $22 million.

Divisional Results Continued

Second Half 2009 — First Half 2009

Features:

•               Cash earnings down 7% following a reduction in non-interest income and higher impairments

•               Result affected by reward point redemptions in First Half 2009, adjusting for the change revenue was up 4% and expenses up 7% over the prior period

Westpac RBB cash earnings declined by $72 million or 7% compared to the First Half 2009. In the First Half 2009, the redemption of credit card reward points had a small impact on cash earnings but a more material impact on the composition of the income statement. Excluding the reward points impact, cash earnings declined by 6% with net operating income rising 4% (with non-interest income down 1%) and expenses increasing 7%.

Lower second half earnings were due to higher impairment charges and the full period impact of the continuing investment in distribution. Core earnings were flat over the prior half and up 2% when adjusted for the reward points impact.

Net interest income increased a solid 5% over the first half with 8% growth in lending and a 2 basis point decline in interest margins.

As with the full year, lending growth was dominated by mortgage lending which increased 11%.  Good growth was achieved across Westpac RBB, RAMS and mortgage brokers.  Business lending eased moderately over the half and while some new demand for finance is being experienced, small businesses are generally continuing to focus on reducing their gearing.

Deposit growth slowed and was up 5% over the half, as customers began to invest outside the banking system, including into equities.  Term deposit balances contracted over the half as depositors became more reluctant to lock in their funds for fixed periods and instead chose to direct their funds to on-line savings and bonus savings accounts.   Most of the deposit growth was recorded in the consumer segment, with businesses choosing to use excess cash to reduce gearing.

Lending spreads increased over the half driven by increased spreads on cards and other personal lending.  Spreads on mortgages and business were a little lower as the continuing increase in funding costs was not fully matched by the repricing of customer facilities.  Deposit spreads declined further reflecting the continuing growth in lower spread products and the intense market competition.

Non-interest income fell $138 million, or 20%. The main reason for the decline was the high (and one off) income received from our cards reward program (Altitude) from an increase in points redeemed into the Qantas frequent flyer program in the first half of the year (with a similar impact on expenses). This saw revenue in the first half around $130 million higher than the second half.  Contributing to the lower fees was also a further reduction in ATM fees and lower exception fees.

Operating expenses fell 1%, compared to the First Half 2009 due principally to the absence of expenses associated with the one-off redemption of credit card reward points.  Excluding this impact, expenses were up 7%.  Most of this increase was due to the continued roll out of the Westpac Local model and rise in distribution costs. The implementation of Westpac Local has involved more employees in the front line and higher redundancy costs from some changed roles. The increase in branches has also involved higher local advertising spend.

Impairment charges increased $103 million over the first half reflecting the softer economic conditions, particularly for small and medium businesses.

Impairment charges in the consumer portfolio were little changed over the half with a modest increase in direct write-offs in the unsecured portfolio offset by a reduction in collectively assessed provisions associated with the easing in delinquencies over the half.  Delinquencies greater than 90 days decreased by 14 basis points for mortgages to 31 basis points and decreased 6 basis points for other consumer products to 0.99% compared to First Half 2009.

Impairment charges in the business portfolio reflect the slow-down in economic activity on the small business sector.  The business portfolio represented over two thirds of the rise in impaired assets and associated impairment provisions.  An increase in collectively assessed provisions was also recorded mostly from higher write-offs.

Business impaired assets to total committed exposure increased from 0.42% at 31 March 2009 to 0.79% as at 30 September 2009.

Divisional Results Continued

6.1.1    Westpac RBB Key Metrics

Lending and Deposit Growth (%)(1)	2H09	1H09	2H08	1H08
Consumer lending	21	15	13	18
Business loans	(3)	(1)	18	17
Retail deposits	10	27	14	22

Third Party Origination (%)	2H09	1H09	2H08	1H08
Consumer lending (mortgages)	45	43	38	38

Divisional Interest Margin (%)	2H09	1H09	2H08	1H08
Westpac RBB	2.32	2.34	2.24	2.24

Credit Quality (%)	2H09	1H09	2H08	1H08
Mortgage delinquencies > 90 days	0.31	0.45	0.38	0.36
Other consumer loans delinquencies > 90 days	0.99	1.05	0.91	1.03
Business impaired assets to total committed exposure	0.79	0.42	0.31	0.26

Net Promoter Score (NPS) (%)	2H09	1H09	2H08	1H08
Westpac - Consumer(2)	(15)	(17)	(24)	(20)
Westpac - Business(2)	(21)	(22)	(32)	(27)
Peer group - Consumer(2),(3)	(15)	(14)	(19)	(16)
Peer group - Business(2),(3)	(25)	(19)	(22)	(19)

(1)  Growth on prior period annualised.

(2)  Source: Roy Morgan Research. Second Half 2009 metric based on the 6 month moving average for the six months ended 30 September 2009.

(3)  Peer group average includes CBA, NAB, ANZ, and St.George.

Divisional Results Continued

6.2        St.George Bank

St.George Bank, in this section (“St.George”) is responsible for sales and service for consumer, business and corporate customers in Australia under the St.George and BankSA brands.

Consumer activities are conducted through a network of branches, third party distributors, call centres, ATMs, EFTPOS terminals and internet banking services. Business and corporate customers (businesses with facilities typically up to $150 million) are provided with a wide range of banking and financial products and services including specialist advice for Cash Flow Finance, Trade Finance, Automotive and Equipment Finance, Property Finance, Transaction Banking and Treasury Services. Sales and service activities for business and corporate customers are conducted by relationship managers via business banking centres, internet and telephone banking channels.

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Net interest income	1,340	1,266	6	2,606	2,299	13
Non-interest income	331	348	(5)	679	650	4
Net operating income	1,671	1,614	4	3,285	2,949	11
Operating expenses	(605)	(595)	(2)	(1,200)	(1,153)	(4)
Core earnings	1,066	1,019	5	2,085	1,796	16
Impairment charges	(396)	(198)	(100)	(594)	(223)	(166)
Operating profit before tax	670	821	(18)	1,491	1,573	(5)
Tax and minority interests	(200)	(248)	19	(448)	(472)	5
Cash earnings	470	573	(18)	1,043	1,101	(5)

Economic profit	319	474	(33)	793	940	(16)
Expense to income ratio (%)	36.2%	36.9%	70bps	36.5%	39.1%	260bps

	$bn	$bn		$bn	$bn
Deposits
Term deposits	24.5	22.2	10	24.5	20.4	20
Other	36.6	34.6	6	36.6	33.5	9
Total deposits	61.1	56.8	8	61.1	53.9	13
Net loans
Mortgages	82.7	76.4	8	82.7	73.7	12
Business	33.3	33.5	(1)	33.3	31.9	4
Other	5.2	5.0	4	5.2	4.7	11
Total net loans	121.2	114.9	5	121.2	110.3	10
Total assets	127.6	117.3	9	127.6	110.5	15

Financial Performance

Full Year 2009 — Full Year 2008

Features:

•             Cash earnings decreased 5% with strong core earnings offset by a $371 million increase in impairment charges

•             Core earnings growth of 16% was supported by 10% growth in lending and 13% growth in deposits

In its first year as part of The Westpac Group, St.George delivered cash earnings of $1,043 million, down $58 million, or 5% over the Full Year 2008.  The lower earnings for the year was due to higher impairment charges as commercial businesses in particular felt the impact of the weaker economic conditions.

The St.George business started the year relatively slowly, as a decrease in advertising spending late in Second Half 2008 and some uncertainty associated with the merger, reduced new lending growth early in 2009.  As the year progressed, sales momentum improved with renewed focus on the business, a dissipation of uncertainty associated with the merger and supported by the restoration of advertising helped the business deliver good revenue growth and very strong core earnings growth (up 16%).

Within St.George, BankSA delivered a strong performance with cash earnings up 20%. Core earnings at Bank SA were up 16% with impairment charges remaining low.

The solid increase in St.George revenues was principally driven by net interest income (up 13%) with good lending and deposit growth and a 10 basis point improvement in margins.

Divisional Results Continued

Loans grew 10% and deposits grew 13% over the year, with the improved momentum reflected in good market share gains in the second half of the year.  Key components of growth included:

•             Mortgages grew 12%, slightly above the banking system for the year.  This compared to growth of 9% for the 2008 year. First home buyers accounted for around 19% of new lending while home equity lending was subdued.  Third party mortgage originations accounted for 48% of new mortgage lending for Full Year 2009, slightly lower than recorded in 2008 (around 49%);

•             Other consumer lending, including credit cards increased by 11%.

•             Business lending increased 4% over the year with a 13% increase in bank acceptance lending, principally from commercial companies, offset by a reduction in other lending as larger companies took the opportunity to reduce gearing through the year.  Good growth was achieved in the Auto sector through the year; and

•             Deposit growth was driven by a 20% rise in term deposits, particularly from consumers.  The 9% growth in other deposits was due to good growth across online savings and transaction accounts.

Interest margins were partly restored in 2009 rising by 10 basis points to 2.04%.  Higher margins were due to the gradual repricing of business facilities (now around 40% complete) and the partial repricing of mortgages.

Higher lending spreads were partially offset by the impact of lower retail deposit spreads over the year to 30 September 2009.  This decline was due to a material increase in deposit competition over the period, coupled with the declining cash rate, which reduced transaction account spreads.

Non-interest income increased 4% over the year, with higher banking fees offset by lower transaction fees and the absence of some one-off items recorded in Full Year 2008.  The rise in banking fees was due to an increase in loan discharge fees and good growth in home loan package fees.  Transaction fees were lower impacted by fee changes associated with direct ATM charging, combined with the reduction in the monthly fee charged on the division’s key transaction account from $7 to $5.  In Full Year 2008, non-interest revenue was also supported by $6 million of research and development rebates.

Operating expenses grew $47 million or 4%, a sound performance given the investment in the business and the need to restore advertising spending from unsustainably low levels.  Major drivers of expenses were:

•             $13 million (3%) higher employee costs, principally from enterprise agreement increases;

•             $11 million increase in advertising spending (up 25%); and

•             $10 million rise in property expenses from the sale and leaseback of additional properties in Second Half 2008, and the opening of 5 new branches.

Productivity across the network improved over the year with the expense to income ratio consolidating below 40% to 36.5%.

Impairment charges increased by $371 million over the year to 30 September 2009 with the increase principally due to new individually assessed provisions in the business portfolio.  This was partly offset by the impact of the economic overlay raised by St.George in Full Year 2008 that was not repeated in Full Year 2009.

Business impairment charges increased $431 million compared to Full Year 2008 with commercial facilities including commercial property accounting for most of the rise.  Much of the stress in this portfolio has been in property development projects, typically outside the major central business districts. Regions experiencing stress are typically those that were experiencing strong growth prior to the GFC, including Western Australia and South East Queensland.  These properties have limited income to service debt, and easing property prices has reduced the value of collateral on these loans.

Other stress in the commercial sector has been evenly spread across industries.

Corporate/Business impaired assets to total committed exposure increased from 0.26% at 30 September 2008 to 2.35% as at 30 September 2009.

The consumer portfolio continues to perform very well with impairment charges decreasing $1 million compared to Full Year 2008.

Reflecting the health of the consumer book, after rising early in the year, mortgage delinquencies greater than 90 days have subsequently eased. Delinquencies on other consumer products had a similar trend, rising in the first half before declining in the second half. This strong consumer performance reflects the increased resources devoted to collections along with more customers taking the opportunity to pay down debt where they have capacity to do so.

Divisional Results Continued

Second Half 2009 — First Half 2009

Features:

•             Cash earnings down 18%. Core earnings growth of 5% with continuing deposit and lending growth

•             Impairment charges increased $198 million, principally related to the commercial and business portfolio

St.George delivered cash earnings of $470 million, down $103 million, or 18%, compared to the First Half 2009 as a result of good income growth being more than offset by an increase in impairment charges.

Core earnings (before impairment charges) increased 5% over the half driven by continuing good growth in net interest income.

Total income increased 4% over the half with net interest income rising a solid 6%. St.George has consistently increased its share of key products in the second half of the year gradually building momentum as the year progressed.  Lending increased 5% over the prior half with 8% growth in mortgages (1.3 times the banking system) whilst business lending was little changed.

Deposit growth was solid at 8%, with around half the increase due to term deposits and half due to transaction and online savings accounts. The high interest “Power Saver” account and business transaction accounts were particularly successful over the prior half.

Net interest margins increased 6 basis points over the second half, principally from higher deposit income reflecting the growth above.

The 5% reduction in non-interest income over the half was due to fees declining from both ATM fee changes and lower transaction account fees. Banking fees were a little higher.

Operating expenses were 2% higher compared to the First Half 2009.  Employee costs were little changed with most of the increase due to higher advertising expenses and increased consultant fees as St.George sought to further enhance its market position post the merger.

Impairment charges increased $198 million over the first half with around one third of the increase due to higher individually assessed provisions and the residual due to higher collectively assessed provisions.

Impairment charges in the business portfolio increased $236 million compared to the First Half 2009.  The number of new impaired facilities since 31 March 2009 was broadly in line with that recorded in the First Half 2009, however a deterioration in loss given default, from lower collateral values, has required higher provision levels. The increase in business impairment charges was partly offset by a reduction in impairment charges relating to the consumer portfolio.

Business impaired assets to total committed exposure increased from 1.46% at 31 March 2009 to 2.35% as at 30 September 2009 principally due to declining collateral values.

The rise in collectively assessed provisions reflects:

•             An increase in write-offs direct, particularly in credit cards and personal loans; and

•             A rise in watchlist and substandard exposures as St.George has sought to give more management attention to customers showing signs of stress.  As a facility is downgraded to watchlist or substandard, additional collective provisions are required.

Delinquencies greater than 90 days decreased by 17 basis points for mortgages and 42 basis points for unsecured consumer products compared to First Half 2009.  The fall in arrears reflects a trend by customers towards deleveraging including the impact of government payments being directed towards debt reduction.

Divisional Results Continued

6.2.1       St.George Bank Key Metrics

Lending and Deposit Growth (%)	2H09	Pro forma 1H09	Pro forma 2H08	Pro forma 1H08
Consumer lending	16	8	8	10
Business lending	(1)	10	22	24
Deposits	15	10	24	14

Third Party Origination (%)	2H09	1H09	Pro forma 2H08	Pro forma 1H08
Consumer lending (mortgages)	50	46	49	49

Divisional Interest Margin (%)	2H09	Pro forma 1H09	Pro forma 2H08	Pro forma 1H08
St.George Bank	2.07	2.01	1.92	1.96

Credit Quality (%)	2H09	1H09	Pro forma 2H08	Pro forma 1H08(1)
Mortgage delinquencies > 90 days	0.35	0.52	0.31	0.26
Other personal lending delinquencies > 90 days	0.97	1.39	1.09	1.32
Corporate/Business impaired assets to total committed exposure	2.35	1.46	0.26	0.21

Net Promoter Score (NPS) (%)	2H09	1H09	Pro forma 2H08	Pro forma 1H08
St.George - Consumer(2)	(9)	(5)	(13)	(5)
Peer group - Consumer(2),(3)	(17)	(17)	(21)	(19)

(1)  1H08 reflects overall percentage for St.George ADI.

(2)  Net Promoter Score Source: Roy Morgan Research. Second Half 2009 metric based on the 6 month moving average for the six months ended 30 September 2009.

(3)  Peer group includes Westpac, ANZ, CBA and NAB.

Divisional Results Continued

6.3        Westpac Institutional Bank

Westpac Institutional Bank (WIB) delivers a broad range of financial services to commercial, corporate, institutional and government customers either based in or with interests in Australia and New Zealand. WIB operates through dedicated sales industry teams, supported by specialist knowledge in financial and debt capital markets, transactional banking, margin lending, broking and alternative investment solutions. Customers are supported through branches and subsidiaries located in Australia, New Zealand, New York, London and Asia.

WIB’s result is presented under two separate businesses; the Institutional Bank (excluding Equities) and the Equities business. The Equities business combines the operations of Equity Derivatives, along with Margin Lending, Broking and Managed Accounts. The Equities business has been separately disclosed in this result to provide a clear picture of its impacts on the division.

WIB’s result includes the Premium Business Group (PBG)(1), which was transferred from Westpac RBB during First Half 2009. Comparatives have been restated to reflect this transfer.

Institutional Bank (including Equities)

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Net interest income	880	905	(3)	1,785	1,375	30
Non-interest income	544	743	(27)	1,287	1,186	9
Net operating income	1,424	1,648	(14)	3,072	2,561	20
Operating expenses	(521)	(507)	(3)	(1,028)	(976)	(5)
Core earnings	903	1,141	(21)	2,044	1,585	29
Impairment charges	(621)	(907)	32	(1,528)	(389)	large
Operating profit before tax	282	234	21	516	1,196	(57)
Tax and minority interests	(79)	(76)	(4)	(155)	(343)	55
Cash earnings	203	158	28	361	853	(58)

Economic profit	(128)	(233)	45	(361)	422	(186)
Expense to income ratio (%)	36.6%	30.8%	large	33.5%	38.1%	large

	$bn	$bn		$bn	$bn
Deposits	51.0	48.6	5	51.0	38.3	33
Net loans	75.3	82.7	(9)	75.3	83.9	(10)
Total assets	114.6	133.0	(14)	114.6	130.0	(12)
Funds under management	8.9	7.9	13	8.9	9.3	(4)

Westpac Institutional Bank has had an extraordinary year characterised by strong revenue growth more than offset by a material rise in impairment charges. Cash earnings for the year was down $492 million or 58% as impairment charges increased $1.1 billion.  While the decline in cash earnings was disappointing, core earnings (before impairment charges) were exceptionally strong, up 29% supported by strong customer flows.

(1)  Business customers with facilities typically from $10 million to $100 million.

Divisional Results Continued

6.3.1    Institutional Bank (IB) (Excluding Equities)

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Net interest income	830	803	3	1,633	1,191	37
Non-interest income	524	763	(31)	1,287	1,193	8
Net operating income	1,354	1,566	(14)	2,920	2,384	22
Operating expenses	(468)	(454)	(3)	(922)	(853)	(8)
Core earnings	886	1,112	(20)	1,998	1,531	31
Impairment charges	(594)	(751)	21	(1,345)	(310)	large
Operating profit before tax	292	361	(19)	653	1,221	(47)
Tax and minority interests	(83)	(114)	27	(197)	(347)	43
Cash earnings	209	247	(15)	456	874	(48)

Economic profit	(91)	(93)	2	(184)	490	(138)
Expense to income ratio (%)	34.6%	29.0%	large	31.6%	35.8%	large

	$bn	$bn		$bn	$bn
Deposits	51.0	48.6	5	51.0	38.3	33
Net loans	71.5	78.7	(9)	71.5	78.0	(8)
Total assets	110.0	127.5	(14)	110.0	122.6	(10)
Funds under management	7.2	6.5	11	7.2	7.5	(4)

Financial Performance

Full Year 2009 — Full Year 2008

Features:

•             Cash earnings fell 48% to $456 million due to a material increase in impairment charges

•             Core earnings strong, up 31% from strong customer flows and risk management activities in Debt Markets and Foreign Exchange, Commodities, Carbon and Energy (FX & CCE)

The Institutional Bank’s cash earnings fell to $456 million with exceptionally strong growth in core earnings offset by a $1.0 billion increase in impairment charges linked to the GFC and the associated slowdown in economic activity.

The 31% increase in core earnings was driven by a 22% increase in revenue over the year.  This strong revenue growth reflected improved customer flows across the business as the division actively supported customers through the more challenging conditions. Effective market risk management in the more volatile operating environment particularly in FX&CCE also made a significant contribution to revenue.  The strong markets performance was achieved with only a small increase in measured VaR.

Key components of the growth in revenue included:

•             Debt Markets revenue increased $396 million or 55% over the year with solid performance in financing and originations, and an improved markets performance from higher sales, mark to market gains on the credit trading portfolio, and effective risk management in a volatile interest rate market;

•             Within Debt Markets, the financing book performed well with income up $190 million.  Net loans recorded a decline (13%) with companies deferring capital expenditure and using the proceeds of capital raised to reduce debt.  Margins were higher over the year (up 20 basis points) as the portfolio has been progressively repriced for the higher cost of funds and higher risk premiums.  Around 66% of the financing portfolio has now been repriced.  Income was also higher from the repricing of fees that were heavily discounted prior to the GFC including unused limit fees and establishment fees;

•             Foreign Exchange, Commodities, Carbon and Energy increased revenue $176 million over the year. This very strong performance was due to improved customer flows and a widening of market spreads, particularly in the first half of the year. The business was also well positioned for the increase in volatility that emerged over the year;

•             The Premium Business Group increased revenues $21 million over the year up 6%.  The rise was due to higher fees similar to that experienced in the financing book as above;

•             Transactional and Client Services lifted revenue $63 million over the year, up 17%.  Most of the increase was due to the increase in deposits gathered through the year, mostly in working capital; and

Divisional Results Continued

•             Specialised Capital Group (SCG) revenue was sharply down over the year (down $184 million) following the write down in the value of assets and investments held (recorded as negative revenue) of $155 million.  The residual value of assets written down was $438 million and includes assets held for ultimate placement into funds, direct equity investments and strategic holdings in the funds.

A feature of growth over the year was that much of the increase was recorded in net interest income. This was principally due to the strong deposit growth over the period, reducing the need for high cost wholesale funds, along with higher margins and an increased significance of interest rate products in the markets business.

Expenses increased 8% over the year mainly due to higher personnel costs, restructuring costs and the impact of foreign exchange movements on our offshore cost base as the average A$ exchange rate was lower than the prior year.

Impairment charges early in the year were principally driven by three large corporate exposures that were directly impacted by the GFC.  Together, these facilities contributed just over $400 million to impairment charges for the year.

Impairment charges also increased from a deterioration in commercial facilities (typically those with a facility in the $10 million to $100 million range). Around 35% of the impairment charges were due to this segment with approximately 56% of these losses in property.

Later in the second half, the deterioration in Institutional and Commercial facilities abated as fewer companies were downgraded and some companies were able to improve their financial health (and rating) via capital raisings.

Second Half 2009 — First Half 2009

Features:

•             Cash earnings down 15% as the strong markets performance in the first half of the year was not repeated

•             Foreign Exchange, Commodities, Carbon and Energy revenue was $351 million lower

•             Impairment charges $157 million lower (down 21%)

Cash earnings in the Institutional Bank were down $38 million over the prior half.  While impairment charges were lower than the prior period, revenue declined as FX&CCE income, (while healthy at $160 million) did not match income earned in the first half.

Operating income was down $212 million or 14% with the key movements due to:

•             Debt Markets income was up $17 million over the prior half (3%) principally due to higher earnings in the financing book as margins improved along with a narrowing of the credit spreads assisting the credit trading portfolio;

•             Revenue from FX&CCE was significantly lower over the prior half, down $351 million, following an extraordinarily strong first half. This was due to the business failing to capture sharp directional change in foreign exchange rates and competition increasing significantly;

•             The Premium Business Group increased revenue 6% over the first half with increased fees driving the movement.  Improved lending spreads from repricing of the portfolio were offset by higher funding costs;

•             Transactional and Client Services increased revenue 3% over the prior half with a small rise in deposits;  and

•             SCG revenue improved in the half as write downs of $40 million were lower than the prior half of $115 million.

Expenses were up $14 million over the prior half due to software asset reviews and higher restructuring costs.

After increasing significantly in the first half of 2009, impairment charges were $157 million lower in the second half of the year but still remain relatively elevated.  While major impairment charges directly associated with the GFC abated, slower economic activity impacted commercial customers in both the corporate and institutional financing book and in the Premium Business Group.

Divisional Results Continued

6.3.2    Equities

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Net interest income	50	102	(51)	152	184	(17)
Non-interest income	20	(20)	200	—	(7)	100
Net operating income	70	82	(15)	152	177	(14)
Operating expenses	(53)	(53)	—	(106)	(123)	14
Core earnings	17	29	(41)	46	54	(15)
Impairment charges	(27)	(156)	83	(183)	(79)	(132)
Operating profit before tax	(10)	(127)	92	(137)	(25)	large
Tax and minority interests	4	38	(89)	42	4	large
Cash earnings	(6)	(89)	93	(95)	(21)	large

Economic profit	(37)	(140)	74	(177)	(68)	(160)
Expense to income ratio (%)	75.7%	64.6%	large	69.7%	69.5%	(20bps )

	$bn	$bn		$bn	$bn
Net loans	3.8	4.0	(5)	3.8	5.8	(34)
Total assets	4.6	5.5	(16)	4.6	7.4	(38)
Funds under management	1.7	1.4	21	1.7	1.8	(6)

Financial Performance

Full Year 2009 — Full Year 2008

Features:

•             Equities recorded a loss of $95 million in Full Year 2009

•             Lower revenues and a significant $104 million increase in impairment charges, principally from three concentrated portfolios

The Equities business recorded a $95 million loss over Full Year 2009 with weaker revenues and significantly higher impairment charges.

Market conditions were a major factor behind the 14% decline in revenues with lower equity markets causing:

•             Margin lending balances to fall as facilities were paid down to meet margin calls and investor appetite for geared equity investments waned;

•             Lower broking activity as investors retreated from the market;

•             Less demand for structured equity products; and

•             Lower FUM in the Managed Accounts business

Partially offsetting these factors has been an increase in margin lending spreads and improved equities trading income.

Expenses were down $17 million or 14% as lower levels of activity reduced processing costs.  Costs were also lower over the year as in 2008 the business had a larger investment program.

Impairment charges increased $104 million over the prior year with most of the increase due to three impaired facilities and $32 million of additional collectively assessed provisions.  While the majority of the margin lending portfolio involves diversified portfolios of liquid stocks (over 85%), the three troubled facilities were in concentrated portfolios supported by single stocks or managed funds that were illiquid or where redemptions were frozen.  As a result, when markets declined sharply an orderly exit of these portfolios was not achieved.

Divisional Results Continued

Second Half 2009 — First Half 2009

Features:

•                  Although improving, the business recorded a cash earnings loss of $6 million for the second half

•                  Funds under management recovered through the period.

Equities continued to have a difficult half and although market conditions began to improve through the second half of the year and funds under management recovered, the lower starting point for balances in margin lending and the Managed Accounts business meant that related revenues were also lower. At the same time, market participants remain cautious and this has seen only a modest increase in the appetite for margin lending and structured equities products. That said, the business has experienced an increase in broking volumes in the latter months of the year.

Partly off-setting the lower volumes, spreads on margin lending improved over the half and the trading performance in a rising market was solid. Overall operating revenue declined $12 million over the prior half.

Interest income declined $52 million with a large rise in non-interest income. Most of this movement was due to a reclassification of trading income from net interest income to non-interest income. Prior periods were not restated.

Expenses were unchanged over the prior half with similar activity levels recorded over the two halves.

Impairment charges improved over the half by $129 million as the concentrated credit issues of the first half were not repeated.

Divisional Results Continued

6.3.3       WIB Key Metrics

Revenue Contribution by Business Segments

	Pro forma	Pro forma		Pro forma	Pro forma
$m	Full Year Sept 09	Full Year Sept 08	Half Year Sept 09	Half Year March 09	Half Year Sept 08
Debt Markets	1,119	723	568	551	354
SCG (inc. Hastings)	(119)	65	(13)	(106)	19
Foreign Exchange and Commodities, Carbon and Energy	671	495	160	511	272
Equities	126	158	57	69	64
Transactional and Client Services	440	377	223	217	191
Premium Business Group	372	351	191	181	182
Other(1)	463	392	238	225	207
Total	3,072	2,561	1,424	1,648	1,289

(1)  Other revenue includes certain internal revenues and other sundry revenues.

Divisional Results Continued

6.4        BT Financial Group (Australia)

BT Financial Group Australia (BTFG) is the wealth management arm of The Westpac Group, which, following the merger with St.George in late 2008, also includes the wealth division of St.George bank.

Funds Management operations include: the manufacturing and distribution of investment, superannuation and retirement products; investment platforms such as Wrap and Master Trusts; private banking and financial planning.

Insurance solutions cover the manufacturing and distribution of life, general, lenders mortgage and deposit bonds.

BTFG’s brands include Advance Asset Management, Asgard, BT, BT Investment Management (60% owned by The Westpac Group and consolidated in BTFG’s Funds Management business), Licensee Select, Magnitude, Ascalon, Securitor, and the advice, private banking and insurance operations of BankSA, St.George and Westpac.

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Net interest income	146	123	19	269	219	23
Non-interest income	693	623	11	1,316	1,387	(5)
Net operating income	839	746	12	1,585	1,606	(1)
Operating expenses	(429)	(427)	—	(856)	(847)	(1)
Core earnings	410	319	29	729	759	(4)
Impairment charges	(10)	(5)	(100)	(15)	(6)	(150)
Operating profit before tax	400	314	27	714	753	(5)
Tax and minority interests	(122)	(99)	(23)	(221)	(217)	(2)
Cash earnings	278	215	29	493	536	(8)

Economic profit	199	130	53	329	398	(17)
Expense to income ratio (%)	51.1%	57.2%	large	54.0%	52.7%	(130bps )

Total assets	26.1	24.7	6	26.1	24.5	7
Funds under management	33.9	29.2	16	33.9	34.0	—
Funds under administration	76.7	62.0	24	76.7	72.7	6

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
Cash earnings $m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Funds management business	134	126	6	260	371	(30)
Insurance	113	78	45	191	159	20
Total funds management and insurance	247	204	21	451	530	(15)
Capital and other	31	11	182	42	6	large
	278	215	29	493	536	(8)

Financial Performance

BTFG cash earnings declined by 8% for the Full Year 2009, with weaker investment markets the primary reason for the fall. The decline in markets impacted earnings via lower fee income associated with lower FUM and FUA levels, lower commissions in the Advice business and lower returns on invested capital.

These elements impacted cash earnings by $63 million over the year or 12%. Importantly, as markets improved in the latter part of the year earnings began to recover ending the year in strong shape.

The Funds Management business was particularly impacted by lower markets with cash earnings 30% down. The Insurance business generated good growth over the year, up 20%, with strong growth in premiums.

Improved investment earnings increased the contribution from ‘Capital and other’ to $42 million. BTFG invests its capital conservatively, mainly in cash, and so its earnings were somewhat insulated from equity market declines.

Divisional Results Continued

6.4.1    Funds Management Business

Funds Management includes product management, product administration, product and platform intermediary distribution, client service, investment management, financial planning advice and private banking.

BTIM is consolidated within the Funds Management business. Also included in the Funds Management business are St.George’s superannuation and wealth management administration platform business, Asgard and Advance Funds Management.

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Net interest income	117	115	2	232	224	4
Non-interest income	604	588	3	1,192	1,431	(17)
Gross operating income	721	703	3	1,424	1,655	(14)
Commission expense	(131)	(146)	10	(277)	(367)	25
Net operating income	590	557	6	1,147	1,288	(11)
Operating expenses	(378)	(363)	(4)	(741)	(749)	1
Core earnings	212	194	9	406	539	(25)
Impairment charges	(10)	(5)	(100)	(15)	(5)	(200)
Operating profit before tax	202	189	7	391	534	(27)
Tax and minority interests	(68)	(63)	(8)	(131)	(163)	20
Cash earnings	134	126	6	260	371	(30)
Expense to income ratio (%)	64.1%	65.2%	110bps	64.6%	58.2%	large

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
Cash earnings $m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Other funds management business	130	122	7	252	360	(30)
BTIM	4	4	—	8	11	(27)
Total cash earnings	134	126	6	260	371	(30)

Financial Performance

Full Year 2009 — Full Year 2008

Features:

•             Cash earnings decreased $111 million with weaker investment markets reducing cash earnings by $80 million (21%).

•             Average FUM decreased 19% while average FUA decreased 15% over the year to September 2009.

•             Expenses down 1% responding to the tougher environment

Funds Management delivered cash earnings of $260 million, down 30% on the Full Year 2008.  Weaker investment markets reduced cash earnings by 21% for the Full Year 2009 from a significant reduction in average FUM and average FUA over the year.

Growth in net interest income is principally due to the Westpac and St.George private banking business and funds held on deposit in Wrap.  Private Banking delivered good growth over the period although most growth was in savings and investment products where spreads have reduced in line with the intense competition in deposit markets.  The introduction of deposits onto the Wrap platform has been a positive initiative over the year with spreads improving a little over the year after the initial launch.

Funds Under Management (FUM) was little changed over the prior year although this masked significant movements through the year with markets declining for much of 2009 before improving strongly in the latter half of the year. As a consequence average FUM was down 19%.

The business attracted $1 billion in new institutional FUM flows over the year although this was more than offset by net outflows of $1.8 billion in retail and wholesale. The retail business continues to be in outflow. FUM margins were down 2 basis points over the year as investors switched from higher margin products (such as equities) to lower margin cash products.

Super for Life continued to generate very strong growth with around 2,000 new accounts opened each week. Balances are now over $0.5 billion.

Funds under administration (FUA) balances ended 2009 6% higher principally due to positive net inflows of $3 billion. Given the timing of market movements, average FUA for 2009 was significantly lower, down 15%. FUA margins were up 7 basis points over the year principally due to changes in asset mix.

Divisional Results Continued

Non-interest income declined 17% over the year due to:

•                  Lower administration and management fees from lower average FUM and FUA; and

•                  Income from the Advice distribution channel also declined with lower advice sales and reduced trail commissions.

Given the direct impact of markets on operating income, BTFG has more intensely focused on improving productivity over the last 18 months.  This has led to an $8 million reduction in expenses (down 1%) compared to the Full Year 2008.  The division also made considerable progress in the merger with St.George with expense reductions achieved through combining the administration and operational elements of the BTFG and St.George funds management and advice businesses. Expense reductions were also realised through improved efficiency in the division’s operations centres, as well as further automation of contribution processing.  Volume based expenses were lower in line with reduced activity.

Impairment charges were higher over the year with an increase in defaults in Private Banking which reached $15 million.

Second Half 2009 — First Half 2009

Features:

•             Cash earnings increased strongly, up 6% as improving markets enhanced FUM/FUA and contributed to improved sales activity

Cash earnings increased $8 million, or 6%, on the First Half 2009, with a 6% rise in operating income and offset by a 4% increase in expenses.

Average FUM increased 7% over the second half of the year as markets improved strongly. Positive market movements were also supported by sound flows back to higher margin products.

Average FUA also increased solidly up 10% over the half. Wrap was the major contributor to average FUA over the half.

Net operating income increased 6% over the prior half with the improvement in investment markets (higher FUM/FUA) adding around $27 million to revenue.  The improved market conditions have also seen an increase in customers seeking to review their financial positions with improving advice sales and increased fee income.

Operating expenses were 4% higher over the half. Most of the rise in expenses was due to an increase in fund management fees, employee costs including year end volume related costs and from a significant increase in activity as markets improved in the latter half of the year. The increase in costs was partially offset by prior period efficiency initiatives including merger savings.

Divisional Results Continued

Movement of FUM/FUA

				Pro forma	Pro forma			% Mov’t	% Mov’t
$bn	Pro forma Sept 2008	Pro forma Sales	Pro forma Redns	Net Flows	Other Mov’t(1)	Sept 2009	March 2009	Mar 09- Sept 09	Sept 08- Sept 09
Retail(2)	18.1	2.1	(3.2)	(1.1)	(0.3)	16.7	14.7	14	(8)
Institutional	10.8	5.6	(4.6)	1.0	0.1	11.9	10.5	13	10
Wholesale	5.1	2.5	(3.2)	(0.7)	0.9	5.3	4.0	33	4
Total FUM	34.0	10.2	(11.0)	(0.8)	0.7	33.9	29.2	16	—
Wrap	63.5	14.6	(12.4)	2.2	0.1	65.8	53.8	22	4
Corporate Super	7.5	1.6	(0.8)	0.8	(0.3)	8.0	6.5	23	7
Other(3)	1.7	—	—	—	1.2	2.9	1.7	71	71
Total FUA	72.7	16.2	(13.2)	3.0	1.0	76.7	62.0	24	6
Total FUM/FUA	106.7	26.4	(24.2)	2.2	1.7	110.6	91.2	21	4

Market share and share of new business in key Australian wealth products are displayed below.

Current Australian Market Share(4)			Share of New Business(5)
Product	Market Share (%)	Rank	Market Share (%)	Rank
Platforms (includes Wrap)	20	1	33	1
Retail (excludes Cash)	19	1	82	1
Corporate Super	10	5	18	4
Funds Management - BTIM	4	7	n/a	n/a
Wholesale - BTIM	3	11	—	50

Investment performance and ranking of BTIM flagship funds are displayed below.

	Performance and Quartile Ranking(6)
Investment Performance BTIM Flagship September 2009	1 Year % p.a.	Quartile	3 Year % p.a.	Quartile	5 Year % p.a.	Quartile
Core Australian Share Fund	11.0	Q3	4.1	Q2	12.7	Q1
Balanced Fund	0.6	n/a	(1.3)	n/a	n/a	n/a
Property	(15.7)	Q1	(13.2)	Q1	(1.2)	Q1

Investment performance and ranking of Advance flagship funds are displayed below.

	Performance and Quartile Ranking(7)
Investment Performance Advance Flagship September 2009	1 Year % p.a.	Quartile	3 Year % p.a.	Quartile	5 Year % p.a.	Quartile
Advance Balanced Multi-Blend Fund	4.2	Q1	0.2	Q1	5.8	Q2
Advance International Sharemarket Fund	(9.4)	Q2	(11.1)	Q3	(3.0)	Q4
Advance Sharemarket Fund	13.3	Q2	3.3	Q2	9.9	Q3

(1)  Other movement includes market movement and other client transactions including account fees and distributions.

(2)  Retail includes Annuities, Retail Investment, Retirement Products and Retail Superannuation.

(3)  Other includes Capital and Reserves.

(4)  Market share FUM/FUA based on published market share statistics from Plan for Life and Morningstar as at June 2009 and represents the addition of St.George Wealth and BT Wealth business market share at this time.

(5)  Share of new business on an annual basis based on net flows to the end of June 2009.

(6)  Source: BTIM 2009 Half Year Results (September 2009).

(7)  Source: Advance Performance Report (September 2009).

Divisional Results Continued

6.4.2       Insurance Business

The Insurance business result includes the BT and St.George, Life Insurance, General Insurance and Lenders Mortgage Insurance businesses.

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Net interest income	11	10	10	21	19	11
Non-interest income	246	201	22	447	396	13
Gross operating income	257	211	22	468	415	13
Commission expense	(42)	(38)	(11)	(80)	(88)	9
Net operating income	215	173	24	388	327	19
Operating expenses	(54)	(62)	13	(116)	(102)	(14)
Core earnings	161	111	45	272	225	21
Tax and minority interests	(48)	(33)	(45)	(81)	(66)	(23)
Cash earnings	113	78	45	191	159	20
Expense to income ratio (%)	25.1%	35.8%	large	29.9%	31.2%	130bps

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
Cash earnings $m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Life Insurance	47	38	24	85	81	5
General Insurance	23	15	53	38	41	(7)
Lenders Mortgage Insurance	43	25	72	68	37	84
Total	113	78	45	191	159	20

Financial Performance

Full Year 2009 — Full Year 2008

Features:

•             Cash earnings increased $32 million, up 20% over the year with 15% premium growth more than offsetting higher general insurance claims

The insurance business delivered a very solid performance over the year with increased sales into the Westpac network leading to improved in-force premium growth, more than offsetting higher claims in the first half of the year.

Net operating income increased 19% due to increased sales into the Westpac network and improved in-force premiums. Key income trends across products included:

•             Life in-force premiums increased 11% due to new sales in mortgage secure and additional sales from launching life insurance products on the Wrap platform in 2008.  Lapse rates also declined. Loss ratios were unfavourable year on year;

•             General insurance gross written premiums increased by 8%, driven mainly by home and contents insurance, leveraging off the solid mortgage growth in both Westpac RBB and St.George.  Loss ratios increased following the significant storm and fire events that occurred in the first half of the year, although, this was partly mitigated by reinsurance agreements; and

•             Lenders mortgage insurance gross written premiums increased materially, up 83% from both strong volumes and an increase in premium rates.  Loss ratios more than halved over the year. Through the year BTFG aligned the approach across the Westpac and St.George LMI Businesses. All new mortgage insurance is now written under a quota share arrangement. In addition, all mortgage insured loans with a loan to value ratio greater than 90% are fully insured by the quota share partner.

Expenses increased $14 million (14%) over the year with most of the increase due to the payment to AIA(1) Australia ($10 million) to terminate their contract with St.George to distribute certain insurance products. St.George has now commenced distribution of BTFG Home and Contents Insurance.

(1) American International Insurance Company (Australia) Limited, trading as AIA Australia.

Divisional Results Continued

Second Half 2009 — First Half 2009

Features:

•             Cash earnings up 45% with solid revenue growth and lower expenses

•             Continued growth in sales into the network of General Insurance products, with particular focus on the St.George franchise

Cash earnings increased $35 million (45%) benefitting from a 16% uplift in premiums half on half and lower expenses. Half on half comparisons also benefited from the non recurrence of the significant fire/storm events and the one-off payment to AIA Australia incurred in the First Half 2009.

Net operating income grew 24% compared to First Half 2009 due to:

•             Life insurance had a strong second half with sales up 13%. Prior initiatives to improve distribution (including putting life insurance on Wrap) delivered good growth;

•             Lenders Mortgage Insurance operating income grew 66% driven by an increase in premiums, commission income and improved loss ratios; and

•             A significant increase in General Insurance net operating income, up 35%, mainly due to lower claims, including effective reinsurance arrangements.

Operating expenses decreased mainly due to the impact of the AIA Australia(1) one-off payment in the First Half 2009.

(1) Includes one-off payment of $10 million premium, in Full Year 2009 to American International Insurance Company (Australia) Limited, trading as AIA Australia.

Divisional Results Continued

Premiums for risk businesses

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Life Insurance in-force premiums at start of period	423	401	5	401	368	9
Sales	52	46	13	98	70	40
Lapses	(25)	(24)	(4)	(49)	(52)	6
Net Inflows	27	22	23	49	18	172
Other Movements	(3)	—	—	(3)	15	(120)
Life Insurance in-force premiums at end of period	447	423	6	447	401	11

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
Loss ratios(1) for Insurance Business (%)	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Life Insurance	39	34	15	38	32	19
General Insurance	60	72	(17)	65	56	16
Lenders Mortgage Insurance	10	22	(55)	13	27	(52)

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
General Insurance gross written premium	111	112	(1)	223	206	8
Lenders Mortgage Insurance gross written premium	167	113	48	280	153	83

Current Australian Market Share
Product(2)	Market Share (%)	Rank
Life Insurance – inflows	7.4	8
Life Insurance – new business	7.2	6

(1) Loss ratio is claims over earned premium plus reinsurance rebate plus exchange commission.

(2) Source: Life Insurance – Plan for Life June 2009 (including St.George Life Insurance).

Divisional Results Continued

6.4.3    Wealth management income reconciliation

Non-interest income for BTFG Australia can be reconciled to the total pro forma wealth management and insurance income as disclosed in Section 7, Note 4, Non-interest income as follows:

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
BTFG non-interest income	693	623	11	1,316	1,387	(5)
Net commission, premium, fee and banking income	(19)	(60)	68	(79)	(56)	(41)
BTFG wealth management and insurance income	674	563	20	1,237	1,331	(7)
NZ wealth management & insurance	36	33	9	69	65	6
WIB wealth management	54	65	(17)	119	104	14
Other	2	—	—	2	4	(50)
Total wealth management & insurance income (pro forma cash earnings basis, Section 7, Note 4)	766	661	16	1,427	1,504	(5)

Divisional Results Continued

6.5        New Zealand

Westpac New Zealand is responsible for sales and service of banking, wealth and insurance products for consumers and small to medium business customers in New Zealand. The division operates via an extensive network of branches and ATM’s across both the North and South Islands. Banking products are provided under the Westpac brand while wealth and insurance products are provided by Westpac Life New Zealand and BT New Zealand. Institutional customers are supported by the New Zealand Institutional Bank, the results of which appear within Westpac Institutional Bank. All figures are in New Zealand dollars (NZ$).

			% Mov’t			% Mov’t
NZ$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Net interest income	613	622	(1)	1,235	1,158	7
Non-interest income	193	214	(10)	407	424	(4)
Net operating income	806	836	(4)	1,642	1,582	4
Operating expenses	(376)	(365)	(3)	(741)	(716)	(3)
Core earnings	430	471	(9)	901	866	4
Impairment charges	(388)	(184)	(111)	(572)	(170)	large
Operating profit before tax	42	287	(85)	329	696	(53)
Tax and minority interests	(8)	(85)	91	(93)	(223)	58
Cash earnings	34	202	(83)	236	473	(50)

Economic profit	(122)	54	large	(68)	213	(132)
Expense to income ratio (%)	46.7%	43.7%	(300bps )	45.1%	45.3%	20bps

	$bn	$bn		$bn	$bn
Deposits
Term deposits	16.0	14.1	13	16.0	13.5	19
Other	12.8	13.9	(8)	12.8	13.7	(7)
Total deposits	28.8	28.0	3	28.8	27.2	6
Net loans
Mortgages	32.0	31.4	2	32.0	31.0	3
Business	14.0	14.0	—	14.0	13.8	1
Other	1.7	1.7	—	1.7	1.7	—
Net loans	47.7	47.1	1	47.7	46.5	3
Total assets	49.0	48.4	1	49.0	47.7	3
Funds under management	2.1	2.0	5	2.1	2.0	5

Financial Performance (NZ$)

Full Year 2009 — Full Year 2008

Features:

•             Cash earnings down 50% impacted by very high impairment charges and a weak operating environment

•             Core earnings increased 4% supported by modest balance sheet growth

•             Impairment charges increased $402 million, around half of which related to two large single names

The New Zealand division has had a challenging and disappointing year in a weak economic environment.  New Zealand delivered cash earnings of $236 million over the year, well down on the Full Year 2008 given a tripling of impairment charges to $572 million.  While cash earnings were lower, the business delivered core earnings (before impairment charges) growth of 4%.

The improvement in core earnings was driven by a 7% increase in net interest income with a 5% rise in average loan balances supported by a 7 basis point improvement in interest margins.  Lending spreads were 36 basis points higher due to the repricing of business facilities to reflect higher risk premiums and mix benefits from a shift to floating rate mortgages from fixed rate.

In New Zealand, deposit competition has been intense and that combined with a large shift into lower spread products (mostly term deposits) has led to a contraction in deposit spreads over the year by 56 basis points.

Loans and deposits grew 3% and 6%, respectively, compared to Full Year 2008, due to the following key movements:

•             Mortgage growth moderated over the year increasing 3% as lower house prices and weaker economic activity dampened demand. This growth was in line with New Zealand system growth of 3%. Third party originations accounted for 32% of new mortgage lending for the Full Year 2009, up from 27% in Full Year 2008;

Divisional Results Continued

•             Other consumer lending was largely unchanged, with slowing consumer spending and a lower risk appetite given the weaker economic environment;

•             Business lending saw a marginal increase of 1%, impacted by deleveraging and low economic activity; and

•             Deposit growth was very solid with virtually all of the growth recorded in term deposits.  The growth in deposits was sufficient to fund lending growth.

Non-interest income fell 4% over the year due to lower transaction and activity fees given reduced customer and merchant activity. Income was also lower from mortgage funds, which was unusually high in Full Year 2008.

Expenses grew 3%, compared to the Full Year 2008 with employee expenses rising 2% with general wage rises partially offset by a fall in temporary employees.  Other contributors to expense growth over the year included higher lease costs from the transition into a new head office, and continued expenditure on online and self-service customer solutions.

The large rise in impairment charges reflects two large impaired assets and a general deterioration in asset quality in both the business and consumer portfolios.  The two large names accounted for $199 million in impairment charges with a relatively high level of provision requirement.

Other impairment charges in the business portfolio increased $156 million compared to Full Year 2008.  Most of the increase can be traced back to the stressed commercial property market; particularly apartment development properties where falling asset prices have placed pressure on pre-sale contracts and softer asset prices have impacted developers’ cash flows.

Business impaired assets to total committed exposure increased from 0.15% at 30 September 2008 to 0.42% as at 30 September 2009.

In the consumer portfolio impairment charges increased $47 million compared to Full Year 2008.  The major movements were:

•             $12 million increase in other consumer lending impairment charges; and

•             $33 million increase in mortgage impairment charges, driven mainly by customers that rely on business earnings to service their mortgage.

Delinquencies greater than 90 days rose by over 28 basis points for mortgages and 3 basis points for other consumer lending compared to 30 September 2008.  Most of the rise in delinquencies was reported in the first half.  This is consistent with the unemployment profile in New Zealand where the unemployment rate moved higher to 6% but has not materially deteriorated in recent months.

Second Half 2009 — First Half 2009

Features:

•                  Cash earnings down $168 million as two thirds of the year’s impairment charges were concentrated in the second half of the year

•                  Core earnings down 9%, principally from declining activity related fees

New Zealand delivered cash earnings of $34 million, down $168 million, compared to the First Half 2009 from lower income and higher impairment charges.

Core earnings (before impairment charges) of $430 million fell $41 million, or 9%, compared to the First Half 2009, primarily due to lower non-interest income.

Net interest income was little changed over the half with little increase in lending and relatively flat interest margins.  Mortgages  growth of 2% was recorded over the half but business lending was unchanged.  Deposit growth on the other hand remained healthy, up 3%, with growth driven by term deposits particularly with business customers.

While margins were relatively flat (down 3 basis points) there continued to be significant movement in the components of margins.  More specifically, deposit spreads continued to ease as aggressive market pricing saw spreads on term deposits fall. Lending spreads continued to improve as older, low spread products, were refinanced at higher spreads.  This was particularly true in mortgages as customers moved from fixed to floating rate products.

Non-interest income fell 10% over the prior half from lower activity fees including transaction fee income, income from mortgage funds and card merchant income.  Insurance income increased modestly.

Operating expenses grew 3%, primarily due to higher employee expenses and additional costs associated with moving to a new head office, including lease and fit-out expenses.

Impairment charges were $388 million up $204 million on the first half with the two large impaired facilities (mentioned above) emerging early in the second half of the year and accounting for $199 million of total impairment charges.

Divisional Results Continued

Impairment charges in the business portfolio (excluding the two mentioned above) were $116 million due to an increase in stress in commercial property loans. Loss given defaults increased given some declines in security values.

Business impaired assets to total committed exposure increased from 0.29% at 31 March 2009 to 0.42% as at 30 September 2009 principally due to property exposures.

Impairment charges in consumer remained high at $73 million (up $7 million from the first half) principally from mortgage individually assessed provisions.

Consumer delinquencies over the second half of the year declined modestly with delinquencies greater than 90 days decreasing 7 basis points for mortgages and 35 basis points for other consumer lending compared to First Half 2009.

Divisional Results Continued

6.5.1    New Zealand Key Metrics

Lending Growth (%)(1)	2H09	1H09	2H08	1H08
Mortgages	4	3	3	10
Other consumer lending	(2)	1	2	9
Consumer lending	4	2	3	10
Business lending	—	3	14	15
Total lending	2	3	6	11

Deposit Growth (%)(1)	2H09	1H09	2H08	1H08
Consumer deposits	1	5	11	10
Business deposits	18	10	(9)	18
Total deposits	6	6	5	12

Divisional Interest Margin (%)	2H09	1H09	2H08	1H08
New Zealand	2.22	2.25	2.16	2.17

Credit Quality (%)	2H09	1H09	2H08	1H08
% of Portfolio > 90 Days
Housing delinquencies	0.75	0.82	0.47	0.34
Other consumer delinquencies	1.56	1.91	1.53	1.22

Impaired Assets
Impaired Assets/Total TCE	1.06	0.88	0.52	0.28

Net Promoter Score (NPS)	2H09	1H09	2H08	1H08
Consumer NPS(2)	(17)	(15)	(19)	N/A
Consumer NPS - position in market	5	5	6	N/A
Business NPS(3)	(38)	(32)	(28)	(25)
Business NPS - position in market	6	6	6	4

(1)	Growth on prior period annualised.
(2)

Nielsen Consumer Finance Monitor Toplines (September 2009). Nielsen implemented new survey methodology in October 2007 and comparatives for first half 2008 are unable to be revised. The data provided shows the 12 month rolling average data.

(3)	TNS Conversa Business Finance Monitor Rolling 4 Quarters to September 2009.

Divisional Results Continued

6.6        Pacific Banking

Pacific Banking provides banking services for retail and business customers throughout the South Pacific Island Nations. Branches, ATMs, telephone banking and internet banking channels are used to deliver our core business activities in Fiji, Papua New Guinea (PNG), Vanuatu, Cook Islands, Tonga, Solomon Islands and Samoa. Pacific Banking’s financial products include home, personal and business lending and savings and investment accounts.

			% Mov’t			% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Net interest income	57	73	(22)	130	117	11
Non-interest income	44	79	(44)	123	106	16
Net operating income	101	152	(34)	253	223	13
Operating expenses	(40)	(45)	11	(85)	(67)	(27)
Core earnings	61	107	(43)	168	156	8
Impairment charges	(19)	(4)	large	(23)	(16)	(44)
Operating profit before tax	42	103	(59)	145	140	4
Tax and minority interests	(9)	(34)	74	(43)	(47)	9
Cash earnings	33	69	(52)	102	93	10

Economic profit	22	56	(61)	78	73	7
Expense to income ratio (%)	39.6%	29.6%	large	33.6%	30.0%	(360bps )

	$bn	$bn		$bn	$bn
Deposits	1.7	2.1	(19)	1.7	2.2	(23)
Total assets	2.1	2.6	(19)	2.1	2.4	(13)

Financial Performance

Full Year 2009 — Full Year 2008

Features:

•             A 10% increase in cash earnings over the year to $102 million principally from exchange rate movements

•             Cash earnings before exchange rate movements were relatively flat with a strong first half offset by a softer second half

Cash earnings in Pacific Banking was a “tale of two halves” with a strong first half of the year, boosted by good volume growth and strong foreign exchange earnings.  In the second half, reduced FX activity, lower tourism and weaker exchange rates combined to see a reduction in earnings in A$ terms.

Over the year, cash earnings benefited from stronger average exchange rates in key markets between 2008 and 2009 which lifted cash earnings by $13 million in 2009.

Over the year, lending declined 9% in A$ terms with weaker exchange rates across the region, including the 20% devaluation of the Fiji dollar, being the principal reason for the fall.  In local currency, lending increased by 7%.  Deposit balances were similarly affected.

Operating income increased 13% with sound average interest earning asset growth (which was stronger than loan growth given the timing of exchange rate movements) although margins were softer as funding costs increased.  Foreign exchange earnings were strong, particularly in the first half of the year as the region took advantage of the relatively strong exchange rates.  Through the 2009 financial year, weaker demand across the region’s major trading partners also impacted growth, including from lower tourism.

Expenses were up $18 million due to movements in average exchange rates (up $8 million) and from increased technology investment, particularly in strengthening the region’s infrastructure. Staff costs also increased during the year due to an increased investment in Operational and Credit Risk capability, from Full Year 2008.

Impairment charges were $7 million higher over the year with an increase in write-offs and higher collectively assessed provisions (CAPs) including the impact of the downgrade in Fiji’s country credit rating.

Divisional Results Continued

Second Half 2009 — First Half 2009

Features:

•             Lower cash earnings (down $36 million) from weaker currencies and softer activity across the region’s major trading partners

Pacific Banking recorded a $36 million reduction in cash earnings in the second half of the year due to lower income and increased impairment charges. Lower FX rates also impacted cash earnings by $12 million. Income was $51 million lower compared to the first half due to a significant reduction in FX trading sales activity and the impact of exchange rate movements ($28 million), including the 20% devaluation of the Fiji dollar.

Expenses in local currency were slightly higher in the second half, although the stronger A$ through the half saw A$ expenses lower.

Impairment expenses were $15 million higher over the first half of 2009, with most of the increase in impairments for the year occurring in the second half.  Write-offs were higher, particularly in Tonga, while higher collectively assessed provisions were mostly due to the downgrade in Fiji’s country credit rating.

Divisional Results Continued

6.7        Group Businesses

This segment comprises:

•             Group items, including earnings on surplus capital, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of our operating segments (such as hedge results associated with hedging our New Zealand earnings), impact of fair valuation adjustments relating to the St.George merger, earnings from property sales and certain other head office items such as centrally raised provisions;

•             Group Treasury, which is primarily focused on the management of the Group’s interest rate risk and funding requirements by managing the mismatch between Group assets and liabilities. Group Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group to manage net interest income outcomes and assist net interest income growth; and

•             Structured Finance which originates and executes large principal transactions on behalf of Westpac which are typically multi-jurisdictional. Structured Finance transactions can be high yielding asset transactions or liability transactions which raise low cost funds on Westpac’s behalf.

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Net interest income	596	385	55	981	385	155
Non-interest income	71	(48)	large	23	166	(86)
Net operating income	667	337	98	1,004	551	82
Operating expenses	(24)	—	—	(24)	(11)	(118)
Core earnings	643	337	91	980	540	81
Impairment charges	5	(120)	104	(115)	(76)	(51)
Operating profit before tax	648	217	199	865	464	86
Tax and minority interests	(244)	(95)	(157)	(339)	(116)	(192)
Preference dividends	—	—	—	—	(31)	100
Cash earnings	404	122	large	526	317	66

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
Group Treasury $m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Net interest income	578	375	54	953	250	large
Non-interest income	3	14	(79)	17	56	(70)
Cash earnings	375	249	51	624	187	large

			% Mov’t			% Mov’t
Structured Finance $m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Cash earnings	15	15	—	30	50	(40)

	$bn	$bn		$bn	$bn
Net loans	1.0	1.0	—	1.0	1.0	—
Total assets	2.3	2.6	(12)	2.3	3.0	(23)

Divisional Results Continued

Financial Performance

Full Year 2009 — Full Year 2008

Features:

•             Increased Group Treasury contribution

•             Increase in economic overlay impairment provision

Cash earnings increased $209 million compared to the Full Year 2008. This was mainly driven by an uplift in Group Treasury cash earnings as a result of exceptional gains in three areas.  Firstly, gains from the revaluation of liquid securities driven by credit spreads narrowing as credit market confidence improved.  Secondly, gains from the management of basis risks including the bills/libor spread, with this spread also reverting to long run levels in 2009 following a significant widening in 2008 in response to GFC uncertainty.  Finally, early repayment fees(1) from customers exiting fixed rate loans were also significantly higher this year.

Offsetting this was a further addition to the economic overlay impairment provision, lower earnings from Structured Finance and the impact of fair valuation adjustments associated with the merger with St.George. The prior year also benefited from a number of one off asset sales including Visa shares, property sales, upfront benefits on new insurance contracts, expense provision releases as well as the release of a tax provision. These were not repeated in 2009.

Income growth was primarily driven by growth in Group Treasury net interest income. This was reduced by lower non-interest income primarily due to the large number of one-off items in 2008 within the St.George Group. Expense growth related to increases in Treasury’s expenses including higher personnel and technology expenses.

The tax expense in the Full Year 2009 was closer to a more normal tax rate following one-off tax benefits in Full Year 2008.

First Half 2009 — Second Half 2009

Features:

•             Higher Group Treasury contribution

•             No addition to the economic overlay in Second Half 2009

Cash earnings increased $282 million compared to the First Half 2009, following higher contributions from Group Treasury, lower cost of hedging capital deployed in offshore locations and no addition to the economic overlay in the Second Half 2009.

Treasury income benefited particularly from the revaluation of liquid securities during the half.

Group Treasury Value at Risk (VaR)

An increase in average daily VaR from $16.5 million for Full Year 2008 to $38.7 million for the Full Year 2009 reflects the continued impact of higher market volatility on positions. This included the impact of aggressive monetary policy easing in Australia, New Zealand and the US, movements in basis positions used to manage the conversion of foreign currency borrowings and steep declines in credit spreads on holdings of liquid assets.

VaR numbers for Full Year 2009 includes St.George treasury positions from 18 November 2008.

(1)

The fees paid by customers cover the cost of unwinding interest rate hedges. Under current accounting standards, these fees are booked in the year they are received, however the hedging costs are incurred over the life of the original loan.

Pro Forma Financial Information

7.1        Full Year 2009 Pro Forma Financial Information

Pro Forma Financial Information Continued

Note 1. Pro forma interest spread and margin analysis

		Pro forma	Pro forma	Pro forma
	Half Year Sept 09	Half Year March 09	Full Year Sept 09	Full Year Sept 08
Group
Average external interest earning assets ($m)	505,164	511,122	508,133	480,617
Net interest income ($m)	6,065	5,701	11,766	9,724
Interest spread (%)	2.18	2.05	2.11	1.71
Benefit of net non-interest bearing liabilities and equity (%)	0.21	0.19	0.21	0.31
Interest margin (%)	2.39	2.24	2.32	2.02

Analysis by division

Average external interest earning assets ($m)
Westpac Retail & Business Banking	203,205	191,095	197,166	174,671
St.George Bank	114,587	110,419	112,509	102,446
Westpac Institutional Bank	90,757	97,695	94,217	94,555
New Zealand (A$)	37,758	38,908	38,332	37,463
BT Financial Group	10,351	9,925	10,139	9,910
Pacific Banking	1,911	2,394	2,152	1,809
Group Businesses	46,595	60,686	53,618	59,763
Group total	505,164	511,122	508,133	480,617
New Zealand (NZ$)	47,150	46,884	47,018	44,731

Net interest income ($m) (excluding capital benefit)(1)
Westpac Retail & Business Banking	2,363	2,225	4,588	3,915
St.George Bank	1,192	1,107	2,299	1,992
Westpac Institutional Bank	664	683	1,347	1,007
New Zealand (A$)	420	436	856	812
BT Financial Group	77	39	116	26
Pacific Banking	52	66	118	105
Group Businesses	1,297	1,145	2,442	1,867
Group total	6,065	5,701	11,766	9,724
Tax equivalent gross up(2)	(22)	(23)	(45)	(72)
Reported net interest income	6,043	5,678	11,721	9,652
New Zealand (NZ$)	525	526	1,051	969

Interest margin (%)
Westpac Retail & Business Banking	2.32%	2.34%	2.33%	2.24%
St.George Bank	2.07%	2.01%	2.04%	1.94%
Westpac Institutional Bank	1.46%	1.40%	1.43%	1.06%
New Zealand (A$)	2.22%	2.25%	2.24%	2.17%
BT Financial Group	1.48%	0.79%	1.14%	0.26%
Pacific Banking	5.43%	5.53%	5.48%	5.80%
Group Businesses	5.55%	3.78%	4.55%	3.12%
New Zealand (NZ$)	2.22%	2.25%	2.24%	2.17%

(1)	Capital benefit represents the notional revenue earned on capital allocated to divisions under Westpac’s economic capital framework.
(2)

Westpac has entered into various tax effective financing transactions that derive income that is subject to a reduced rate of income tax. The impact of this is reflected in lower income tax expense and interest income. In order to provide improved comparability, this income is presented on a tax equivalent basis.

Pro Forma Financial Information Continued

Note 2. Pro forma average balance sheet and interest rates

	Pro forma Full Year			Pro forma Full Year
	30 September 2009			30 September 2008
	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Due from other financial institutions	27,742	880	3.2%	34,861	2,395	6.9%
Trading securities	34,229	1,739	5.1%	33,482	2,308	6.9%
Available-for-sale securities	1,746	127	7.3%	3,174	204	6.4%
Other financial assets designated at fair value	1,211	43	3.6%	1,217	92	7.6%
Regulatory deposits	868	17	2.0%	1,076	31	2.9%
Loans and other receivables	442,337	29,144	6.6%	406,807	34,777	8.5%
Total interest earning assets and interest income(1)	508,133	31,950	6.3%	480,617	39,807	8.3%
Non-interest earning assets
Cash, due from other financial institutions and regulatory deposits	1,234			962
Life insurance assets	11,374			14,060
All other assets(2)	76,777			41,087
Total non-interest earning assets	89,385			56,109
Total assets	597,518			536,726

	Pro forma Full Year			Pro forma Full Year
	30 September 2009			30 September 2008
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	312,506	12,266	3.9%	287,226	17,809	6.2%
Due to other financial institutions	14,560	385	2.6%	10,706	502	4.7%
Loan capital	12,010	614	5.1%	10,276	695	6.8%
Other interest bearing liabilities(3)	143,698	6,919	4.8%	149,520	11,077	7.4%
Total interest bearing liabilities and interest expense	482,774	20,184	4.2%	457,728	30,083	6.6%
Non-interest bearing liabilities
Deposits and due to other financial institutions	13,275			10,670
Life insurance policy liabilities	10,775			13,173
All other liabilities(4)	55,290			29,867
Total non-interest bearing liabilities	79,340			53,710
Total liabilities	562,114			511,438
Shareholders’ equity	33,488			23,364
Minority interests	1,916			1,924
Total equity	35,404			25,288
Total liabilities and equity	597,518			536,726

(1)

Total interest income presented in the average balance sheet includes a tax equivalent gross up of $45 million for the Full Year 2009 ($45 million benefit interest income). Full Year 2008 comparatives include a tax equivalent gross up of $72 million ($72 million benefit in interest income).

(2)	Includes property, plant and equipment, goodwill and intangibles, derivative financial instruments, other assets and deferred tax assets.
(3)	Includes net impact of Group Treasury balance sheet management activities.
(4)	Includes provisions for current and deferred income tax and derivative financial instruments.

Pro Forma Financial Information Continued

Note 2. Pro forma average balance sheet and interest rates (continued)

	Half Year			Pro forma Half Year
	30 September 2009			31 March 2009
	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Due from other financial institutions	21,521	264	2.4%	33,997	616	3.6%
Trading securities	31,083	707	4.5%	37,392	1,032	5.5%
Available-for-sale securities	1,722	56	6.5%	1,771	71	8.0%
Other financial assets designated at fair value	1,263	19	3.0%	1,160	24	4.1%
Regulatory deposits	806	4	1.0%	930	13	2.8%
Loans and other receivables	448,769	13,394	6.0%	435,872	15,750	7.2%
Total interest earning assets and interest income(1)	505,164	14,444	5.7%	511,122	17,506	6.9%
Non-interest earning assets
Cash, due from other financial institutions and regulatory deposits	1,085			1,384
Life insurance assets	11,320			11,428
All other assets(2)	63,889			89,736
Total non-interest earning assets	76,294			102,548
Total assets	581,458			613,670

	Half Year			Pro forma Half Year
	30 September 2009			31 March 2009
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	314,693	4,959	3.1%	310,308	7,307	4.7%
Due to other financial institutions	10,669	122	2.3%	18,471	263	2.9%
Loan capital	11,452	259	4.5%	12,572	355	5.7%
Other interest bearing liabilities(3)	137,674	3,039	4.4%	149,756	3,880	5.2%
Total interest bearing liabilities and interest expense	474,488	8,379	3.5%	491,107	11,805	4.8%
Non-interest bearing liabilities
Deposits and due to other financial institutions	14,129			12,416
Life insurance policy liabilities	10,721			10,829
All other liabilities(4)	45,407			65,230
Total non-interest bearing liabilities	70,257			88,475
Total liabilities	544,745			579,582
Shareholders’ equity	34,796			32,173
Minority interests	1,917			1,915
Total equity	36,713			34,088
Total liabilities and equity	581,458			613,670

(1)

Total net interest income presented in the average balance sheet includes a tax equivalent gross up of $22 million for the Second Half 2009 ($22 million benefit interest income). First Half 2009 comparatives include a tax equivalent gross up of $23 million ($23 million benefit in interest income).

(2)	Includes property, plant and equipment, goodwill and intangibles, derivative financial instruments, other assets and deferred tax assets.
(3)	Includes net impact of Group Treasury balance sheet management activities.
(4)	Includes provisions for current and deferred income tax and derivative financial instruments.

Pro Forma Financial Information Continued

Note 2. Pro forma average balance sheet and interest rates (continued)

	Pro forma Full Year			Pro forma Full Year
	30 September 2009			30 September 2008
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables:
Australia	389,348	25,282	6.5%	356,581	30,228	8.5%
New Zealand	46,425	3,547	7.6%	45,014	4,220	9.4%
Other overseas	6,564	315	4.8%	5,212	329	6.3%

Deposits:
Australia	265,160	10,602	4.0%	238,877	14,904	6.2%
New Zealand	28,560	1,295	4.5%	27,888	2,096	7.5%
Other overseas	18,786	369	2.0%	20,461	809	4.0%

	Half Year			Pro forma Half Year
	30 September 2009			31 March 2009
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables:
Australia	397,469	11,687	5.9%	381,183	13,595	7.2%
New Zealand	45,289	1,564	6.9%	47,568	1,983	8.4%
Other overseas	6,011	143	4.7%	7,121	172	4.8%

Deposits:
Australia	268,345	4,336	3.2%	261,959	6,266	4.8%
New Zealand	28,156	490	3.5%	28,965	805	5.6%
Other overseas	18,192	133	1.5%	19,384	236	2.4%

Pro Forma Financial Information Continued

Note 3. Pro forma net interest income (cash earnings basis)

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Interest income
Loans	13,372	15,661	(15)	29,033	34,433	(16)
Due from other financial institutions	264	616	(57)	880	2,373	(63)
Available-for-sale securities	56	71	(21)	127	180	(29)
Regulatory deposits with central banks overseas	4	13	(69)	17	31	(45)
Trading securities	700	1,022	(32)	1,722	2,307	(25)
Net ineffectiveness on qualifying hedges	—	—	—	—	2	(100)
Other financial assets designated at fair value	19	24	(21)	43	92	(53)
Other	7	76	(91)	83	317	(74)
Total interest income(1)	14,422	17,483	(18)	31,905	39,735	(20)

Interest expense
Current and term deposits	(4,091)	(6,086)	33	(10,177)	(13,523)	25
Due to other financial institutions	(122)	(263)	54	(385)	(502)	23
Debt issues	(1,374)	(2,618)	48	(3,992)	(6,756)	41
Loan capital	(259)	(355)	27	(614)	(695)	12
Trading liabilities	(454)	(363)	(25)	(817)	(2,864)	71
Deposits at fair value	(868)	(1,221)	29	(2,089)	(4,286)	51
Other	(1,211)	(899)	(35)	(2,110)	(1,457)	(45)
Total interest expense	(8,379)	(11,805)	29	(20,184)	(30,083)	33
Net interest income (cash earnings basis)	6,043	5,678	6	11,721	9,652	21

(1)

Net interest income for the Full Year 2009 in Note 3 is $45 million lower than net interest income for the Full Year 2009 in Note 2 (Second Half 2009: $22 million, First Half 2009: $23 million, Full Year 2008 $72 million) because Note 2 includes a tax equivalent gross-up.

Pro Forma Financial Information Continued

Note 4. Pro forma non-interest income (cash earnings basis)

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Fees and commissions
Banking and credit related fees	427	402	6	829	735	13
Transaction fees and commissions received	753	925	(19)	1,678	1,733	(3)
Service and management fees	4	1	large	5	5	—
Other non-risk fee income	97	106	(8)	203	187	9
	1,281	1,434	(11)	2,715	2,660	2
Wealth management and insurance income(1)
Life insurance and funds management net operating income	671	566	19	1,237	1,348	(8)
General insurance premiums less claims incurred	95	95	—	190	156	22
	766	661	16	1,427	1,504	(5)
Trading income(2)
Foreign exchange	48	649	(93)	697	560	24
Other trading securities	241	76	large	317	291	9
	289	725	(60)	1,014	851	19
Other income
Dividends received	11	12	(8)	23	30	(23)
Rental income	3	3	—	6	6	—
Hedging overseas operations	44	(24)	large	20	(57)	135
Net gain/(loss) on derivatives held for risk management purposes(3)	6	(4)	large	2	47	(96)
Gain/(loss) on disposal of assets	(9)	1	large	(8)	64	(113)
Net gain/(loss) on financial instruments designated at fair value	40	(53)	175	(13)	3	large
Other	(26)	(126)	79	(152)	98	large
	69	(191)	136	(122)	191	(164)
Total non-interest income (cash earnings basis)	2,405	2,629	(9)	5,034	5,206	(3)

(1)

Wealth management and insurance income includes policyholder tax recoveries. A reconciliation between wealth management and insurance income in Note 4 and non-interest income for BTFG is provided in Section 6.4.3.

(2)	Trading income primarily includes earnings from our WIB Markets and Pacific Banking businesses and our Treasury foreign exchange operations in Australia and New Zealand.
(3)

Income from derivatives held for risk management purposes primarily comprises net gains/losses on realised and unrealised hedges on New Zealand future retail earnings and net gains/losses on the hedge of our 2003 Trust Preferred Security.

Pro Forma Financial Information Continued

Note 5. Pro forma expense analysis (cash earnings basis)

		Pro forma	% Mov’t	Pro forma	Pro forma	% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Salaries and other staff expenses
Salaries and wages	1,462	1,470	1	2,932	2,854	(3)
Other staff expenses	386	392	2	778	713	(9)
Restructuring costs	31	3	large	34	11	large
Total salaries and other staff expenses	1,879	1,865	(1)	3,744	3,578	(5)

Equipment and occupancy expenses
Operating lease rentals	200	201	—	401	391	(3)
Depreciation, amortisation and impairment:
Premises	10	10	—	20	17	(18)
Leasehold improvements	28	24	(17)	52	40	(30)
Furniture and equipment	33	32	(3)	65	60	(8)
Technology	33	32	(3)	65	83	22
Software	120	93	(29)	213	233	9
Equipment repairs and maintenance	35	39	10	74	72	(3)
Electricity, water and rates	5	6	17	11	9	(22)
Land tax	3	3	—	6	4	(50)
Other	29	23	(26)	52	29	(79)
Total equipment and occupancy expenses	496	463	(7)	959	938	(2)

Other expenses
Amortisation of deferred expenditure	10	2	large	12	4	(200)
Impairment charges - goodwill	—	2	100	2	—	—
Non-lending losses	29	32	9	61	51	(20)
Purchased services:
Technology and information services	131	117	(12)	248	209	(19)
Legal	27	13	(108)	40	35	(14)
Other professional services	202	134	(51)	336	303	(11)
Credit card loyalty programmes	52	158	67	210	185	(14)
Stationery	41	43	5	84	86	2
Postage and freight	64	62	(3)	126	127	1
Outsourcing costs	261	255	(2)	516	509	(1)
Insurance	11	10	(10)	21	18	(17)
Advertising	78	73	(7)	151	149	(1)
Transaction taxes	(1)	6	117	5	12	58
Training	14	9	(56)	23	24	4
Travel	32	32	—	64	75	15
Other expenses	59	79	25	138	137	(1)
Total other expenses	1,010	1,027	2	2,037	1,924	(6)
Total (cash earnings basis)	3,385	3,355	(1)	6,740	6,440	(5)

Pro Forma Financial Information Continued

Note 6. Pro forma earnings per share(1)

		Pro forma	% Mov’t	Pro forma		% Mov’t
	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Cash earnings per ordinary share (cents)	79.7	82.4	(3)	162.0	198.3	(18)
Weighted average number of fully paid ordinary shares (millions) - Basic (cash earnings)	2,926	2,786	5	2,856	1,879	52

Reconciliation of ordinary shares on issue before the effect of own shares held

(millions)	Half Year Sept 09	Pro forma Half Year March 09	Pro forma Full Year Sept 09	Full Year Sept 08
Opening balance	2,911	1,895	1,895	1,865
Number of shares issued for St.George Merger	—	743	743	—
Number of shares issued under the Dividend Reinvestment Plan (DRP)	29	30	59	29
Number of shares issued under Underwritten DRP	—	54	54	—
Number of shares issued under the Employee Share Plan (ESP)	1	—	1	1
Number of shares issued under option and share right schemes	—	4	4	—
Number of shares issued under Share Purchase Plan	—	28	28	—
Number of shares issued relating to acquisition of Hastings FML	—	1	1	—
Number of shares issued relating to Institutional Placement	—	156	156	—
Closing balance	2,941	2,911	2,941	1,895

	Half Year Sept 2009	Pro forma Half year March 2009	Pro forma Full Year Sept 2009	Full Year Sept 2008
	Basic	Basic	Basic	Basic
Reconciliation of earnings used in the calculation of earnings per ordinary share ($millions)
Net profit	2,362	2,336	4,698	3,799
Net profit attributable to minority interests	(30)	(41)	(71)	(73)
Cash earnings(1)	2,332	2,295	4,627	3,726
Weighted average number of ordinary shares (millions)	2,926	2,786	2,856	1,879
Earnings per ordinary share (cents)	79.7	82.4	162.0	198.3

(1)

Cash earnings used for the purpose of the cash earnings per share calculation is the pro forma cash earnings for the Full Year 2009 and First Half 2009 and the cash earnings of WBC for the Full Year 2008.

Pro Forma Financial Information Continued

Note 7. Pro forma loans(1)

			Pro forma	% Mov’t	% Mov’t
As at $m	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09
Loans are classified based on the location of the lending office
Australia
Overdrafts	3,880	3,951	4,429	(2)	(12)
Credit card outstandings	9,429	9,419	9,240	—	2
Overnight and at call money market loans	231	378	297	(39)	(22)
Acceptance finance	49,103	49,521	46,763	(1)	5
Term loans:
Housing	221,902	198,752	184,895	12	20
Housing - line of credit	35,699	35,656	35,907	—	(1)
Total housing	257,601	234,408	220,802	10	17
Non-housing	81,552	86,563	82,719	(6)	(1)
Finance leases	5,468	5,761	5,629	(5)	(3)
Margin lending	3,900	4,074	5,785	(4)	(33)
Other	4,907	5,467	7,593	(10)	(35)
Total Australia	416,071	399,542	383,257	4	9

New Zealand
Overdrafts	1,122	1,205	1,254	(7)	(11)
Credit card outstandings	969	965	937	—	3
Overnight and at call money market loans	1,356	1,654	1,341	(18)	1
Term loans:
Housing	26,536	26,410	26,134	—	2
Non-housing	15,771	16,103	16,437	(2)	(4)
Other	326	309	735	6	(56)
Total New Zealand	46,080	46,646	46,838	(1)	(2)

Other Overseas
Overdrafts	183	253	269	(28)	(32)
Term loans:
Housing	969	1,095	955	(12)	1
Non-housing	4,228	5,408	4,495	(22)	(6)
Finance leases	38	51	17	(25)	124
Other	274	20	44	large	large
Total Overseas	5,692	6,827	5,780	(17)	(2)

Total loans	467,843	453,015	435,875	3	7
Provision on loans	(4,384)	(4,143)	(2,361)	(6)	(86)
Total net loans(1)	463,459	448,872	433,514	3	7

(1)

Total net loans include securitised loans of $14,256 million at 30 September 2009, $22,928 million at 31 March 2009 and $20,253 million at 30 September 2008 on a pro forma basis. These securitised loans exclude loans securitised to the series 2008 – 1M WST Trust, as Westpac is the sole holder of all of the notes issued by that trust, and loans held by a warehouse trust that is funded by Westpac.

Pro Forma Financial Information Continued

Note 8. Pro forma provisions for impairment charges(1)

		Pro forma	Pro forma	Pro forma
$m	Half Year Sept 09	Half Year March 09	Full Year Sept 09	Full Year Sept 08
Collectively assessed provisions
Balance at beginning of the period	3,067	2,131	2,131	1,701
Merger adjustments(1)	—	491	491	—
New provisions raised	698	635	1,333	847
Write-offs	(371)	(281)	(652)	(540)
Discount unwind	116	114	230	130
Exchange rate and other adjustments	(4)	(23)	(27)	(7)
Closing balance	3,506	3,067	3,506	2,131

Individually assessed provisions
Balance at beginning of the period	1,416	458	458	182
Merger adjustments(1)	10	66	76	—
New individually assessed provisions	1,084	1,030	2,114	508
Write-backs	(70)	(36)	(106)	(90)
Write-offs	(1,179)	(115)	(1,294)	(143)
Discount unwind	(5)	(6)	(11)	(6)
Exchange rate and other adjustments	(28)	19	(9)	7
Closing balance	1,228	1,416	1,228	458
Total provisions for impairment charges on loans and credit commitments	4,734	4,483	4,734	2,589
Less provisions for credit commitments	(350)	(340)	(350)	(228)
Total provisions for impairment charges on loans	4,384	4,143	4,384	2,361

		Pro forma	Pro forma	Pro forma
$m	Half Year Sept 09	Half Year March 09	Full Year Sept 09	Full Year Sept 08
Reconciliation of impairment charges
New individually assessed provisions	1,084	1,030	2,114	508
Write-backs	(70)	(36)	(106)	(90)
Recoveries	(31)	(18)	(49)	(60)
New collectively assessed provisions	698	635	1,333	847
Impairment charges	1,681	1,611	3,292	1,205

(1)	Merger adjustments include merger accounting adjustments on a pro forma basis.

Pro Forma Financial Information Continued

Note 9. Pro forma non-performing loans

	Australia			New Zealand			Overseas			Total
	As at	As at	Pro forma As at	As at	As at	Pro forma As at	As at	As at	Pro forma As at	As at	As at	Pro forma As at
$m	30 Sept 2009	31 March 2009	30 Sept 2008	30 Sept 2009	31 March 2009	30 Sept 2008	30 Sept 2009	31 March 2009	30 Sept 2008	30 Sept 2009	31 March 2009	30 Sept 2008
Non-accrual assets(1):
Gross amount	2,975	2,628	949	495	405	234	56	77	67	3,526	3,110	1,250
Impairment provision	(1,139)	(1,295)	(383)	(145)	(118)	(67)	(24)	(34)	(33)	(1,308)	(1,447)	(483)
Net	1,836	1,333	566	350	287	167	32	43	34	2,218	1,663	767

Restructured loans:
Gross amount	67	—	—	—	—	—	4	1	6	71	1	6
Impairment provision	(25)	—	—	—	—	—	(1)	—	—	(26)	—	—
Net	42	—	—	—	—	—	3	1	6	45	1	6

Overdrafts and revolving credit greater than 90 days:
Gross amount	151	161	129	21	26	21	1	1	1	173	188	151
Impairment provision	(136)	(136)	(106)	(11)	(14)	(11)	(1)	(1)	(1)	(148)	(151)	(118)
Net	15	25	23	10	12	10	—	—	—	25	37	33

Total non-performing loans:
Gross amount	3,193	2,789	1,078	516	431	255	61	79	74	3,770	3,299	1,407
Impairment provision	(1,300)	(1,431)	(489)	(156)	(132)	(78)	(26)	(35)	(34)	(1,482)	(1,598)	(601)
Net	1,893	1,358	589	360	299	177	35	44	40	2,288	1,701	806

(1)	Represents assets (excluding restructured loans) that are individually assessed for impairment, with the exceptions of loans that are fully backed by acceptable security.

Pro Forma Financial Information Continued

Note 10. Pro forma movement in gross impaired assets(1)

	As at	Pro forma As at	Pro forma As at	% Mov’t	% Mov’t
$m	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09
Balance as at beginning of period	3,299	1,407	1,201	134	175
Merger adjustments	12	186	—	(94)	—
New and increased	2,149	1,798	710	20	large
Write-offs	(1,550)	(396)	(406)	large	large
Returned to performing or repaid	(531)	(159)	(344)	large	(54)
Portfolio managed - new/increased/returned/repaid	392	464	248	(16)	58
Exchange rate and other adjustments	(1)	(1)	(2)	—	50
Balance as at period end	3,770	3,299	1,407	14	168

Note 11. Pro forma items past 90 days but well secured

	As at	Pro forma As at	Pro forma As at	% Mov’t	% Mov’t
$m	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09
Australia:
Housing products	705	640	446	10	58
Other products	1,013	1,055	700	(4)	45
Total Australia	1,718	1,695	1,146	1	50
New Zealand:
Housing products	123	135	58	(9)	112
Other products	61	68	16	(10)	large
Other Overseas	24	22	25	9	(4)
Total Overseas	208	225	99	(8)	110
Total	1,926	1,920	1,245	—	55

(1)	The merger adjustments include assets that were graded as impaired as part of the merger accounting adjustment process.

Pro Forma Financial Information Continued

Note 12. Pro forma deposits

			Pro forma	% Mov’t	% Mov’t
As at $m	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09

Australia
Deposits at fair value
Certificates of deposit	45,534	44,593	64,846	2	(30)
Total deposits at fair value	45,534	44,593	64,846	2	(30)
Deposits at amortised cost
Non-interest bearing, repayable at call	10,459	9,240	8,761	13	19
Certificates of deposit	3,262	5,531	7,323	(41)	(55)
Other interest bearing:
At call	141,321	130,986	123,126	8	15
Term	80,887	82,323	61,572	(2)	31
Total deposits at amortised cost	235,929	228,080	200,782	3	18
Total Australia	281,463	272,673	265,628	3	6

New Zealand
Deposits at fair value
Certificates of deposit	2,844	3,369	3,488	(16)	(18)
Total deposits at fair value	2,844	3,369	3,488	(16)	(18)
Deposits at amortised cost
Non-interest bearing, repayable at call	1,976	1,939	1,816	2	9
Certificates of deposit	—	—	—	—	—
Other interest bearing:
At call	10,629	12,409	11,688	(14)	(9)
Term	14,407	12,748	13,345	13	8
Total deposits at amortised cost	27,012	27,096	26,849	—	1
Total New Zealand	29,856	30,465	30,337	(2)	(2)

Other Overseas
Deposits at fair value
Certificates of deposit	10,113	9,015	9,507	12	6
Total deposits at fair value	10,113	9,015	9,507	12	6
Deposits at amortised cost
Non-interest bearing, repayable at call	381	453	589	(16)	(35)
Certificates of deposit	410	503	533	(18)	(23)
Other interest bearing:
At call	2,217	894	956	148	132
Term	5,016	8,230	9,736	(39)	(48)
Total deposits at amortised cost	8,024	10,080	11,814	(20)	(32)
Total Other Overseas	18,137	19,095	21,321	(5)	(15)

Total deposits	329,456	322,233	317,286	2	4

2009 Reported Financial Information

Notes to the statements shown in Sections 8.1, 8.2, 8.3, and 8.4 as required by Appendix 4E are referenced in the margin of the relevant tables.

2009 Reported Financial Information Continued

8.1        Consolidated Income Statement

				% Mov’t			% Mov’t
$m	Note	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Interest income	4	14,413	16,033	(10)	30,446	29,081	5
Interest expense	4	(8,325)	(10,475)	21	(18,800)	(21,859)	14
Net interest income		6,088	5,558	10	11,646	7,222	61
Non-interest income	5	2,330	2,529	(8)	4,859	4,383	11
Net operating income before operating expenses and impairment charges		8,418	8,087	4	16,505	11,605	42
Operating expenses	6	(3,742)	(3,429)	(9)	(7,171)	(5,455)	(31)
Impairment charges	12	(1,681)	(1,557)	(8)	(3,238)	(931)	large
Profit before income tax		2,995	3,101	(3)	6,096	5,219	17
Income tax expense	8	(1,694)	(885)	(91)	(2,579)	(1,287)	(100)
Net profit for the year		1,301	2,216	(41)	3,517	3,932	(11)
Net profit attributable to minority interests		(30)	(41)	27	(71)	(73)	3

Net profit attributable to equity holders of Westpac Banking Corporation		1,271	2,175	(42)	3,446	3,859	(11)

2009 Reported Financial Information Continued

8.2        Consolidated Balance Sheet

					% Mov’t	% Mov’t
As at $m	Note	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09
Assets
Cash and balances with central banks		3,272	3,866	4,809	(15)	(32)
Due from other financial institutions		18,309	24,494	21,345	(25)	(14)
Derivative financial instruments	20	33,187	50,877	34,810	(35)	(5)
Trading securities		34,779	30,581	39,534	14	(12)
Other financial assets designated at fair value		3,063	2,840	2,547	8	20
Available-for-sale securities		1,630	2,053	1,613	(21)	1
Loans for consumer purposes	11	300,249	277,205	187,245	8	60
Loans for business purposes	11	163,210	171,667	126,300	(5)	29
Life insurance assets		12,384	10,635	12,547	16	(1)
Regulatory deposits with central banks overseas		766	932	927	(18)	(17)
Goodwill and other intangible assets(1)		11,541	11,594	2,989	—	large
Property, plant and equipment		888	853	505	4	76
Current tax assets		—	—	77	—	(100)
Deferred tax assets		1,985	1,583	756	25	163
Other assets		4,324	5,050	3,672	(14)	18
Total assets		589,587	594,230	439,676	(1)	34

Liabilities
Due to other financial institutions		9,235	11,842	15,861	(22)	(42)
Deposits at fair value	18	58,491	56,977	60,011	3	(3)
Deposits at amortised cost	18	270,965	265,256	173,719	2	56
Derivative financial instruments	20	36,478	50,216	24,970	(27)	46
Trading liabilities and other financial liabilities designated at fair value		10,848	14,405	16,689	(25)	(35)
Debt issues		131,353	122,685	96,398	7	36
Acceptances		1,671	2,424	3,971	(31)	(58)
Current tax liabilities		1,932	1,289	—	50	large
Deferred tax liabilities		35	—	—	large	large
Life insurance liabilities		11,737	10,039	11,953	17	(2)
Provisions		1,628	1,335	1,106	22	47
Other liabilities		7,505	9,003	6,809	(17)	10
Total liabilities excluding loan capital		541,878	545,471	411,487	(1)	32

Loan capital
Subordinated bonds, notes and debentures		8,127	8,929	6,545	(9)	24
Subordinated perpetual notes		443	568	486	(22)	(9)
Trust Preferred Securities		647	855	666	(24)	(3)
Westpac SPS		1,024	1,022	1,021	—	—
Westpac SPS II		897	897	—	—	large
Total loan capital		11,138	12,271	8,718	(9)	28
Total liabilities		553,016	557,742	420,205	(1)	32

Net assets		36,571	36,488	19,471	—	87

Shareholders’ equity
Share capital:
Ordinary share capital		23,684	23,139	6,744	2	large
Treasury shares and RSP Treasury shares		(188)	(189)	(151)	1	(25)
Reserves		(56)	319	256	(118)	(122)
Retained profits		11,197	11,287	10,698	(1)	5
Total equity attributable to equity holders of Westpac Banking Corporation		34,637	34,556	17,547	—	97

Minority Interests
Trust preferred securities 2003 (TPS 2003)		1,137	1,132	1,137	—	—
Trust preferred securities 2006 (TPS 2006)		755	753	755	—	—
Other		42	47	32	(11)	31
Total minority interests		1,934	1,932	1,924	—	1
Total shareholders’ equity and minority interest		36,571	36,488	19,471	—	88

(1)    Goodwill and other intangible assets included $629 million in capitalised software costs ($586 million at 31 March 2009 and $464 million at 30 September 2008), with an average amortisation period of approximately three years.

2009 Reported Financial Information Continued

8.3        Consolidated Cash Flow Statement

				% Mov’t			% Mov’t
$m	Note	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Cash flows from operating activities
Interest received		14,738	16,024	(8)	30,762	28,765	7
Interest paid		(9,533)	(9,616)	1	(19,149)	(21,389)	10
Dividends received excluding life business		11	10	10	21	15	40
Other non-interest income received		1,819	1,756	4	3,575	3,139	14
Operating expenses paid		(3,221)	(2,029)	(59)	(5,250)	(4,244)	(24)
Net decrease/(increase) in trading and fair value assets		(5,892)	15,744	(137)	9,852	(17,997)	155
Net (decrease)/increase in trading and fair value liabilities		(3,515)	(9,589)	63	(13,104)	8,470	large
Net decrease/(increase) in derivative financial instruments		(4,686)	19,686	(124)	15,000	(6,214)	large
Income tax paid excluding life business		(989)	(357)	(177)	(1,346)	(1,574)	14
Life business:
Receipts from policyholders and customers		1,381	1,298	6	2,679	2,646	1
Interest and other items of similar nature		2	27	(93)	29	36	(19)
Dividends received		297	192	55	489	848	(42)
Payments to policyholders and suppliers		(1,374)	(1,358)	(1)	(2,732)	(3,148)	13
Income tax paid		(22)	(43)	49	(65)	(80)	19

Net cash provided/(used in) by operating activities	21	(10,984)	31,745	(135)	20,761	(10,727)	large
Cash flows from investing activities
Proceeds from available-for-sale securities		2,430	2,987	(19)	5,417	4,514	20
Purchase of available-for-sale securities		(2,187)	(1,084)	(102)	(3,271)	(4,875)	33
Net (increase)/decrease in:
Due from other financial institutions		4,120	1,032	large	5,152	7,376	(30)
Loans		(18,821)	(16,524)	(14)	(35,345)	(39,198)	10
Life insurance assets		(50)	17	large	(33)	467	(107)
Regulatory deposits with central banks overseas		(68)	98	(169)	30	(81)	137
Other assets		(6,741)	2,994	large	(3,747)	3,308	large
Purchase of intangible assets		(156)	(139)	(12)	(295)	(313)	6
Purchase of property, plant and equipment		(168)	(117)	(44)	(285)	(195)	(46)
Proceeds from disposal of property, plant and equipment		19	—	—	19	64	(70)
Controlled entities and businesses disposed, net of cash held		—	—	—	—	70	(100)
Partial disposal of controlled entities		—	—	—	—	229	(100)
Controlled entities and businesses acquired, net of cash held		(378)	378	(200)	—	(137)	100
Merger with St.George, net of transaction costs		374	—	—	374	—	—

Net cash used in investing activities		(21,626)	(10,358)	(109)	(31,984)	(28,771)	(11)
Cash flows from financing activities
Issue of loan capital (net of issue costs)		—	897	(100)	897	1,540	(42)
Redemption of loan capital		—	(1,869)	100	(1,869)	(1,064)	(76)
Proceeds from share placements and share purchase plan		—	2,890	(100)	2,890	—	—
Proceeds from exercise of employee options		8	2	large	10	29	(66)
Purchase of shares on exercise of employee options and rights		—	(10)	100	(10)	(132)	92
Net increase/(decrease) in:
Due to other financial institutions		(1,627)	(10,935)	85	(12,562)	5,762	large
Deposits		11,875	8,552	39	20,427	30,344	(33)
Debt issues		22,784	(19,457)	large	3,327	6,817	(51)
Other liabilities		149	(1,617)	109	(1,468)	710	large
Purchase of treasury shares		(6)	(35)	83	(41)	(73)	44
Sale of treasury shares		7	—	—	7	36	(81)
Payment of dividends - Westpac shareholders		(1,086)	(887)	(22)	(1,973)	(1,872)	(5)
DRP underwritten		—	887	(100)	887	—	—
Payments of dividends - former St.George shareholders		—	(708)	100	(708)	—	—
Payment of dividends to minority interests		(31)	(40)	23	(71)	(73)	3

Net cash (used in)/provided by financing activities		32,073	(22,330)	large	9,743	42,024	(77)
Net (decrease)/increase in cash and cash equivalents		(537)	(943)	43	(1,480)	2,526	(159)
Effect of exchange rate changes on cash and cash equivalents		(57)	—	—	(57)	40	large
Cash and cash equivalents as at the beginning of the period		3,866	4,809	(20)	4,809	2,243	114
Cash and cash equivalents as at the end of the period		3,272	3,866	(15)	3,272	4,809	(32)

2009 Reported Financial Information Continued

8.4        Consolidated Statement of Recognised Income and Expense

			% Mov’t			% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Gains/(losses) on available-for-sale securities:
Recognised in equity	49	(16)	large	33	33	—
Transferred to income statements	(42)	60	(170)	18	3	large
Gains/(losses) on cash flow hedging instruments:
Recognised in equity	(286)	(149)	(92)	(435)	(220)	(98)
Transferred to income statement	23	(34)	168	(11)	(5)	(120)
Defined benefit obligation actuarial gains/(losses) recognised in equity (net of tax)	265	(224)	large	41	(378)	111

Exchange differences on translation of foreign operations	(253)	132	large	(121)	86	large
Income tax on items taken directly to or transferred directly from equity:
Available-for-sale securities reserve	1	(16)	106	(15)	(21)	29
Cash flow hedging reserve	79	57	39	136	67	103
Foreign currency translation reserve	24	(17)	large	7	17	(59)
Net income recognised directly in equity	(140)	(207)	32	(347)	(418)	17
Net profit for the year	1,301	2,216	(41)	3,517	3,932	(11)
Total net income recognised income for the year	1,161	2,009	(42)	3,170	3,514	(10)
Attributable to:
Members of the parent	1,131	1,968	(43)	3,099	3,441	(10)
Minority interests	30	41	(27)	71	73	(3)
Total net income recognised for the year	1,161	2,009	(42)	3,170	3,514	(10)

2009 Reported Financial Information Continued

8.5        Notes to 2009 Reported Financial Information

Note 1.   Basis of preparation of financial information

(i)           General

The accounting policies and methods of computation adopted in the financial year were in accordance with the requirements for an Authorised Deposit-taking Institution under the Banking Act 1959 (as amended), Australian equivalents to International Financial Reporting Standards, other authoritative pronouncements of the Australian Accounting Standards Board, Urgent Issues Group Interpretations and the Corporations Act 2001 (Cth). Westpac’s financial statements also comply with International Financial Reporting Standards and interpretations as issued by the International Accounting Standards Board. Where necessary, comparative figures have been adjusted to conform to changes in presentation in the current period. All amounts have been rounded to the nearest million dollars unless otherwise stated.

(ii)          Changes in accounting policies

Interpretation 13 Customer Loyalty Programmes was adopted in the year ended 30 September 2009. Interpretation 13 addresses how companies that grant their customers loyalty award credits when buying goods and services should account for the obligation. The change in accounting policy has been applied retrospectively in accordance with the transitional provisions of the interpretation.

In the year ended 30 September 2009, the Group changed its accounting policy for actuarial gains and losses on its employee defined benefit superannuation plans. The revised policy brings to account all actuarial gains/losses outside of the profit and loss directly in the statement of recognised income and expense. The Group has adopted this change in accounting policy so that the full surplus or deficit as calculated in accordance with AASB 119 Employee Benefits (AASB 119) is recognised on the balance sheet. Previously the Group applied the corridor approach.

The new policies have been applied retrospectively for the Group. The comparative information in relation to the 2008  and 2007 financial years has been restated for the Group. The opening balance sheet was restated from 1 October 2006 for the Group.

An amendment to AASB 139 and consequential amendments to AASB Interpretation 9 and AASB 7 were made which permit reclassification of certain financial instruments in certain limited circumstances and require additional disclosures regarding such reclassifications respectively. Westpac has not made use of these amendments.

AASB Interpretation 16 provides guidance on accounting for the hedge of a net investment in a foreign operation in an entity’s consolidated financial statements. It clarifies that the presentation currency does not create an exposure to which an entity may apply hedge accounting; that the hedging instrument(s) may be held by any entity or entities within the group; and that while the AASB must be applied to determine the amount that needs to be reclassified to profit or loss from the foreign currency translation reserve in respect of the hedging instrument, AASB 121 The Effects of Changes in Foreign Exchange Rates must be applied in respect of the hedged item. It is applicable to annual reporting periods beginning on or after 1 October 2008. This has not had an impact on the financial report.

Other standards, interpretations and amendments that have been applied by the Group during the financial year commencing 1 October 2008 but which have not had a material impact on the financial results or position of the Group are:

•      AASB Interpretation 4 Determining Whether an Arrangement contains a Lease, which is applicable to annual reporting periods beginning on or after 1 January 2008; and

•      AASB Interpretation 14 The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction is applicable to annual reporting period beginning on or after 1 January 2008.

2009 Reported Financial Information Continued

Note 2. Interest Spread and Margin Analysis

	Half Year Sept 09	Half Year March 09	Full Year Sept 09	Full Year Sept 08
Group
Average external interest earning assets ($m)	505,164	476,095	490,669	351,657
Net interest income ($m) (reported basis)	6,088	5,558	11,646	7,222
Tax equivalent gross-up(1)	22	23	45	72
Adjusted net interest income ($m)	6,110	5,581	11,691	7,294
Interest spread (%)	2.20	2.17	2.18	1.76
Benefit of net non-interest bearing liabilities and equity (%)	0.21	0.18	0.20	0.31
Interest margin (%)	2.41	2.35	2.38	2.07

(1)  Westpac has entered in various tax effective and financing transactions that derive income that is subject to a reduced rate of income tax. The impact of this is reflected in lower income tax expense and interest income. In order to provide improved comparability, this income is presented on a tax equivalent basis.

2009 Reported Financial Information Continued

Note 3. Average balance sheet and interest rates

	Full Year			Full Year
	30 September 2009			30 September 2008
	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Due from other financial institutions	26,890	780	2.9%	26,976	1,804	6.7%
Trading securities	33,161	1,659	5.0%	25,344	1,755	6.9%
Available-for-sale securities	1,686	118	7.0%	2,372	138	5.8%
Other financial assets designated at fair value	1,219	43	3.5%	1,217	92	7.6%
Regulatory deposits	868	17	2.0%	1,076	31	2.9%
Loans and other receivables	426,845	27,874	6.5%	294,672	25,333	8.6%
Total interest earning assets and interest income(1)	490,669	30,491	6.2%	351,657	29,153	8.3%
Non-interest earning assets
Cash, due from other financial institutions and regulatory deposits	1,188			734
Life insurance assets	11,374			14,060
All other assets(2)	74,600			35,017
Total non-interest earning assets	87,162			49,811
Total assets	577,831			401,468

	Full Year			Full Year
	30 September 2009			30 September 2008
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	302,194	11,382	3.8%	213,873	13,361	6.2%
Due to other financial institutions	13,940	365	2.6%	9,882	449	4.5%
Loan capital	11,565	582	5.0%	7,530	484	6.4%
Other interest bearing liabilities(3)	138,143	6,471	4.7%	103,580	7,565	7.3%
Total interest bearing liabilities and interest expense	465,842	18,800	4.0%	334,865	21,859	6.5%
Non-interest bearing liabilities
Deposits and due to other financial institutions	13,036			9,317
Life insurance policy liabilities	10,775			13,173
All other liabilities(4)	54,255			25,496
Total non-interest bearing liabilities	78,066			47,986
Total liabilities	543,908			382,851
Shareholders’ equity	32,008			16,699
Minority interests	1,915			1,918
Total equity	33,923			18,617
Total liabilities and equity	577,831			401,468

(1)  Total net interest income presented in the average balance sheet includes a tax equivalent gross up of $45 million for the Full Year 2009 ($45 million benefit in interest income). Full Year 2008 comparatives include a tax equivalent gross up of $72 million ($72 million benefit in interest income).

(2)  Includes property, plant and equipment, goodwill and intangibles, derivative financial instruments, other assets and deferred tax assets.

(3)  Includes net impact of Group Treasury balance sheet management activities.

(4)  Includes provisions for current and deferred income tax and derivative financial instruments.

2009 Reported Financial Information Continued

Note 3. Average balance sheet and interest rates (continued)

	Half Year			Half Year
	30 September 2009			31 March 2009
	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Due from other financial institutions	21,521	264	2.4%	32,289	516	3.2%
Trading securities	31,083	707	4.5%	35,250	952	5.4%
Available-for-sale securities	1,722	56	6.5%	1,650	62	7.5%
Other financial assets designated at fair value	1,263	19	3.0%	1,175	24	4.1%
Regulatory deposits	806	4	1.0%	930	13	2.8%
Loans and other receivables	448,769	13,385	5.9%	404,801	14,489	7.2%
Total interest earning assets and interest income(1)	505,164	14,435	5.7%	476,095	16,056	6.8%
Non-interest earning assets
Cash, due from other financial institutions and regulatory deposits	1,085			1,292
Life insurance assets	11,320			11,428
All other assets(2)	63,889			85,370
Total non-interest earning assets	76,294			98,090
Total assets	581,458			574,185

	Half Year			Half Year
	30 September 2009			31 March 2009
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	314,693	4,904	3.1%	289,626	6,478	4.5%
Due to other financial institutions	10,669	122	2.3%	17,229	243	2.8%
Loan capital	11,452	259	4.5%	11,679	323	5.5%
Other interest bearing liabilities(3)	137,674	3,040	4.4%	138,615	3,431	5.0%
Total interest bearing liabilities and interest expense	474,488	8,325	3.5%	457,149	10,475	4.6%
Non-interest bearing liabilities
Deposits and due to other financial institutions	14,129			11,937
Life insurance policy liabilities	10,721			10,829
All other liabilities(4)	45,407			63,152
Total non-interest bearing liabilities	70,257			85,918
Total liabilities	544,745			543,067
Shareholders’ equity	34,796			29,205
Minority interests	1,917			1,913
Total equity	36,713			31,118
Total liabilities and equity	581,458			574,185

(1)  Total net interest income presented in the average balance sheet includes a tax equivalent gross up of $22 million for the Second Half 2009 ($22 million benefit in interest income). First Half 2009 comparatives include a tax equivalent gross up of $23 million ($23 million benefit in interest income).

(2)  Includes property, plant and equipment, goodwill and intangibles, derivative financial instruments, other assets and deferred tax assets.

(3)  Includes net impact of Group Treasury balance sheet management activities.

(4)  Includes provisions for current and deferred income tax and derivative financial instruments.

2009 Reported Financial Information Continued

Note 3. Average balance sheet and interest rates(continued)

	Full Year			Full Year
	30 September 2009			30 September 2008
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables:
Australia	373,855	24,012	6.4%	244,446	20,784	8.5%
New Zealand	46,425	3,547	7.6%	45,014	4,220	9.4%
Other overseas	6,565	315	4.8%	5,212	329	6.3%

Deposits:
Australia	254,848	9,718	3.8%	165,524	10,456	6.3%
New Zealand	28,560	1,295	4.5%	27,888	2,096	7.5%
Other overseas	18,786	369	2.0%	20,461	809	4.0%

	Half Year			Half Year
	30 September 2009			31 March 2009
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables:
Australia	397,469	11,678	5.9%	350,112	12,334	7.1%
New Zealand	45,289	1,564	6.9%	47,568	1,983	8.4%
Other overseas	6,011	143	4.7%	7,121	172	4.8%

Deposits:
Australia	268,345	4,281	3.2%	241,277	5,437	4.5%
New Zealand	28,156	490	3.5%	28,965	805	5.6%
Other overseas	18,192	133	1.5%	19,384	236	2.4%

2009 Reported Financial Information Continued

Note 4. Net interest income

			% Mov’t			% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Interest income
Loans	13,372	14,400	(7)	27,772	24,998	11
Due from other financial institutions	264	516	(49)	780	1,782	(56)
Available-for-sale securities	56	62	(10)	118	114	4
Regulatory deposits with central banks overseas	4	13	(69)	17	31	(45)
Trading securities	700	942	(26)	1,642	1,754	(6)
Net ineffectiveness on qualifying hedges	(9)	—	—	(9)	1	large
Other financial assets designated at fair value	19	24	(21)	43	92	(53)
Other	7	76	(91)	83	309	(73)
Total interest income(1)	14,413	16,033	(10)	30,446	29,081	5

Interest expense
Current and term deposits	(4,036)	(5,257)	23	(9,293)	(9,075)	(2)
Due to other financial institutions	(122)	(243)	50	(365)	(449)	19
Debt issues	(1,374)	(2,338)	41	(3,712)	(4,480)	17
Loan capital	(259)	(323)	20	(582)	(484)	(20)
Trading liabilities	(454)	(271)	(68)	(725)	(1,911)	62
Deposits at fair value	(868)	(1,221)	29	(2,089)	(4,286)	51
Other	(1,212)	(822)	(47)	(2,034)	(1,174)	(73)
Total interest expense	(8,325)	(10,475)	21	(18,800)	(21,859)	14
Net interest income(1)	6,088	5,558	10	11,646	7,222	61

(1)       Total interest income and net interest income for the Full Year 2009 in Note 4 are $45 million lower than total interest income and net interest income for the Full Year 2009 in Note 3 (First Half 2009: $23 million; Full Year 2008 $72 million) because Note 3 includes a tax equivalent gross up.

2009 Reported Financial Information Continued

Note 5. Non-interest income

			% Mov’t			% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Fees and commissions
Banking and credit related fees	427	377	13	804	553	45
Transaction fees and commissions received	753	872	(14)	1,625	1,318	23
Service and management fees	4	1	large	5	5	—
Other non-risk fee income	97	106	(8)	203	184	10
	1,281	1,356	(6)	2,637	2,060	28
Wealth management and insurance income
Life insurance and funds management net operating income	643	545	18	1,188	932	27
General insurance premiums less claims incurred	95	85	12	180	110	64
	738	630	17	1,368	1,042	31
Trading income(1)
Foreign exchange income	48	659	(93)	707	514	38
Other trading securities	241	(47)	large	194	218	(11)
	289	612	(53)	901	732	23
Other income
Dividends received	11	10	10	21	15	40
Rental income	3	2	50	5	1	large
Net gain/(loss) on ineffective hedges	(4)	7	(157)	3	3	—
Hedging overseas operations	44	(24)	large	20	(57)	135
Net gain/(loss) on derivatives held for risk management purposes(2)	(37)	91	(141)	54	86	(37)
Gain/(loss) on disposal of assets	(9)	1	large	(8)	457	(102)
Net gain/(loss) on financial instruments designated at fair value	40	(40)	200	—	(1)	100
Other	(26)	(116)	78	(142)	45	large
	22	(69)	132	(47)	549	(109)
Total non-interest income	2,330	2,529	(8)	4,859	4,383	11

(1)       Trading income primarily includes earnings from our WIB markets and Pacific Banking businesses and our Treasury foreign exchange operations in Australia and New Zealand.

(2)       Income from derivatives held for risk management purposes primarily comprises net gains/losses on realised and unrealised hedges on New Zealand future retail earnings and net gains/losses on the hedge of our 2003 Trust Preferred Security.

2009 Reported Financial Information Continued

Note 6. Expense analysis

			% Mov’t			% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Salaries and other staff expenses
Salaries and wages	1,531	1,406	(9)	2,937	2,207	(33)
Other staff expenses	390	363	(7)	753	584	(29)
Restructuring costs	76	40	(90)	116	124	6
Total salaries and other staff expenses	1,997	1,809	(10)	3,806	2,915	(31)

Equipment and occupancy expenses
Operating lease rentals	201	188	(7)	389	298	(31)
Depreciation, amortisation and impairment:
Premises	10	8	(25)	18	1	large
Leasehold improvements	28	24	(17)	52	43	(21)
Furniture and equipment	33	29	(14)	62	37	(68)
Technology	33	30	(10)	63	90	30
Software	120	86	(40)	206	351	41
Equipment repairs and maintenance	35	34	(3)	69	39	(77)
Electricity, water and rates	5	6	17	11	7	(57)
Land tax	3	2	(50)	5	2	(150)
Other	28	23	(22)	51	27	(89)
Total equipment and occupancy expenses	496	430	(15)	926	895	(3)

Other expenses
Amortisation of deferred expenditure	10	2	large	12	4	(200)
Amortisation of intangible assets	104	78	(33)	182	—	—
Impairment charges - goodwill(1)	—	2	100	2	18	89
Non-lending losses	73	109	33	182	53	large
Purchased services:
Technology and information services	139	110	(26)	249	158	(58)
Legal	28	13	(115)	41	27	(52)
Other professional services	243	166	(46)	409	298	(37)
Credit card loyalty programmes	52	158	67	210	185	(14)
Stationery	42	38	(11)	80	51	(57)
Postage and freight	64	59	(8)	123	103	(19)
Outsourcing costs	262	252	(4)	514	486	(6)
Insurance	11	8	(38)	19	11	(73)
Advertising	87	68	(28)	155	99	(57)
Transaction taxes	(1)	6	117	5	4	(25)
Training	14	8	(75)	22	17	(29)
Travel	33	30	(10)	63	59	(7)
Other expenses	88	83	(6)	171	72	(138)
Total other expenses	1,249	1,190	(5)	2,439	1,645	(48)
Total	3,742	3,429	(9)	7,171	5,455	(31)

(1)       Impairment of goodwill in Full Year 2008 relates to the impairment of BT New Zealand goodwill.

2009 Reported Financial Information Continued

Note 7. Deferred expenses and capitalised software

				% Mov’t	% Mov’t
As at $m	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09
Capitalised software	629	586	464	7	36
Deferred acquisition costs	126	139	142	(9)	(11)
Other	13	28	28	(54)	(54)

Note 8. Income tax

			% Mov’t			% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
The income tax expense for the year is reconciled to the profit before income tax as follows
Profit before income tax expense	2,995	3,101	(3)	6,096	5,219	17
Prima facie income tax based on the Australian company tax rate of 30%	899	930	3	1,829	1,566	(17)
The effect of amounts which are not deductible (assessable) in calculating taxable income
Change in tax rate(1)	—	—	—	—	4	(100)
Rebateable and exempt dividends	(9)	(10)	10	(19)	(33)	42
Tax losses not previously recognised now brought to account	(5)	—	—	(5)	(5)	—
Life insurance:
Tax adjustment on policy holders’ earnings(2)	8	(3)	large	5	(138)	104
Adjustment for life business tax rates	2	(3)	167	(1)	(12)	92
Other non-assessable items	(11)	(13)	15	(24)	(79)	70
Other non-deductible items	52	16	large	68	54	26
Adjustment for overseas tax rates	(29)	13	large	(16)	6	large
Income tax (over)/under provided in prior years	9	10	(10)	19	(26)	173
Other items(3)	778	(55)	large	723	(50)	large
Total income tax expense in the income statement	1,694	885	(91)	2,579	1,287	(100)
Average effective income tax rate (%)	56.6	28.5	large	42.3	24.7	large
Tax equivalent gross up(4)	22	23	(4)	45	72	(38)
Effective tax rate (%) (excluding life company)	56.4	28.6	large	42.2	27.6	large
Effective tax rate (%) (including gross up)	56.9	29.1	large	42.7	25.7	large
Effective tax rate (%) (including gross up and excluding life company accounting)	56.7	29.2	large	42.7	28.6	large

(1)       The company tax rate in New Zealand reduced from 33% to 30% effective for the Group from 1 October 2008, and the company tax rate in the United Kingdom reduced from 30% to 28% effective for the Group during 2008.

(2)       In accordance with the requirements of Australian Accounting Standard AASB 1038 Life Insurance Contracts, our tax expense for the Full Year 2009 includes a $7 million tax debit on policyholders’ investment earnings ($11 million tax debit for Second Half 2009, $4 million tax credit for First Half 2009, $198 million tax credit for the Full Year 2008) of which $2 million is in the prima facie tax expense, ($3 million prima facie tax expense for Second Half 2009, $1 million prima facie tax benefit for First Half 2009, $60 million prima facie tax benefit for Full Year 2008) and the balance of $5 million ($8 million for Second Half 2009, $3 million for First Half 2009, $138 million for Full Year 2008) is shown here.

(3)       This includes the provision raised in relation to structured finance transactions.

(4)       The tax equivalent gross up represents the benefit in respect of certain financing transactions entered into by the Structured Finance business.

2009 Reported Financial Information
Continued

Note 9. Dividends

	Half Year Sept 09	Half Year March 09	Full Year Sept 09	Full Year Sept 08
Ordinary dividend (cents per share)
Interim (fully franked)	—	56	56	70
Final (fully franked) - determined dividend	60	—	60	72
	60	56	116	142
Total dividends paid
Ordinary dividends paid ($m)	1,626	1,362	2,988	2,576
	1,626	1,362	2,988	2,576

Ordinary dividend payout ratio	137.9%	66.4%	92.6%	68.9%

The group operates a DRP that is available to holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in Australia or New Zealand. As noted on page 50, the Directors have made certain determinations in relation to the calculation of the Market Price which will apply to the DRP for the 2009 final dividend only. Shareholders who wish to commence participation in the DRP, or to vary their current participation election, must complete and return a DRP election form to Westpac’s share registry by 5.00pm (Sydney time) on 13 November 2009.

Note 10. Earnings per ordinary share

			% Mov’t			% Mov’t
	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Earnings per ordinary share (cents):
Basic	43.5	84.3	(48)	125.3	206.0	(39)
Fully diluted(1)	43.1	81.1	(47)	123.2	200.1	(39)
Weighted average number of fully paid ordinary shares (millions) - Basic	2,914	2,579	13	2,747	1,871	47
Weighted average number of fully paid ordinary shares (millions) - Fully diluted	3,066	2,745	12	2,879	1,967	46

(1)       On 31 March 2009 Westpac issued 9,083,278 Stapled Preferred Securities (Westpac SPS II) at $100 each, each consisting of a perpetual, unsecured, non-cumulative subordinated note, stapled to a preference share. As the Westpac SPS II will convert into ordinary shares in certain circumstances, any dilutive impact must be considered.

2009 Reported Financial Information
Continued

Note 10. Earnings per ordinary share (continued)

Reconciliation of ordinary shares on issue before the effect of own shares held

(millions)	Half Year Sept 09	Half Year March 09	Full Year Sept 09	Full Year Sept 08
Opening balance	2,911	1,895	1,895	1,865
Number of shares issued for St.George Merger	—	743	743	—
Number of shares issued under the Dividend Reinvestment Plan (DRP)	29	30	59	29
Number of shares issued under Underwritten DRP	—	54	54	—
Number of shares issued under the Employee Share Plan (ESP)	1	—	1	1
Number of shares issued under option and share right schemes	—	4	4	—
Number of shares issued under Share Purchase Plan	—	28	28	—
Number of shares issued relating to acquisition of Hastings FML	—	1	1	—
Number of shares issued relating to Institutional Placement	—	156	156	—
Closing balance	2,941	2,911	2,941	1,895

	Half Year		Half Year		Full Year		Full Year
	30 Sept		31 March		30 Sept		30 Sept
	2009		2009		2009		2008
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Reconciliation of earnings used in the calculation of earnings per ordinary share ($millions)
Net profit	1,301	1,301	2,216	2,216	3,517	3,517	3,932	3,932
Net profit attributable to minority interests	(30)	(30)	(41)	(41)	(71)	(71)	(73)	(73)
Distribution on RSP treasury shares(1)	(3)	—	(2)	—	(5)	—	(4)	—
FIRsTS distributions	—	—	—	—	—	—	—	7
2004 TPS distributions	—	8	—	14	—	22	—	23
Westpac SPS I	—	14	—	20	—	34	—	8
Westpac SPS II	—	16	—	—	—	16	—	—
2007 convertible notes	—	11	—	18	—	30	—	39
Earnings	1,268	1,320	2,173	2,227	3,441	3,548	3,855	3,936
Weighted average number of ordinary shares (millions)
Weighted average number of ordinary shares	2,926	2,926	2,590	2,590	2,758	2,758	1,879	1,879
Effect of own shares held	(12)	(12)	(11)	(11)	(11)	(11)	(8)	(8)
Potential dilutive adjustment:
Exercise of options	—	4	—	4	—	4	—	9
Conversion of FIRsTS	—	—	—	—	—	—	—	7
Conversion of 2004 TPS	—	24	—	43	—	24	—	28
Restricted share plan	—	4	—	2	—	3	—	1
Westpac SPS I	—	42	—	59	—	42	—	8
Westpac SPS II	—	37	—	—	—	18	—	—
2007 convertible notes	—	41	—	58	—	41	—	43
Total weighted average number of ordinary shares	2,914	3,066	2,579	2,745	2,747	2,879	1,871	1,967
Earnings per ordinary share (cents)	43.5	43.1	84.3	81.1	125.3	123.2	206.0	200.1

(1)       Restricted Share Plan (RSP) treasury shares are deducted from ordinary shares on issue in arriving at the weighted average number of ordinary shares outstanding, while the equity granted to employees remains unvested. Despite the share being unvested, employees are entitled to dividends and voting rights on the shares. Consequently, a position for the profit for Full Year 2008 is allocated to RSP treasury shares to arrive at earnings attributed to ordinary shareholders.

2009 Reported Financial Information
Continued

Note 11. Loans

				% Mov’t	% Mov’t
As at $m	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09
Loans are classified based on the location of the lending office
Australia
Overdrafts	3,880	3,951	2,973	(2)	31
Credit card outstandings	9,429	9,419	7,536	—	25
Overnight and at call money market loans	231	378	297	(39)	(22)
Acceptance of finance	49,103	49,521	24,499	(1)	100
Term loans:
Housing	221,902	198,752	132,039	12	68
Housing - line of credit	35,699	35,656	13,217	—	170
Total housing	257,601	234,408	145,256	10	77
Non-housing	81,552	86,563	69,285	(6)	18
Finance leases	5,468	5,761	4,900	(5)	12
Margin lending	3,900	4,074	3,833	(4)	2
Other	4,907	5,467	4,293	(10)	14
Total Australia	416,071	399,542	262,872	4	58

New Zealand
Overdrafts	1,122	1,205	1,254	(7)	(11)
Credit card outstandings	969	965	937	—	3
Overnight and at call money market loans	1,356	1,654	1,341	(18)	1
Term loans:
Housing	26,536	26,410	26,134	—	2
Non-housing	15,771	16,103	16,437	(2)	(4)
Other	326	309	735	6	(56)
Total New Zealand	46,080	46,646	46,838	(1)	(2)

Other Overseas
Overdrafts	183	253	269	(28)	(32)
Term loans:
Housing	969	1,095	955	(12)	1
Non-housing	4,228	5,408	4,495	(22)	(6)
Finance leases	38	51	17	(25)	124
Other	274	20	44	large	large
Total Overseas	5,692	6,827	5,780	(17)	(2)

Total loans	467,843	453,015	315,490	3	48
Provision on loans	(4,384)	(4,143)	(1,945)	(6)	(125)
Total net loans(1)	463,459	448,872	313,545	3	48

(1) Total net loans include securitised loans of $14,256 million at 30 September 2009 ($22,928 million at 31 March 2009 and $4,708 million at 30 September 2008).  These securitised loans exclude loans securitised to the series 2008 – 1M WST Trust, as Westpac is the sole holder of all of the notes issued by that trust, and loans held by a warehouse trust that is funded by Westpac.

2009 Reported Financial Information
Continued

Note 12. Provisions for impairment charges

$m	Half Year Sept 09	Half Year March 09	Full Year Sept 09	Full Year Sept 08
Collectively assessed provisions
Balance at beginning of the period	3,067	1,761	1,761	1,410
Add: St.George provisions including merger adjustments(1)	—	893	893	—
New provisions raised	698	584	1,282	606
Write-offs	(371)	(261)	(632)	(378)
Discount unwind	116	114	230	130
Exchange rate and other adjustments	(4)	(24)	(28)	(7)
Closing balance	3,506	3,067	3,506	1,761

Individually assessed provisions
Balance at beginning of the period	1,416	413	413	148
Add: St.George provisions including merger adjustments(1)	10	110	120	—
New individually assessed provisions	1,084	1,027	2,111	447
Write-backs	(70)	(36)	(106)	(90)
Write-offs	(1,179)	(112)	(1,291)	(93)
Discount unwind	(5)	(6)	(11)	(6)
Exchange rate and other adjustments	(28)	20	(8)	7
Closing balance	1,228	1,416	1,228	413
Total provisions for impairment charges on loans and credit commitments	4,734	4,483	4,734	2,174
Less provisions for credit commitments	(350)	(340)	(350)	(229)
Total provisions for impairment charges on loans	4,384	4,143	4,384	1,945

$m	Half Year Sept 09	Half Year March 09	Full Year Sept 09	Full Year Sept 08
Reconciliation of impairment charges
New individually assessed provisions	1,084	1,027	2,111	447
Write-backs	(70)	(36)	(106)	(90)
Recoveries	(31)	(18)	(49)	(32)
New collectively assessed provisions	698	584	1,282	606
Impairment charges	1,681	1,557	3,238	931

(1) The St. George impairment provisions include $587 million relating to the merger accounting adjustments ($511 million in collectively assessed provisions and $76 million in individually assessed provisions).

2009 Reported Financial Information Continued

Note 13. Non-performing loans

	Australia			New Zealand			Overseas			Total
	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at
$m	30 Sept 2009	31 March 2009	30 Sept 2008	30 Sept 2009	31 March 2009	30 Sept 2008	30 Sept 2009	31 March 2009	30 Sept 2008	30 Sept 2009	31 March 2009	30 Sept 2008
Non-accrual assets(1):
Gross amount	2,975	2,628	758	495	405	234	56	77	67	3,526	3,110	1,059
Impairment provision	(1,139)	(1,295)	(338)	(145)	(118)	(67)	(24)	(34)	(33)	(1,308)	(1,447)	(438)
Net	1,836	1,333	420	350	287	167	32	43	34	2,218	1,663	621

Restructured loans:
Gross amount	67	—	—	—	—	—	4	1	6	71	1	6
Impairment provision	(25)	—	—	—	—	—	(1)	—	—	(26)	—	—
Net	42	—	—	—	—	—	3	1	6	45	1	6

Overdrafts and revolving credit greater than 90 days:
Gross amount	151	161	90	21	26	21	1	1	1	173	188	112
Impairment provision	(136)	(136)	(85)	(11)	(14)	(11)	(1)	(1)	(1)	(148)	(151)	(97)
Net	15	25	5	10	12	10	—	—	—	25	37	15

Total non-performing loans:
Gross amount	3,193	2,789	848	516	431	255	61	79	74	3,770	3,299	1,177
Impairment provision	(1,300)	(1,431)	(423)	(156)	(132)	(78)	(26)	(35)	(34)	(1,482)	(1,598)	(535)
Net	1,893	1,358	425	360	299	177	35	44	40	2,288	1,701	642

(1) Represents assets (excluding restructured loans) that are individually assessed for impairment, with the exception of loans that are fully backed by acceptable security.

2009 Reported Financial Information
Continued

Note 14. Movement in gross impaired assets

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09
Balance as at beginning of period	3,299	1,177	956	180	large
Add: St.George impaired assets including merger adjustments(1)	12	416	—	(97)	—
New and increased	2,149	1,798	529	20	large
Write-offs	(1,550)	(373)	(269)	large	large
Returned to performing or repaid	(531)	(162)	(213)	large	(149)
Portfolio managed - new/increased/returned/repaid	392	444	161	(12)	143
Exchange rate and other adjustments	(1)	(1)	13	—	(108)
Balance as at period end	3,770	3,299	1,177	14	large

Note 15. Items past 90 days but well secured

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09
Australia:
Housing products	705	640	219	10	large
Other products	1,013	1,055	445	(4)	128
Total Australia	1,718	1,695	664	1	159
New Zealand:
Housing products	123	135	58	(9)	112
Other products	61	68	16	(10)	large
Other Overseas	24	22	25	9	(4)
Total Overseas	208	225	99	(8)	110
Total	1,926	1,920	763	—	152

Note 16. Impaired assets and provisioning ratios

	As at	As at	As at	% Mov’t		% Mov’t
	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09		Sept 08- Sept 09
Net impaired assets to equity and collectively assessed provisions	5.7%	4.3%	3.0%	(140bps	)	(270bps	)
Total impaired assets to gross loans	0.81%	0.73%	0.37%	(8bps	)	(44bps	)
Total impaired assets to equity and total provisions	9.1%	8.1%	5.4%	(100bps	)	(370bps	)
Total impairment provisions to total impaired assets	39.3%	48.4%	45.4%	large		large
Total provisions to gross loans	101bps	99bps	69bps	2bps		32bps
Collectively assessed provisions to performing non-housing loans(2)	182bps	152bps	113bps	30bps		69bps
Collectively assessed provisions to risk weighted assets	121bps	110bps	90bps	11bps		31bps
Collectively assessed provisions to credit risk weighted assets	142bps	125bps	105bps	17bps		37bps
Total provisions to risk weighted assets	164bps	160bps	111bps	4bps		53bps

Note 17. Delinquencies (90 days past due loans)

	As at	As at	As at	% Mov’t	% Mov’t
	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09
Mortgages	0.37%	0.51%	0.39%	14bps	2bps
Other personal lending	1.04%	1.25%	1.00%	21bps	(4bps	)
Total personal lending	0.41%	0.55%	0.43%	14bps	2bps

(1)	The St.George impaired assets include assets of $198 million (31 March 2009: $186 million) that were graded as impaired assets as part of the merger accounting adjustment process.
(2)	Non-housing loans have been determined on a loan purpose basis.

2009 Reported Financial Information
Continued

Note 18. Deposits

				% Mov’t	% Mov’t
As at $m	30 Sept 2009	31 March 2009	30 Sept 2008	Mar 09- Sept 09	Sept 08- Sept 09
Australia
Deposits at fair value
Certificates of deposit	45,534	44,593	47,016	2	(3)
Total deposits at fair value	45,534	44,593	47,016	2	(3)
Deposits at amortised cost
Non-interest bearing, repayable at call	10,459	9,240	6,978	13	50
Certificates of deposit	3,262	5,531	57	(41)	large
Other interest bearing:
At call	141,321	130,986	87,676	8	61
Term	80,887	82,323	40,345	(2)	100
Total deposits at amortised cost	235,929	228,080	135,056	3	75
Total Australia	281,463	272,673	182,072	3	55

New Zealand
Deposits at fair value
Certificates of deposit	2,844	3,369	3,488	(16)	(18)
Total deposits at fair value	2,844	3,369	3,488	(16)	(18)
Deposits at amortised cost
Non-interest bearing, repayable at call	1,976	1,939	1,816	2	9
Other interest bearing:
At call	10,629	12,409	11,688	(14)	(9)
Term	14,407	12,748	13,345	13	8
Total deposits at amortised cost	27,012	27,096	26,849	—	1
Total New Zealand	29,856	30,465	30,337	(2)	(2)

Other Overseas
Deposits at fair value
Certificates of deposit	10,113	9,015	9,507	12	6
Total deposits at fair value	10,113	9,015	9,507	12	6
Deposits at amortised cost
Non-interest bearing, repayable at call	381	453	589	(16)	(35)
Certificates of deposit	410	503	533	(18)	(23)
Other interest bearing:
At call	2,217	894	956	148	132
Term	5,016	8,230	9,736	(39)	(48)
Total deposits at amortised cost	8,024	10,080	11,814	(20)	(32)
Total Other Overseas	18,137	19,095	21,321	(5)	(15)

Total deposits	329,456	322,233	233,730	2	41

2009 Reported Financial Information
Continued

Note 19. Capital adequacy — Basel II

	As at	As at	As at
$m	30 Sept 2009	31 March 2009	30 Sept 2008
Tier 1 capital
Fundamental Tier 1 capital
Paid up ordinary capital	23,684	23,139	6,744
Treasury shares	(117)	(119)	(98)
Equity based remuneration	449	392	346
Foreign currency translation reserves	(171)	58	(57)
Minority interests - other	42	47	32
Retained earnings(1)	11,197	11,287	10,733
Less retained earnings in life and general insurance, funds management and securitisation entities	(522)	(474)	(697)
Dividends provided for capital adequacy purposes	(1,765)	(1,630)	(1,364)
Estimated reinvestment under dividend reinvestment plan	582	440	372
Deferred fees	104	89	88
Total fundamental Tier 1 capital	33,483	33,229	16,099
Deductions from Tier 1 capital:
Goodwill (excluding funds management entities)	(9,142)	(9,165)	(1,380)
Deferred tax assets(1)	(1,388)	(1,135)	(199)
Goodwill in life and general insurance, funds management and securitisation entities	(1,291)	(1,311)	(1,144)
Capitalised expenditure	(578)	(547)	(259)
Capitalised software	(577)	(529)	(424)
Pension fund surpluses and deficits:
Recorded in accounts(1)	387	845	475
Actual pension fund deficits	(387)	(845)	(473)
Tangible investments in non-consolidated subsidiaries	(856)	(1,083)	(545)
Regulatory expected loss	(379)	(388)	(380)
General reserve for credit loss adjustments	—	—	(10)
Securitisation	(154)	(165)	(30)
Excess investments in non-subsidiary entities	(78)	(78)	(57)
Other Tier 1 deductions as advised by APRA	(84)	(36)	(37)
Total deductions from Tier 1 capital	(14,527)	(14,437)	(4,463)
Total fundamental Tier 1 capital after deductions	18,956	18,792	11,636

Residual Tier 1 capital
Westpac SPS	1,024	1,022	1,021
Westpac SPS II	897	897	—
Trust preferred securities (2003 TPS)	1,137	1,132	1,137
Trust preferred securities (2004 TPS)	647	855	666
Trust preferred securities (2006 TPS)	755	753	755
Total residual Tier 1 capital	4,460	4,659	3,579
Net Tier 1 capital	23,416	23,451	15,215

(1)

Retained earnings, deferred tax assets and pension fund surpluses and deficits – recorded in accounts as at 31 March 2008 and 30 September 2008 have been revised to reflect the impact of the change in Westpac defined benefit superannuation accounting policy with effect from 1 October 2007. The net impact of these adjustments on Tier 1 capital is nil. The regulatory capital position in respect of the pension fund deficit at 31 March 2008 was based on the latest available information at that time, being 30 September 2007. The retained earnings at 31 March 2008 and 30 September 2008 do not agree to the reported balance sheet because the capital adequacy note has not been restated to reflect Westpac’s adoption of the Australian equivalent of the international accounting guidance, Interpretation 13: Customer Loyalty Programmes as the capital impact is not material.

2009 Reported Financial Information
Continued

Note 19. Capital adequacy – Basel II (continued)

	As at	As at	As at
$m	30 Sept 2009	31 March 2009	30 Sept 2008
Tier 2 capital
Upper Tier 2 capital
Subordinated undated capital notes	443	568	486
Eligible general reserve for credit loss	720	598	13
Revaluation reserve - available-for-sale securities	27	42	22
Net upper Tier 2 capital	1,190	1,208	521
Lower Tier 2 capital
Eligible subordinated bonds, notes and debentures	7,988	8,848	6,477
Net lower Tier 2 capital	7,988	8,848	6,477
Deductions from Tier 2 capital:
Tangible investments in non-consolidated subsidiaries	(856)	(1,083)	(545)
Regulatory expected loss	(379)	(388)	(380)
Securitisation	(154)	(165)	(30)
Excess investments in non-subsidiary entities	(78)	(78)	(57)
Total deductions from Tier 2 capital	(1,467)	(1,714)	(1,012)
Net Tier 2 capital	7,711	8,342	5,986
Total regulatory capital (Level 2 capital base)	31,127	31,793	21,201
Risk weighted assets	288,739	280,029	195,505
Tier 1 capital ratio	8.1%	8.4%	7.8%
Tier 2 capital ratio	2.7%	3.0%	3.0%
Total regulatory capital ratio	10.8%	11.4%	10.8%

2009 Reported Financial Information
Continued

Note 19. Capital adequacy – Basel II (continued)

	As at	As at	As at
$m	30 Sept 2009	31 March 2009	30 Sept 2008
Credit risk - on-balance sheet
Corporate(1)	29,907	30,575	27,556
Business lending(2)	24,314	23,252	23,637
Sovereign(3)	123	100	89
Bank(4)	1,551	1,429	2,512
Residential mortgages	32,980	30,418	27,892
Australian credit cards	3,489	3,525	2,944
Other retail	3,826	4,024	3,827
Small business(5)	2,969	3,105	3,043
Specialised lending: Property and project finance(6)	24,721	24,974	24,296
Securitisation - Westpac(7)	3,376	4,273	4,666
Standardised - Westpac	3,250	4,047	4,243
Securitisation - St.George(7)	490	540	—
Standardised - St.George	72,738	68,597	—
Total on-balance sheet assets - credit risk	203,734	198,859	124,705

Credit risk - off-balance sheet
Corporate(1)	22,451	23,076	20,926
Business lending(2)	4,993	4,981	5,430
Sovereign(3)	291	258	178
Bank(4)	2,272	2,843	3,313
Residential mortgages	2,333	2,135	1,464
Australian credit cards	1,210	1,200	1,256
Other retail	569	577	632
Small business(5)	387	403	294
Specialised lending: Property and project finance(6)	3,535	4,804	5,677
Securitisation - Westpac(7)	1,484	2,288	3,018
Standardised - Westpac	95	120	105
Securitisation - St.George(7)	948	503	—
Standardised - St.George	2,377	2,469	—
Total off-balance sheet assets - credit risk	42,945	45,657	42,293

Equity risk	1,331	1,045	604
Market risk	6,838	8,003	6,559
Operational risk(8)	21,725	19,319	13,641
Interest rate risk in the banking book	9,624	2,538	4,135
Other assets	2,542	4,608	3,568
Total risk weighted assets	288,739	280,029	195,505

(1)

Corporate — Typically includes exposure where the borrower has annual revenues greater than $50 million, and other business exposures not captured under the definitions of either Business Lending or Small Business.

(2)	Business Lending — Includes exposures where the borrower has annual revenues less than or equal to $50 million and exposure greater than $1 million.
(3)	Sovereign — Includes exposures to governments themselves and other non-commercial enterprises that are owned or controlled by them.
(4)	Bank — Includes exposures to licensed banks and their owned or controlled subsidiaries, and overseas central banks.
(5)	Small Business — Includes exposures less than or equal to $1 million.
(6)

Specialised Lending: Property & Project Finance — Includes exposures to entities created to finance and/or operate specific assets where, apart from the income received from the assets being financed, the borrower has little or no independent capacity to repay from other activities or assets.

(7)

Securitisation — Exposures reflect Westpac’s involvement in activities ranging from originator to investor and include the provision of securitisation services for clients wishing to access capital markets.

(8)

Operational Risk — The risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, including legal risk but excluding strategic or reputational risk.

2009 Reported Financial Information
Continued

Note 20. Derivative financial instrument

As at 30 September 2009 $m	Notional Amount(1)	Fair Value (Asset)	Fair Value (Liability)
Held for trading
Interest rate
Futures	113,220	110	—
Forwards	77,783	28	24
Swaps	823,536	12,695	11,640
Options	32,719	155	128
Foreign exchange
Forwards	348,378	8,108	9,565
Swaps	177,559	8,260	7,232
Options	15,074	247	220
Commodities	4,674	376	348
Equities and credit	30,279	585	549
Total held for trading derivatives	1,623,222	30,564	29,706
Fair value hedges
Interest rate
Swaps	12,277	210	372
Foreign exchange
Swaps	36,689	1,373	4,051
Total fair value hedging derivatives	48,966	1,583	4,423
Cash flow hedges
Interest rate
Futures	766	—	—
Swaps	82,660	818	1,725
Foreign exchange
Swaps	6,859	219	614
Total cash flow hedging derivatives	90,285	1,037	2,339
Net investment hedges
Foreign exchange
Other	2,886	3	10
Total net investment hedges	2,886	3	10
Total derivatives	1,765,359	33,187	36,478
As at 31 March 2009	1,856,901	50,877	50,216
As at 30 September 2008	1,682,433	34,810	24,970

(1)  Notional amount refers to the face value of the amount upon which cash flows are calculated.

2009 Reported Financial Information
Continued

Note 20. Derivative financial instruments (continued)

WIB Markets - Daily value at risk (VaR)(1)

Value at Risk (VaR) is used as the primary method for measuring and monitoring market risk exposure against Board approved limits. VaR is an estimate of the worst case loss in the value of trading positions, to a 99% confidence level, assuming positions were held unchanged for one day. The types of market risk arising from trading activity include interest rate, foreign exchange, commodity, equity, credit spread and volatility risks. The table below depicts the aggregate WIB Markets VaR for the last three half-years.

$m	High	Low	Average
Six months ended 30 September 2009	15.0	5.9	10.6
Six months ended 31 March 2009	14.1	5.5	9.3
Six months ended 30 September 2008	14.6	5.7	9.5

Average	Half Year	Half Year	Half Year
$m	30 Sept 2009	31 March 2009	30 Sept 2008
Interest rate risk	10.1	5.9	5.4
Foreign exchange risk	3.2	4.6	6.0
Equity risk	1.4	2.4	2.9
Commodity risk(2)	3.6	2.8	2.5
Other market risks(3)	3.0	3.8	4.5
Diversification benefit	(10.7)	(10.2)	(11.8)
Net market risk	10.6	9.3	9.5

Treasury’s traded risk and non-traded interest rate risk

The table below depicts the aggregate value at risk for Treasury’s traded risk and non-traded interest rate risk for the last three half years.

$m	High	Low	Average
Six months ended 30 September 2009	53.1	25.3	36.0
Six months ended 31 March 2009	59.5	29.4	41.4
Six months ended 30 September 2008	34.1	10.8	22.9

Overall market risk activity in Group Treasury moderated through the second half. St.George positions, included from 18 November 2008, were maintained at minimal levels during the period.

(1)

The daily VaR presented in Note 20 above reflects a divisional view of VaR being the VaR for WIB Markets and the VaR for Treasury’s traded risk and non-traded interest rate risk. This presentation aligns with the presentation of WIB Markets and Treasury, as referred to in Sections 5.2.2 and 6.7 respectively. It varies from the presentations of VaR in Westpac’s 2009 Annual Report and Australian Prudential Standard (APS) 330 Prudential Disclosure under Basel II where market risk disclosures are segregated as trading and banking book. The different treatment reflects the aggregation of Treasury’s trading activities with those of WIB Markets in the trading VaR disclosure under the Basel II presentation whereas these activities are included in Treasury’s traded risks and non-traded interest rate risk in the table above. VaR numbers include St.George trading and treasury positions from 18 November 2008.

(2)	Includes Electricity Risk.
(3)	Includes prepayment risk and credit spread risk (exposures to movements in generic credit rating bands).

2009 Reported Financial Information
Continued

Note 21. Notes to the cash flow statement

			% Mov’t			% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Reconciliation of net cash (used in)/provided by operating activities to net profit
Net profit	1,301	2,216	(41)	3,517	3,932	(11)
Adjustments:
Depreciation, amortisation and impairment	353	257	37	610	328	86
Increase/(decrease) in sundry provisions and other non-cash items	(59)	494	(112)	435	(32)	large
Impairment charges	1,712	1,575	9	3,287	963	large
Increase/(Decrease) in derivative financial instruments	(4,686)	19,686	(124)	15,000	(6,214)	large
(Increase)/decrease in trading assets	(5,892)	15,744	(137)	9,852	(17,997)	155
Increase/(decrease) in trading liabilities	(3,515)	(9,589)	63	(13,104)	8,470	large
(Increase)/decrease in accrued interest receivable	137	208	(34)	345	(280)	large
(Decrease)/increase in accrued interest payable	(1,018)	669	large	(349)	470	(174)
Increase/(decrease) in current and deferred tax	683	485	41	1,168	(389)	large
Increase/(decrease) in provision for deferred income tax	—	—	—	—	22	(100)
Net cash (used in)/provided by operating activities	(10,984)	31,745	(135)	20,761	(10,727)	large
Details of assets and liabilities of controlled entities and businesses disposed
Cash	—	—	—	—	12	(100)
Total assets (financial and tangible)	—	—	—	—	208	(100)
Total liabilities	—	—	—	—	(155)	100
Net assets of entities and businesses disposed	—	—	—	—	65	(100)
Gain on disposal	—	—	—	—	17	(100)
Cash consideration (net of sale costs)	—	—	—	—	82	(100)
Less: cash deconsolidated	—	—	—	—	(12)	100
Cash consideration (net of sale costs and cash held)	—	—	—	—	70	(100)
Details of assets and liabilities of controlled entities and businesses acquired:
Total assets (financial and tangible) excluding cash	57	147,882	(100)	147,939	42	large
Identifiable intangible assets	—	2,493	(100)	2,493	38	large
Total liabilities	(72)	(144,773)	100	(144,845)	(74)	large
Fair value of identifiable net assets acquired	(15)	5,602	(100)	5,587	6	large
Goodwill	15	6,147	(100)	6,162	131	large
Shares issued	4	(12,120)	100	(12,116)	—	—
Minority interest	—	(7)	100	(7)	—	—
Cash (acquired)/paid (net of transaction costs)	4	(378)	101	(374)	137	large

2009 Reported Financial Information
Continued

Note 22. Group investments and changes in controlled entities

The Group had a significant non-controlling shareholding in the following entities as at 30 September 2009:

	Country where	Beneficial
	Business is	Interest
	Carried on	%	Nature of Business
Angusknight Pty Limited	Australia	27.8	Employment and training
Ascalon Capital Managers Limited	Australia	50.0	Investment company
Boyd Cook Cove Unit Trust	Australia	50.0	Investment company
Cardlink Services Limited	Australia	22.3	Card clearing system
Cards NZ Limited	New Zealand	15.0	Credit card provider
Cash Services Australia Pty Limited	Australia	25.0	Cash logistics
Cook Cove Pty Limited and its controlled entities	Australia	50.0	Investment company
Cook Cove Investment Pty Limited	Australia	50.0	Investment company
Cook Cove Investment Trust	Australia	50.0	Investment company
CV Services Group Pty Limited	Australia	26.9	Electrical services contractor
Electronic Transaction Services Limited	New Zealand	25.0	Credit card processing
Franklyn Scholar Pty Limited	Australia	20.0	Vocational education and training
Isomer Structured Investment Vehicle I	Australia	20.0	Investment company
Mondex Australia Pty Limited	Australia	25.0	Smart card operations
Mondex New Zealand Limited	New Zealand	20.0	Smart card operations
North Queensland Airports No.1 (Mackay) Trust and its controlled entities	Australia	24.6	Investment company
North Queensland Airports No.2 (Mackay) Trust and its controlled entities	Australia	24.6	Investment company
Quadrant Capital Fund No. 2	Australia	26.7	Investment company
ResCo Services Pty Limited	Australia	20.0	Services to mining
Rhodes Contracting Pty Limited	Australia	17.2	Services to mining
Ronin Consolidated Holdings Pty Limited (in voluntary liquidation)	Australia	25.0	Property funds management
St Hilliers Enhanced Property Fund No.1	Australia	19.9	Property funds management
St Hilliers Enhanced Property Fund No.2	Australia	15.0	Property funds management
Sydney Harbour Bridge Holdings Pty Limited	Australia	49.0	Intellectual property
Vipro Pty Limited	Australia	33.3	Voucher processing
Westpac Employee Assistance Foundation Pty Limited	Australia	50.0	Corporate trustee
Westpac Staff Superannuation Plan Pty Limited	Australia	50.0	Corporate trustee
Westpac Essential Service Trust I and II and their controlled and non-controlled entities	Australia	36.8	Asset management

The total carrying amount of the Group’s insignificant non-controlling shareholding was $179 million (2008: $123 million).

During the 2009 financial year the Group acquired a non-controlling interest in the following entities:

•                  50% interest in Ascalon Capital Managers Limited;

•                  24.6% interest in North Queensland Airports No. 1 (Mackay) Trust and its controlled entities; and

•                  24.6% interest in North Queensland Airports No. 2 (Mackay) Trust and its controlled entities

During the 2009 financial year the Group’s interests in the following investments changed:

•                  ResCo Services Pty Limited (from 28% to 20% in February 2009); and

•                  Cardlink Services Limited (from 16.7% to 22.3% in December 2008).

During the 2009 financial year the Group’s interests in the following investments ceased to be significant:

•	Ivaness Pty Limited	(Liquidated 19 November 2008);
•	Quadrant Capital Fund	(Terminated 17 June 2009); and
•	Ascalon Operations and Services Pty Limited	(Deregistered 28 June 2009)

In terms of the contribution to the results of the Group, the above investments are not material either individually or in aggregate.

2009 Reported Financial Information
Continued

The following controlled entities were incorporated, formed or acquired during the financial year ended 30 September 2009:

•	St. George Bank Limited and its controlled entities(1)	Acquired	1 December 2008
•	Westpac NZ Securitisation Holdings Limited	Incorporated	14 October 2008
•	Westpac NZ Securitisation Limited	Incorporated	14 October 2008
•	Westpac Investment Vehicle No.3 Pty Limited	Incorporated	10 November 2008
•	Westpac Investment Vehicle No.4 Pty Limited	Incorporated	10 November 2008
•	Secure Australian Facilities Environment Partnership Pty Limited	Incorporated	12 November 2008
•	Hastings Group Pty Limited	Incorporated	8 December 2008
•	Mayfair Australia Investments Limited	Incorporated	23 February 2009
•	W1 Investments Pty Limited	Incorporated	16 January 2009
•	North Queensland Airports No. 2 Trust	Formed	12 November 2008
•	Westpac Term PIE Fund	Formed	20 July 2009

The following controlled entities ceased to be controlled or were disposed of during the financial year:

•	Acacia Securities Limited	Deregistered	7 January 2009
•	Collins Wales Pty Limited	Deregistered	24 December 2008
•	Crusade CP Trust (No 33)	Terminated	17 May 2009
•	Crusade CP Trust (No 35)	Terminated	12 May 2009
•	Crusade CP Trust (No 42)	Terminated	20 May 2009
•	Crusade CP Trust (No 45)	Terminated	17 December 2008
•	Crusade CP Trust No. 59	Terminated	19 January 2009
•	Crusade Global Trust No 1 of 2002	Terminated	26 May 2009
•	Crusade Trust 1 of 2008	Terminated	28 August 2009
•	Crusade Trust 1P of 2008	Terminated	14 August 2009
•	Crusade Domestic Trust 1A of 2002	Terminated	23 September 2009
•	Diversified Security Investments LLC	Deregistered	16 June 2009
•	Fairlawn Holding Trust	Terminated	30 September 2009
•	North Queensland Airports No.2 Trust	Terminated	10 February 2009
•	Pacific Structured Funding Limited	Deregistered	30 September 2009
•	Real Estate Investment Trust A	Terminated	30 April 2009
•	Segregated Asset Management LLC	Deregistered	16 June 2009
•	St. George Pte Limited	Dissolved	26 September 2009
•	The Wollemi Trust	Terminated	24 April 2009
•	Voyager Funds Management Pty Limited	Disposed	29 September 2009
•	Westpac Structured Management Pty Limited	Deregistered	30 September 2009
•	Westpac Properties —NSW- Pty Limited	Deregistered	21 January 2009

The following controlled entities changed their name during the year ended 30 September 2009:

•	RESI-Statewide Corporation Pty Limited
	to Developmental Learning Centres Pty Limited	2 December 2008

•	Westpac Institutional Holdings Pty Limited
	to Hastings Management Pty Limited	24 December 2008

•	North Queensland Airports No.2 Pty Limited
to Secure Australian Facilities Environment
	Partnership Pty Limited	26 February 2009

During the financial year, the following entities changed their ownership:

•	Developmental Learning Centres Pty Limited	8 January 2009

•	Hargrave Investments Pty Limited	31 March 2009

(1)

St.George Bank Limited and its controlled entities (including the impact of the acquisition accounting entries related to the merger) contributed a net profit of $971 million for the period from 18 November 2008 (accounting acquisition date) to 30 September 2009 to the Group.

2009 Reported Financial Information
Continued

Note 23. Consolidated statement of changes in shareholders’ equity

			% Mov’t			% Mov’t
$m	Half Year Sept 09	Half Year March 09	Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	Sept 08- Sept 09
Share capital
Balance as at beginning of period	22,950	6,593	large	6,593	6,011	10
Shares issued:
Under dividend reinvestment plan	538	1,364	(61)	1,902	704	170
Under option and share right schemes	8	2	large	10	30	(67)
St.George Merger	—	12,123	(100)	12,123	—	—
Institutional Placement	—	2,465	(100)	2,465	—	—
Share Purchase Plan	—	440	(100)	440	—	—
Final settlement of Hastings Fund Management Limited acquisition	—	9	(100)	9	—	—
Shares purchased for delivery upon exercise of options and share rights (net of tax)	(1)	(8)	88	(9)	(115)	92
(Acquisition)/disposal of treasury shares	1	(27)	104	(26)	20	large
(Acquisition) of RSP treasury shares	—	(11)	100	(11)	(57)	81
Balance as at period end	23,496	22,950	2	23,496	6,593	large
Available-for-sale securities reserve
Balance as at beginning of period	56	28	100	28	(2)	large
Net gains/(losses) from changes in fair value	49	(16)	large	33	33	—
Exchange differences	2	—	—	2	15	(87)
Income tax effect	(13)	3	large	(10)	(21)	52
Transferred to income statements	(42)	60	(170)	18	3	large
Income tax effect	14	(19)	174	(5)	—	—
Balance as at period end	66	56	18	66	28	136
Share based payment reserve
Balance as at beginning of period	392	346	13	346	257	35
Current period movement	28	46	(39)	74	89	(17)
Balance as at period end	420	392	7	420	346	21
Cash flow hedging reserve
Balance as at beginning of period	(187)	(61)	large	(61)	97	(163)
Net gains/(losses) from changes in fair value	(286)	(149)	(92)	(435)	(220)	(98)
Income tax effect	87	47	85	134	65	106
Transferred to income statements	23	(34)	168	(11)	(5)	(120)
Income tax effect	(8)	10	(180)	2	2	—
Balance as at period end	(371)	(187)	(98)	(371)	(61)	large
Foreign currency translation reserve
Balance as at beginning of period	58	(57)	large	(57)	(160)	64
Exchange differences on translation of foreign operations	(253)	132	large	(121)	86	large
Tax on foreign currency translation adjustment	24	(17)	large	7	17	(59)
Other	—	—	—	—	—	—
Balance as at period end	(171)	58	large	(171)	(57)	(200)
Total reserves	(56)	319	(118)	(56)	256	(122)
Movements in retained profits were as follows:
Balance as at beginning of period	11,287	10,698	6	10,698	9,716	10
Effect of change in accounting policy for actuarial gains/(losses) on defined benefit obligations	—	—	—	—	111	(100)
Actuarial gain/(losses) on defined benefit obligations	265	(224)	large	41	(378)	111
Effect of initial adoption of revised policy in the accounting for customer loyalty programmmes	—	—	—	—	(34)	100
Profit attributable to equity holders	1,271	2,175	(42)	3,446	3,859	(11)
Deemed dividend on shares bought back	—	—	—	—	—	—
Final dividend for prior year	—	(1,362)	100	(1,362)	(1,265)	(8)
Interim dividend for current year	(1,626)	—	—	(1,626)	(1,311)	(24)
Other	—	—	—	—	—	—
Balance as at period end	11,197	11,287	(1)	11,197	10,698	5

2009 Reported Financial Information Continued

Note 24. Funding view of the Balance Sheet

	30 September 2009						31 March 2009
As at $m	Liquid Assets	Customer deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total	Liquid Assets	Customer deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash and balances with central banks	356	—	—	2,916	—	3,272	893	—	—	2,973	—	3,866
Due from other financial institutions	10,621	—	—	2,358	5,330	18,309	14,125	—	—	2,843	7,526	24,494
Trading assets	27,399	—	—	—	12,073	39,472	25,360	—	—	—	10,114	35,474
Derivative financial instruments	—	—	—	—	33,187	33,187	—	—	—	—	50,877	50,877
Net loans and acceptances	40,138	—	—	423,321	—	463,459	33,328	—	—	415,544	—	448,872
Life insurance assets	—	—	—	—	12,384	12,384	—	—	—	—	10,635	10,635
Goodwill and other intangibles	—	—	—	11,541	—	11,541	—	—	—	11,594	—	11,594
Fixed assets	—	—	—	888	—	888	—	—	—	853	—	853
Other assets	93	—	—	—	6,982	7,075	211	—	—	—	7,354	7,565
Total assets	78,607	—	—	441,024	69,956	589,587	73,917	—	—	433,807	86,506	594,230

Liabilities
Due to other financial institutions	—	—	4,959	—	4,276	9,235	—	—	5,838	—	6,004	11,842
Deposits and public borrowings	—	—	—	—	—		—	—	—	—	—
At Call	—	166,983	—	—	—	166,983	—	155,921	—	—	—	155,921
Term Deposits	—	100,310	—	—	—	100,310	—	100,887	—	—	—	100,887
Certificates of Deposit	—	—	61,993	—	—	61,993	—	—	63,011	—	—	63,011
Medium Term Deposit Notes	—	—	170	—	—	170	—	—	2,414	—	—	2,414
Derivative financial instruments	—	—	—	—	36,478	36,478	—	—	—	—	50,216	50,216
Other trading liabilities	4,951	—	—	—	5,897	10,848	11,689	—	—	—	2,716	14,405
Bill acceptances	—	—	1,671	—	—	1,671	—	—	2,424	—	—	2,424
Debt issues	—	—	131,353	—	—	131,353	—	—	122,685	—	—	122,685
Life insurance policy liabilities	—	—	—	—	11,737	11,737	—	—	—	—	10,039	10,039
Other liabilities	—	—	—	—	11,100	11,100	—	—	—	—	11,627	11,627
Loan capital	—	—	11,138	—	—	11,138	—	—	12,271	—	—	12,271
Total liabilities	4,951	267,293	211,284	—	69,488	553,016	11,689	256,808	208,643	—	80,602	557,742
Total equity	—		1,934	34,637	—	36,571	—	—	1,932	34,556	—	36,488
Total net	73,656	(267,293)	(213,218)	406,387	468	—	62,228	(256,808)	(210,575)	399,251	5,904	—

2009 Reported Financial Information Continued

Note 25. Contingent liabilities

Litigation

Contingent liabilities exist in respect of actual and potential claims and proceedings. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements and specific provisions have been made where appropriate.

New Zealand Inland Revenue Department

The New Zealand Inland Revenue Department (NZIRD) reviewed a number of structured finance transactions undertaken in New Zealand. Following the review, the NZIRD issued amended assessments for the 1999 to 2005 tax years in relation to nine transactions undertaken between 1998 and 2002. The primary tax in dispute is approximately NZ$586 million (A$480 million). With interest (net of tax) this increases to approximately NZ$918 million (A$753 million) (interest calculated to 30 September 2009). On 7 October 2009, the New Zealand High Court found in favour of the NZIRD in relation to Westpac’s challenge to the amended assessments in respect of four representative transactions. The decision will apply to all transactions unless a party can show any material difference in the transactions not considered at trial. Westpac has lodged an appeal against the decision to the NZ Court of Appeal. No penalties have been assessed by the NZIRD. The possible range of penalties under New Zealand law is up to 100% of the primary tax in dispute. Westpac has not raised a provision relating to penalties. During the year Westpac raised its tax provisions relating to this litigation to NZ$918 million (A$753 million).

New Zealand Commerce Commission

In November 2006, the New Zealand Commerce Commission commenced proceedings against Visa and MasterCard and issuers of these cards in New Zealand including Westpac New Zealand Limited, alleging that the setting of interchange fees and various scheme rules amounted to a breach of the Commerce Act 1986 (New Zealand).  A group of retailers also commenced similar proceedings against the same defendants.  Between 30 September 2009 and 5 October 2009 Westpac entered into confidential settlement agreements with the Commission and the plaintiff retailer groups.  Westpac has made no admission of liability and has paid no penalties or damages.

Bell Group of companies

Westpac is one of 20 defendant banks named in proceedings concerning the Bell Group of companies. The proceedings were brought by the liquidators of several Bell Group companies who challenged the defendant banks’ entitlement to receive the proceeds of realisation of Bell Group assets in the early 1990s. Judgment was delivered on 28 October 2008 and final orders were handed down on 30 April 2009. Westpac was found liable to repay its share of the monies received from the Bell Group plus interest. Westpac is entitled to prove in the liquidation of the Bell Group but the amount of its recovery, although anticipated to be considerable, is uncertain at this stage. Before allowance is made for recoveries of money in the liquidation, Westpac’s liability is likely to be approximately $185 million after taking into account its arrangements with the other banks. The banks have appealed the decision. No further information is disclosed due to the sensitive nature of this matter.

Liquidity support

Westpac is a participant to the Interbank Deposit Agreement along with three other Australian banks. In accordance with the Interbank Deposit Agreement, a deposit notice may be served upon the other participants by a bank which is experiencing liquidity problems. The other participants are then required to deposit equal amounts of up to $2 billion each for a period of 30 days. At the end of 30 days the deposit holder has the option to repay the deposit in cash or by way of assignment of mortgages to the value of the deposit.

2009 Reported Financial Information
Continued

Note 26. Events subsequent to balance date

On 7 October 2009 the New Zealand High Court found in favour of the NZIRD in relation to Westpac’s challenge to amended assessments issued in respect of a number of structured finance transactions undertaken between 1998 and 2002.

Since 30 September 2009 Westpac has entered into confidential settlement agreements with the New Zealand Commerce Commission and a group of retailers in respect of proceedings alleging that the setting of Visa and MasterCard interchange fees and various scheme rules amounted to a breach of the Commerce Act 1986 (New Zealand). Westpac has made no admission of liability and has paid no penalties or damages.

For more details on these two matters refer to Note 25.

2009 Reported Financial Information
Continued

Note 27. Merger with St.George Bank Limited

On 1 December 2008, Westpac completed its merger with St.George Bank Limited (‘St.George’) by way of a scheme of arrangement. This merger, originally announced on 13 May 2008, was approved by holders of St.George ordinary shares on 13 November 2008 and subsequently approved by the Federal Court of Australia on 17 November 2008. For consolidation purposes, the transaction is considered to be effective from 17 November 2008. Westpac obtained 100% of the ordinary shares in St.George for $12,165 million, satisfied by $49 million in cash (including transaction costs of $45 million and net costs of $4 million for the on market purchase of Westpac ordinary shares to replace existing St.George employee share based payment arrangements) and the issue of approximately 743 million new Westpac ordinary shares at a fair value of $16.32 per share, based on the closing price of Westpac ordinary shares on the ASX on 17 November 2008. The cost of the merger includes directly attributable costs including consultancy, legal, accounting and other professional fees.

The principal activities of St.George are the provision of retail mortgages, business lending, wealth management and retail banking services.

Goodwill

Goodwill arose in the business combination as the difference between the consideration paid and the fair value of net assets, identifiable intangible assets and contingent liabilities acquired. The goodwill balance is attributed to the skills and talent of the St.George workforce, the benefit of expected head office and operational synergies, revenue growth and future market developments. These benefits are not recognised separately from goodwill as the future economic benefits arising from them cannot be measured reliably or they are not capable of being separated from the Group and sold, transferred, licensed, rented or exchanged either individually or together with any related contracts.

Following the redemption of St.George’s hybrid instruments, namely the St.George CPS, St.George CPS II and St.George SPS, on 31 March 2009, St.George and all its wholly owned Australian subsidiaries joined the Westpac tax consolidated group. This will result in the resetting of the tax bases of certain St.George assets as of that date. No adjustments have been made to reset the tax bases of St. George’s assets for the purposes of preparing these financial statements, as the financial effect of these entities joining the Westpac tax consolidated group has not been finalised. When the reset tax bases are finalised, they may result in material adjustments to certain deferred tax balances recognised by the Group with corresponding adjustments to the reported results of the Group.

During the period 18 November 2008 to 30 September 2009, St.George contributed $971 million to the consolidated net profit for the year.

If the merger had occurred on 1 October 2008, Group revenue would have been $36,847 million for the financial year and net profit would have been $3,640 million. This pro-forma financial information uses St.George data for the 12 months period ended 30 September 2009 and represents the historical operating results of St.George, reported in accordance with their pre-merger accounting policies.

2009 Reported Financial Information
Continued

Note 27. Merger with St.George Bank Limited (continued)

Details of the purchase consideration are set out below:

$m
Fair value of 743 million Westpac ordinary shares issued in exchange for St.George ordinary shares(1)	12,116
Fair value of Westpac restricted and unrestricted shares issued to St.George employees in exchange for existing share based instruments held by them	4
Direct costs relating to the merger	45
Total purchase consideration	12,165

Details of the fair value of the identifiable assets and liabilities acquired and goodwill at 17 November 2008 are set out below:

	Pre-acquisition	Recognised
	carrying	values on
$m	amount	acquisition(2)
Assets
Cash and balances with central banks	423	423
Due from other financial institutions	10,357	10,357
Derivative financial instruments	7,155	7,155
Trading securities	6,702	6,702
Available-for-sale securities	2,410	2,250
Loans	120,889	120,192
Life insurance assets	59	59
Goodwill (pre merger)	1,186	—
Intangible assets excluding goodwill
Core deposit intangible	—	1,494
Brand names	—	636
Distribution relationships financial planners	—	191
Customer relationships credit cards	—	89
Software	190	83
Property, plant and equipment	337	321
Current tax assets	63	63
Deferred tax assets	249	—
Other assets	851	840
Total assets	150,871	150,855

Liabilities
Due to other financial institutions	5,756	5,756
Deposits at amortised cost	84,540	84,754
Derivative financial instruments	3,322	3,314
Other trading liabilities and other financial liabilities designated at fair value	6,829	6,838
Debt issues	35,287	34,579
Acceptances	3,009	3,009
Deferred tax liabilities	—	124
Life insurance policy liabilities	38	38
Provision for distributions on ordinary shares and hybrids	718	718
Other provisions	291	298
Other liabilities	1,471	1,653
Total liabilities (excluding loan capital)	141,261	141,081

Loan capital
Subordinated bonds, notes and debentures(3)	3,397	3,764
Total loan capital	3,397	3,764

Total liabilities and loan capital	144,658	144,845

Net Assets	6,213	6,010

Minority interests	—	(7)
Net identifiable assets and liabilities attributable to Westpac Banking Corporation	—	6,003
Goodwill	—	6,162

(1)	Excluding the fair value of $3 million of shares issued to an employee share trust controlled by St.George.
(2)	Amounts presented in the table above differ to the 31 March 2009 Interim Results as the disclosure at that time was provisional.
(3)

In addition to the fair value of St.George loan capital, the recognised value on acquisition also includes the reclassification of St.George SAINTS ($350 million) and SPS ($150 million) hybrid instruments that were previously included as part of St.George’s shareholders’ equity.

2009 Reported Financial Information
Continued

8.6        Statement in relation to the review of the Financial Statements

PricewaterhouseCoopers has audited the financial statements contained within the Westpac 2009 Financial Report and has issued an unqualified audit report. A copy of their report is available with the Annual Financial Report. The Full Year 2009 Profit Announcement has not been subject to audit. The preceding financial information contained in Section 8 “2009 Reported Financial Information” includes financial information extracted from the audited financial statements together with financial information that has not been audited.

Dated at Sydney this 4th day of November 2009 for and on behalf of the Board.

John Arthur

Group Executive, Counsel and Secretariat

Other Information

9.1        Credit ratings(1) and Exchange Rates

Rat ing agency	Long Term	Short Term
Fitch Ratings	AA-	F1+
Moody's Investor Services	Aa1	P -1
Standard & Poor's	AA	A-1+

Twelve months to/as at	30 Sept 2009		30 Sept 2008
Currency	Average	Spot	Average	Spot
US$	0.7327	0.8800	0.9077	0.8023
GBP	0.4720	0.5482	0.4604	0.4445
NZ$	1.2266	1.2196	1.1940	1.1935

Six months to/as at	30 Sept 2009		31 March 2009		30 Sept 2008
Currency	Average	Spot	Average	Spot	Average	Spot
US$	0.7971	0.8800	0.6683	0.6865	0.9176	0.8023
GBP	0.4995	0.5482	0.4445	0.4807	0.4744	0.4445
NZ$	1.2482	1.2196	1.2050	1.2078	1.2314	1.1935

(1) As at 30 September 2009.

Other Information Continued

9.2        Disclosure Regarding Forward-Looking Statements

This profit announcement contains statements that constitute ‘forward-looking statements’, including within the meaning of the US Private Securities Litigation Reform Act of 1995.

Forward-looking statements are statements about matters that are not historical facts. Forward looking statements appear in a number of places in this profit announcement and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, or other similar words to identify forward-looking statements. These forward looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on us will be those anticipated by management. Actual results may vary materially from those we expect, depending on the outcome of various factors, including but not limited to:

•                  impacts of the global financial crisis, including adverse conditions in funding, equity and asset markets;

•                  our ability to successfully complete the integration of the St.George businesses into our operations, including our ability to realise anticipated synergies and the costs of achieving those synergies;

•                  changes to our credit ratings;

•                  inflation, interest rate, exchange rate, market and monetary fluctuations;

•                  market liquidity and investor confidence;

•             the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity and capital requirements arising from the global financial crisis;

•                  changes in consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which we conduct our operations;

•                  the effects of competition in the geographic and business areas in which we conduct our operations;

•                  the ability to maintain or to increase market share and control expenses;

•             the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users;

•             technological changes;

•             demographic changes and changes in political, social or economic conditions in any of the major markets in which we operate;

•             stability of Australian and international financial systems and disruptions to financial markets and any losses we may experience as a result;

•             our ability to complete, integrate or process acquisitions and dispositions; and

•             various other factors beyond our control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us in this profit announcement, refer to the section entitled “Principal risks and uncertainties” in Westpac’s Interim Financial Report for the six months ended 31 March 2009. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

We are under no obligation, and do not intend, to update any forward-looking statements contained in this profit announcement, whether as a result of new information, future events or otherwise, after the date of this profit announcement.

Web Sites

Information contained in or otherwise accessible through web sites mentioned in this profit announcement does not form part of the announcement unless we specifically state that the information is incorporated by reference thereby forming part of the announcement. All references in this announcement to web sites are inactive textual references and are for information only.

Other Information Continued

9.3        Financial Calendar

Westpac shares are listed on the securities exchanges in Australia (ASX) and New Zealand and as American Depositary Receipts in New York. Westpac Stapled Preferred Securities (Westpac SPS and Westpac SPS II) are listed on the ASX.

Important dates for shareholders to note over the following months are:

Ex-dividend date for final dividend	9 November 2009
Record date for final dividend (Sydney) (1)	13 November 2009
Record date for final dividend (New York) (2)	12 November 2009
Annual General Meeting(3)	16 December 2009
Final dividend payable	21 December 2009

Important dates for Westpac SPS and Westpac SPS II investors to note over the following months are:

Record date for December quarter distribution	24 December 2009
Payment date for December quarter distribution	31 December 2009
Record date for March quarter distribution	24 March 2010
Payment date for March quarter distribution	31 March 2010

Share Registries

Australia	New Zealand
Ordinary shares on the main register, and Westpac	Ordinary shares on the New Zealand branch register
SPS and Westpac SPS II	Link Market Services Limited
Link Market Services Limited	Level 16, Brookfields House, 19 Victoria Street West
Level 12, 680 George Street	Auckland 1142 New Zealand
Sydney NSW 2000 Australia	Postal Address: P.O. Box 91976, Auckland 1030,
Postal Address: Locked Bag A6015,	New Zealand
Sydney South NSW 1235	Website: www.linkmarketservices.com
Website: www.linkmarketservices.com.au	Telephone: 0800 002 727 (toll free in New Zealand)
Telephone: 1800 804 255 (toll free in Australia)	International: +64 9 375 5998
International: +61 2 8280 7070

New York
Depositary in USA for American Depositary Receipts
JP Morgan Chase Bank, N.A.
PO Box 64504
St Paul MN 55164-0504
USA
Website: www.adr.com
Email: jpmorgan.adr@wellsfargo.com
Telephone: +1 800 990 1135 (toll free in US and Canada) International: + 1 651 453 2128

For further information contact:

Media:

David Lording, Head of Media Relations, +61 2 8253 3510

Analysts and Investors:

Andrew Bowden, Head of Investor Relations, +61 2 8253 4008

(1)	Final participation date for DRP.
(2)	Dividends will be converted to local currency at the ruling rate on the record date.
(3)	Details regarding the date of this meeting and the business to be dealt with, will be contained in the separate Notice of Meeting sent to Shareholders in November 2009.

Segment Result

10.1  Full Year Segment Reported Results

Twelve months to 30 September 2009 $m	Westpac Retail & Business Banking	St.George Bank	Westpac Institutional Bank	BT Financial Group (Australia)	New Zealand(1)	Pacific Banking	Group Businesses(2)	Group
Net interest income	4,943	2,313	1,761	263	1,007	130	1,229	11,646
Non-interest income	1,274	589	1,248	1,285	332	123	8	4,859
Net operating income	6,217	2,902	3,009	1,548	1,339	253	1,237	16,505
Operating expenses	(2,943)	(1,188)	(1,011)	(850)	(604)	(85)	(490)	(7,171)
Impairment charges	(551)	(547)	(1,516)	(17)	(466)	(23)	(118)	(3,238)
Profit from ordinary activities before income tax expense	2,723	1,167	482	681	269	145	629	6,096
Tax expense	(815)	(350)	(143)	(208)	(73)	(36)	(954)	(2,579)
Net profit	1,908	817	339	473	196	109	(325)	3,517
Net profit attributable to minority interests	—	—	—	(4)	(2)	(7)	(58)	(71)

NET PROFIT ATTRIBUTABLE TO EQUITY HOLDERS OF WBC	1,908	817	339	469	194	102	(383)	3,446

St.George cash earnings prior to merger	—	113	22	9	—	—	19	163

WBC cash earnings adjustments
TPS revaluations	—	—	—	—	—	—	(5)	(5)
Treasury shares	—	—	—	—	—	—	32	32
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	(7)	(7)
Ineffective hedges	—	—	—	—	—	—	4	4
Merger transaction and integration expenses	—	—	—	—	—	—	234	234
Amortisation of intangible assets(3)	—	113	—	15	—	—	—	128
Short-term wholesale funding and deposits(4)	—	—	—	—	—	—	(156)	(156)
One-off expenses(5)	—	—	—	—	—	—	85	85
NZ structured finance transaction	—	—	—	—	—	—	703	703
Pro forma cash earnings	1,908	1,043	361	493	194	102	526	4,627

(1)	New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for the year ended 30 September 2009 (1.2168).
(2)	“Group Businesses” includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):
	i)	Non-interest income $7 million debit
	ii)	Tax expense $7 million credit
(3)	Amortisation of intangible assets reflects the amortisation of St.George intangible assets including brands, the core deposit intangible and credit card and financial planner relationships.
(4)

Short-term wholesale funding and deposits is the unwind of the merger accounting adjustments associated with the fair valuing of St.George short-term wholesale funding and deposits at 17 November 2008, the date of the merger for consolidation purposes.

(5)	One-off expenses reflecting a provision with respect to long standing legal proceedings where a judgment was received during the Full Year 2009.

Segment Result Continued

10.1        Full Year Segment Reported Results

Twelve months to 30 September 2008 $m	Westpac Retail & Business Banking	St.George Bank	Westpac Institutional Bank	BT Financial Group (Australia)	New Zealand(1)	Pacific Banking	Group Businesses(2)	Group
Net interest income	4,287	—	1,248	111	970	117	489	7,222
Non-interest income	1,356	—	1,110	1,096	355	106	360	4,383
Net operating income	5,643	—	2,358	1,207	1,325	223	849	11,605
Operating expenses	(2,787)	—	(902)	(645)	(599)	(67)	(455)	(5,455)
Impairment charges	(352)	—	(341)	(4)	(143)	(16)	(75)	(931)
Profit from ordinary activities before income tax expense	2,504	—	1,115	558	583	140	319	5,219
Tax expense	(752)	—	(319)	(155)	(185)	(41)	165	(1,287)
Net profit	1,752	—	796	403	398	99	484	3,932
Net profit attributable to minority interests	—	—	—	(4)	(3)	(6)	(60)	(73)

NET PROFIT ATTRIBUTABLE TO EQUITY HOLDERS OF WBC	1,752	—	796	399	395	93	424	3,859

St.George cash earnings prior to merger	—	1,101	57	137	—	—	26	1,321

WBC cash earnings adjustments
TPS revaluations	—	—	—	—	—	—	(57)	(57)
Treasury shares	—	—	—	—	—	—	(25)	(25)
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	4	4
Ineffective hedges	—	—	—	—	—	—	(1)	(1)
Gain from BTIM IPO	—	—	—	—	—	—	(86)	(86)

Merger transaction and integration expenses	—	—	—	—	—	—	11	11
Gain from VISA IPO	—	—	—	—	—	—	(205)	(205)
One-off expenses(3)	—	—	—	—	—	—	226	226
Pro forma cash earnings	1,752	1,101	853	536	395	93	317	5,047

(1)	New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for the year ended 30 September 2008 (1.1940).
(2)	“Group Businesses” includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):
	i)	Non-interest income $198 million debit.
	ii)	Tax expense $198 million credit.
(3)	One-off expenses related to efficiency initiatives and capitalised expense reviews.

Segment Result Continued

10.2         Half Year Segment Result — Reported Result

Six months to 30 September 2009 $m	Westpac Retail & Business Banking	St.George Bank	Westpac Institutional Bank	BT Financial Group (Australia)	New Zealand(1)	Pacific Banking	Group Businesses(2)	Group
Net interest income	2,533	1,340	880	146	491	57	641	6,088
Non-interest income	568	331	543	694	154	44	(4)	2,330
Net operating income	3,101	1,671	1,423	840	645	101	637	8,418
Operating expenses	(1,465)	(697)	(521)	(441)	(301)	(40)	(277)	(3,742)
Impairment charges	(327)	(396)	(621)	(10)	(313)	(19)	5	(1,681)
Profit from ordinary activities before income tax expense	1,309	578	281	389	31	42	365	2,995
Tax expense	(391)	(173)	(78)	(118)	(5)	(6)	(923)	(1,694)
Net profit	918	405	203	271	26	36	(558)	1,301
Net profit attributable to minority interests	—	—	—	(2)	—	(3)	(25)	(30)

NET PROFIT ATTRIBUTABLE TO EQUITY HOLDERS OF WBC	918	405	203	269	26	33	(583)	1,271

WBC cash earnings adjustments
TPS revaluations	—	—	—	—	—	—	101	101
Treasury shares	—	—	—	—	—	—	36	36
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	1	1
Ineffective hedges	—	—	—	—	—	—	9	9
Merger transaction and integration expenses	—	—	—	—	—	—	144	144
Amortisation of intangible assets(3)	—	65	—	9	—	—	—	74
Short-term wholesale funding and deposits(4)	—	—	—	—	—	—	(38)	(38)
One-off expenses	—	—	—	—	—	—	31	31
NZ structured finance transaction	—	—	—	—	—	—	703	703
Cash earnings	918	470	203	278	26	33	404	2,332

(1)	New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for the year ended 30 September 2009 (1.2168).
(2)	“Group Businesses” includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):
	i)	Non-interest income $11 million debit
	ii)	Tax expense $11 million credit
(3)	Amortisation of intangible assets reflects the amortisation of St.George intangible assets including brands, the core deposit intangible and credit card and financial planner relationships.
(4)

Short-term wholesale funding and deposits is the unwind of the merger accounting adjustments associated with the fair valuing of St.George short-term wholesale funding and deposits at 17 November 2008, the date of the merger for consolidation purposes.

Segment Result Continued

10.2         Half Year Segment Result — Reported Result (Continued)

Six months to 31 March 2009 $m	Westpac Retail & Business Banking	St.George Bank	Westpac Institutional Bank	BT Financial Group (Australia)	New Zealand(1)	Pacific Banking	Group Businesses(2)	Group
Net interest income	2,410	973	881	117	516	73	588	5,558
Non-interest income	706	258	705	591	178	79	12	2,529
Net operating income	3,116	1,231	1,586	708	694	152	600	8,087
Operating expenses	(1,478)	(491)	(490)	(409)	(303)	(45)	(213)	(3,429)
Impairment charges	(224)	(151)	(895)	(7)	(153)	(4)	(123)	(1,557)
Profit from ordinary activities before income tax expense	1,414	589	201	292	238	103	264	3,101
Tax expense	(424)	(177)	(65)	(90)	(68)	(30)	(31)	(885)
Net profit	990	412	136	202	170	73	233	2,216
Net profit attributable to minority interests	—	—	—	(2)	(2)	(4)	(33)	(41)

NET PROFIT ATTRIBUTABLE TO EQUITY HOLDERS OF WBC	990	412	136	200	168	69	200	2,175

St.George cash earnings prior to merger	—	113	22	9	—	—	19	163

WBC cash earnings adjustments
TPS revaluations	—	—	—	—	—	—	(106)	(106)
Treasury shares	—	—	—	—	—	—	(4)	(4)
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	(8)	(8)
Ineffective hedges	—	—	—	—	—	—	(5)	(5)
Merger transaction and integration expenses	—	—	—	—	—	—	90	90
Amortisation of intangible assets(3)	—	48	—	6	—	—	—	54
Short-term wholesale funding and deposits(4)	—	—	—	—	—	—	(118)	(118)
One-off expenses(5)	—	—	—	—	—	—	54	54
Pro forma cash earnings	990	573	158	215	168	69	122	2,295

(1)	New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for the year ended 30 September 2009 1.2168
(2)	Group Businesses” includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):
	i)	Non-interest income $4 million debit
	ii)	Tax expense $4 million credit
(3)	Amortisation of intangible assets reflects the amortisation of St.George intangible assets including brands, the core deposit intangible and credit card and financial planner relationships.
(4)

Short-term wholesale funding and deposits is the unwind of the merger accounting adjustments associated with the fair valuing of St.George short-term wholesale funding and deposits at 17 November 2008, the date of the merger for consolidation purposes

(5)	One-off expenses reflecting a provision with respect to long standing legal proceedings where a judgment was received during the Full Year 2009.

Segment Result Continued

10.3      New Zealand Division Performance (A$ Equivalents to Section 6.5)

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers. The New Zealand wealth business includes New Zealand Life Company and BT New Zealand. The results do not include the earnings of our New Zealand Institutional Bank. Results for the Full Year 2009, Full Year 2008, Second Half 2009 and First Half 2009 have been converted into Australian dollars (A$) at the actual average exchange rates 1.2266, 1.1940, 1.2482, 1.2050 for the respective periods.

A$m	Half Year Sept 09	Half Year March 09	% Mov’t Mar 09- Sept 09	Full Year Sept 09	Full Year Sept 08	% Mov’t Sept 08- Sept 09
Net interest income	491	516	(5)	1,007	970	4
Non-interest income	154	178	(13)	332	355	(6)
Net operating income	645	694	(7)	1,339	1,325	1
Operating expenses	(301)	(303)	1	(604)	(599)	(1)
Core earnings	344	391	(12)	735	726	1
Impairment charges	(313)	(153)	(105)	(466)	(143)	large
Operating profit before tax	31	238	(87)	269	583	(54)
Tax and minority interests	(5)	(70)	93	(75)	(188)	60
Net profit after tax/cash earnings	26	168	(85)	194	395	(51)

Economic profit	(99)	45	large	(54)	167	(132)
Expense to income ratio (%)	46.7%	43.7%	(300bps )	45.1%	45.3%	20bps

	$bn	$bn		$bn
Deposits	23.6	23.2	2	23.6	22.8	4
Net loans	39.1	39.0	—	39.1	39.0	—
Total assets	40.1	40.1	—	40.1	39.9	1
Funds under management	1.7	1.7	—	1.7	1.7	—

Group Reconciliations

11.1         Group Full Year Earnings Reconciliation

Notes (refer to page 158)			1	2	3	4	5	7	6	7	7	7
			Cash earnings adjustments
Twelve months to 30 September 2009 $m	WBC Reported Results	St.George Cash Earnings prior to merger	Policyholder Tax Recoveries	Hybrid Revaluations	Treasury Shares	Unrealised NZ Retail Earnings Hedges	Ineffective Hedges	Merger T&I	Amortisation of intangible assets	Short-term wholesale funding and deposits	One-off expenses	NZ Structured Finance Transaction	Pro Forma Cash Earnings
Net interest income	11,646	288	—	—	—	—	9	1	—	(223)	—	—	11,721
Fees and commissions	2,637	78	—	—	—	—	—	—	—	—	—	—	2,715
Wealth management and insurance income	1,368	31	(7)	—	35	—	—	—	—	—	—	—	1,427
Trading income	901	113	—	—	—	—	—	—	—	—	—	—	1,014
Other income	(47)	(20)	—	(43)	—	(9)	(3)	—	—	—	—	—	(122)
Non-interest income	4,859	202	(7)	(43)	35	(9)	(3)	—	—	—	—	—	5,034
Net operating income	16,505	490	(7)	(43)	35	(9)	6	1	—	(223)	—	—	16,755
Salaries and other staff expenses	(3,806)	(127)	—	—	—	—	—	189	—	—	—	—	(3,744)
Equipment and occupancy expenses	(926)	(33)	—	—	—	—	—	—	—	—	—	—	(959)
Other expenses	(2,439)	(46)	—	—	—	—	—	145	182	—	121	—	(2,037)
Operating expenses	(7,171)	(206)	—	—	—	—	—	334	182	—	121	—	(6,740)
Core earnings	9,334	284	(7)	(43)	35	(9)	6	335	182	(223)	121	—	10,015
Impairment charges	(3,238)	(54)	—	—	—	—	—	—	—	—	—	—	(3,292)
Operating profit before tax	6,096	230	(7)	(43)	35	(9)	6	335	182	(223)	121	—	6,723
Income tax expense	(2,579)	(67)	7	38	(3)	2	(2)	(101)	(54)	67	(36)	703	(2,025)
Net profit	3,517	163	—	(5)	32	(7)	4	234	128	(156)	85	703	4,698
Net profit attributable to minority interests	(71)	—	—	—	—	—	—	—	—	—	—	—	(71)

NET PROFIT ATTRIBUTABLE TO EQUITY HOLDERS OF WBC	3,446	163	—	(5)	32	(7)	4	234	128	(156)	85	703	4,627

St.George cash earnings prior to merger	163	(163)	—	—	—	—	—	—	—	—	—	—	—

WBC cash earnings adjustments:	—
TPS revaluations	(5)	—	—	5	—	—	—	—	—	—	—	—	—
Treasury shares	32	—	—	—	(32)	—	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	(7)	—	—	—	—	7	—	—	—	—	—	—	—
Ineffective hedges	4	—	—	—	—	—	(4)	—	—	—	—	—	—
Merger transaction and integration expenses(1)	234	—	—	—	—	—	—	(234)	—	—	—	—	—
Amortisation of intangible assets(2)	128	—	—	—	—	—	—	—	(128)	—	—	—	—
Short-term wholesale funding and deposits(3)	(156)	—	—	—	—	—	—	—	—	156	—	—	—
One-off expenses(4)	85	—	—	—	—	—	—	—	—	—	(85)	—	—
NZ structured finance transaction	703	—	—	—	—	—	—	—	—	—	—	(703)	—
Pro forma cash earnings	4,627	—	—	—	—	—	—	—	—	—	—	—	4,627

(1)	Transaction and integration expenses related to the merger.
(2)	Amortisation of intangible assets reflects the amortisation of St.George intangible assets including brands, the core deposit intangible and credit card and financial planner relationships.
(3)

Short-term wholesale funding and deposits is the unwind of the merger accounting adjustments associated with the fair valuing of St.George short-term wholesale funding and deposits at 17 November 2008, the date of the merger for consolidation purposes.

(4)	One-off expense reflecting the recognition of a provision with respect to long standing legal proceedings where a judgment was received during the First Half 2009.

Group Reconciliations Continued

11.1 Group Full Year Earnings Reconciliation (Continued)

Notes (refer to page 158)			1	2	3	4	5	7	7	7	7
			Cash earnings adjustments
Twelve months to 30 September 2008 $m	WBC Reported Results	St.George Cash Earnings prior to merger	Policyholder Tax Recoveries	Hybrid Revaluations	Treasury Shares	Unrealised NZ Retail Earnings Hedges	Ineffective Hedges	Gain from BTIM IPO	Gain from Visa IPO	Merger T&I(1)	One-off Expenses(2)	Pro Forma Cash Earnings
Net interest income	7,222	2,429	—	—	—	—	1	—	—	—	—	9,652
Fees and commissions	2,060	600	—	—	—	—	—	—	—	—	—	2,660
Wealth management and insurance income	1,042	293	198	—	(29)	—	—	—	—	—	—	1,504
Trading income	732	119	—	—	—	—	—	—	—	—	—	851
Other income	549	115	—	(45)	—	6	(3)	(136)	(295)	—	—	191
Non-interest income	4,383	1,127	198	(45)	(29)	6	(3)	(136)	(295)	—	—	5,206
Net operating income	11,605	3,556	198	(45)	(29)	6	(2)	(136)	(295)	—	—	14,858
Salaries and other staff expenses	(2,915)	(823)	—	—	—	—	—	40	—	7	113	(3,578)
Equipment and occupancy expenses	(895)	(234)	—	—	—	—	—	—	—	—	191	(938)
Other expenses	(1,645)	(322)	—	—	—	—	—	18	—	6	19	(1,924)
Operating expenses	(5,455)	(1,379)	—	—	—	—	—	58	—	13	323	(6,440)
Core earnings	6,150	2,177	198	(45)	(29)	6	(2)	(78)	(295)	13	323	8,418
Impairment charges	(931)	(274)	—	—	—	—	—	—	—	—	—	(1,205)
Operating profit before tax	5,219	1,903	198	(45)	(29)	6	(2)	(78)	(295)	13	323	7,213
Income tax expense	(1,287)	(550)	(198)	(12)	4	(2)	1	(8)	90	(2)	(97)	(2,061)
Net profit	3,932	1,353	—	(57)	(25)	4	(1)	(86)	(205)	11	226	5,152
Net profit attributable to minority interests	(73)	(1)	—	—	—	—	—	—	—	—	—	(74)
Preference dividends	—	(31)	—	—	—	—	—	—	—	—	—	(31)

NET PROFIT ATTRIBUTABLE TO EQUITY HOLDERS OF WBC	3,859	1,321	—	(57)	(25)	4	(1)	(86)	(205)	11	226	5,047

St.George cash earnings prior to merger	1,321	(1,321)	—	—	—	—	—	—	—	—	—	—

WBC cash earnings adjustments:
TPS revaluations	(57)	—	—	57	—	—	—	—	—	—	—	—
Treasury shares	(25)	—	—	—	25	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	4	—	—	—	—	(4)	—	—	—	—	—	—
Ineffective hedges	(1)	—	—	—	—	—	1	—	—	—	—	—
Gain from BTIM IPO	(86)	—	—	—	—	—	—	86	—	—	—	—
Gain from VISA IPO	(205)	—	—	—	—	—	—	—	205	—	—	—
Merger transaction and integration expenses(1)	11	—	—	—	—	—	—	—	—	(11)	—	—
One-off expenses(2)	226	—	—	—	—	—	—	—	—	—	(226)	—
Pro forma cash earnings	5,047	—	—	—	—	—	—	—	—	—	—	5,047

(1) Transaction and integration expenses related to the merger.

(2) One-off expenses related to efficiency initiatives and capitalised expense reviews.

Group Reconciliations Continued

11.1         Group Half Year Earnings Reconciliation

Notes (refer to page 158)			1	2	3	4	5	7	6	7	7	7
			Cash earnings adjustments
Six months to 30 September 2009 $m	WBC Reported Results	St.George Cash Earnings prior to merger	Policyholder Tax Recoveries	Hybrid Revaluations	Treasury Shares	Unrealised NZ Retail Earnings Hedges	Ineffective Hedges	Merger T&I(1)	Amortisation of intangible assets(2)	Short-term wholesale funding and deposits(3)	One-off expenses	NZ Structured Finance Transaction	Pro Forma Cash Earnings
Net interest income	6,088	—	—	—	—	—	9	1	—	(55)	—	—	6,043
Fees and commissions	1,281	—	—	—	—	—	—	—	—	—	—	—	1,281
Wealth management and insurance income	738	—	(11)	—	39	—	—	—	—	—	—	—	766
Trading income	289	—	—	—	—	—	—	—	—	—	—	—	289
Other income	22	—	—	41	—	2	4	—	—	—	—	—	69
Non-interest income	2,330	—	(11)	41	39	2	4	—	—	—	—	—	2,405
Net operating income	8,418	—	(11)	41	39	2	13	1	—	(55)	—	—	8,448
Salaries and other staff expenses	(1,997)	—	—	—	—	—	—	118	—	—	—	—	(1,879)
Equipment and occupancy expenses	(496)	—	—	—	—	—	—	—	—	—	—	—	(496)
Other expenses	(1,249)	—	—	—	—	—	—	91	104	—	44	—	(1,010)
Operating expenses	(3,742)	—	—	—	—	—	—	209	104	—	44	—	(3,385)
Core earnings	4,676	—	(11)	41	39	2	13	210	104	(55)	44	—	5,063
Impairment charges	(1,681)	—	—	—	—	—	—	—	—	—	—	—	(1,681)
Operating profit before tax	2,995	—	(11)	41	39	2	13	210	104	(55)	44	—	3,382
Income tax expense	(1,694)	—	11	60	(3)	(1)	(4)	(66)	(30)	17	(13)	703	(1,020)
Net profit	1,301	—	—	101	36	1	9	144	74	(38)	31	703	2,362
Net profit attributable to minority interests	(30)	—	—	—	—	—	—	—	—	—	—	—	(30)
NET PROFIT ATTRIBUTABLE TO EQUITY HOLDERS OF WBC	1,271	—	—	101	36	1	9	144	74	(38)	31	703	2,332

WBC cash earnings adjustments:
TPS revaluations	101	—	—	(101)	—	—	—	—	—	—	—	—	—
Treasury shares	36	—	—	—	(36)	—	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	1	—	—	—	—	(1)	—	—	—	—	—	—	—
Ineffective hedges	9	—	—	—	—	—	(9)	—	—	—	—	—	—
Merger transaction and integration expenses(1)	144	—	—	—	—	—	—	(144)	—	—	—	—	—
Amortisation of intangible assets(2)	74	—	—	—	—	—	—	—	(74)	—	—	—	—
Short-term wholesale funding and deposits(3)	(38)	—	—	—	—	—	—	—	—	38	—	—	—
One-off expenses	31	—	—	—	—	—	—	—	—	—	(31)	—	—
NZ structured finance transaction	703	—	—	—	—	—	—	—	—	—	—	(703)	—
Cash earnings	2,332	—	—	—	—	—	—	—	—	—	—	—	2,332

(1)	Transaction and integration expenses related to the merger.
(2)	Amortisation of intangible assets reflects the amortisation of St.George intangible assets including brands, the core deposit intangible and credit card and financial planner relationships.
(3)

Short-term wholesale funding and deposits is the unwind of the merger accounting adjustments associated with the fair valuing of St.George short-term wholesale funding and deposits at 17 November 2008, the date of the merger for consolidation purposes.

Group Reconciliations Continued

11.1        Group Half Year Earnings Reconciliation (Continued)

Notes (refer to page 158)			1	2	3	4	5	7	6	7	7
			Cash earnings adjustments
Six months to 31 March 2009 $m	WBC Reported Results	St.George Cash Earnings prior to merger	Policyholder Tax Recoveries	Hybrid Revaluations	Treasury Shares	Unrealised NZ Retail Earnings Hedges	Ineffective Hedges	Merger T&I(1)	Amortisation of intangible assets(2)	Short-term wholesale funding and deposits(3)	One-off expenses(4)	Pro Forma Cash Earnings
Net interest income	5,558	288	—	—	—	—	—	—	—	(168)	—	5,678
Fees and commissions	1,356	78	—	—	—	—	—	—	—	—	—	1,434
Wealth management and insurance income	630	31	4	—	(4)	—	—	—	—	—	—	661
Trading income	612	113	—	—	—	—	—	—	—	—	—	725
Other income	(69)	(20)	—	(84)	—	(11)	(7)	—	—	—	—	(191)
Non-interest income	2,529	202	4	(84)	(4)	(11)	(7)	—	—	—	—	2,629
Net operating income	8,087	490	4	(84)	(4)	(11)	(7)	—	—	(168)	—	8,307
Salaries and other staff expenses	(1,809)	(127)	—	—	—	—	—	71	—	—	—	(1,865)
Equipment and occupancy expenses	(430)	(33)	—	—	—	—	—	—	—	—	—	(463)
Other expenses	(1,190)	(46)	—	—	—	—	—	54	78	—	77	(1,027)
Operating expenses	(3,429)	(206)	—	—	—	—	—	125	78	—	77	(3,355)
Core earnings	4,658	284	4	(84)	(4)	(11)	(7)	125	78	(168)	77	4,952
Impairment charges	(1,557)	(54)	—	—	—	—	—	—	—	—	—	(1,611)
Operating profit before tax	3,101	230	4	(84)	(4)	(11)	(7)	125	78	(168)	77	3,341
Income tax expense	(885)	(67)	(4)	(22)	—	3	2	(35)	(24)	50	(23)	(1,005)
Net profit	2,216	163	—	(106)	(4)	(8)	(5)	90	54	(118)	54	2,336
Net profit attributable to minority interests	(41)	—	—	—	—	—	—	—	—	—	—	(41)
NET PROFIT ATTRIBUTABLE TO EQUITY HOLDERS OF WBC	2,175	163	—	(106)	(4)	(8)	(5)	90	54	(118)	54	2,295
St.George cash earnings prior to merger	163	(163)	—	—	—	—	—	—	—	—	—	—

WBC cash earnings adjustments:
TPS revaluations	(106)	—	—	106	—	—	—	—	—	—	—	—
Treasury shares	(4)	—	—	—	4	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	(8)	—	—	—	—	8	—	—	—	—	—	—
Ineffective hedges	(5)	—	—	—	—	—	5	—	—	—	—	—
Merger transaction and integration expenses(1)	90	—	—	—	—	—	—	(90)	—	—	—	—
Amortisation of intangible assets(2)	54	—	—	—	—	—	—	—	(54)	—	—	—
Short-term wholesale funding and deposits(3)	(118)	—	—	—	—	—	—	—	—	118	—	—
One-off expenses(4)	54	—	—	—	—	—	—	—	—	—	(54)	—
Pro forma cash earnings	2,295	—	—	—	—	—	—	—	—	—	—	2,295

(1)	Transaction and integration expenses related to the merger.
(2)	Amortisation of intangible assets reflects the amortisation of St.George intangible assets including brands, the core deposit intangible and credit card and financial planner relationships.
(3)

Short-term wholesale funding and deposits is the unwind of the merger accounting adjustments associated with the fair valuing of St.George short-term wholesale funding and deposits at 17 November 2008, the date of the merger for consolidation purposes.

(4)	One-off expense reflecting the recognition of a provision with respect to long standing legal proceedings where a judgment was received during the First Half 2009.

Group Reconciliations Continued

11.2  Full Year Segment Result — Cash Earnings Basis

Twelve months to 30 September 2009 - Pro forma $m	Westpac Retail & Business Banking	St.George Bank	Westpac Institutional Bank	BT Financial Group (Australia)	New Zealand	Pacific Banking	Group Businesses	Group
Net interest income	4,943	2,606	1,785	269	1,007	130	981	11,721
Non-interest income	1,274	679	1,287	1,316	332	123	23	5,034
Net operating income	6,217	3,285	3,072	1,585	1,339	253	1,004	16,755
Operating expenses	(2,943)	(1,200)	(1,028)	(856)	(604)	(85)	(24)	(6,740)
Impairment charges	(551)	(594)	(1,528)	(15)	(466)	(23)	(115)	(3,292)
Profit from ordinary activities before income tax expense	2,723	1,491	516	714	269	145	865	6,723
Tax expense	(815)	(448)	(155)	(217)	(73)	(36)	(281)	(2,025)
Net profit	1,908	1,043	361	497	196	109	584	4,698
Net profit attributable to minority interests	—	—	—	(4)	(2)	(7)	(58)	(71)
Pro forma cash earnings	1,908	1,043	361	493	194	102	526	4,627

Twelve months to 30 September 2008 - Pro forma $m	Westpac Retail & Business Banking	St.George Bank	Westpac Institutional Bank	BT Financial Group (Australia)	New Zealand	Pacific Banking	Group Businesses	Group
Net interest income	4,287	2,299	1,375	219	970	117	385	9,652
Non-interest income	1,356	650	1,186	1,387	355	106	166	5,206
Net operating income	5,643	2,949	2,561	1,606	1,325	223	551	14,858
Operating expenses	(2,787)	(1,153)	(976)	(847)	(599)	(67)	(11)	(6,440)
Impairment charges	(352)	(223)	(389)	(6)	(143)	(16)	(76)	(1,205)
Profit from ordinary activities before income tax expense	2,504	1,573	1,196	753	583	140	464	7,213
Tax expense	(752)	(472)	(343)	(213)	(185)	(41)	(55)	(2,061)
Net profit	1,752	1,101	853	540	398	99	409	5,152
Net profit attributable to minority interests	—	—	—	(4)	(3)	(6)	(61)	(74)
Preference dividends	—	—	—	—	—	—	(31)	(31)
Pro forma cash earnings	1,752	1,101	853	536	395	93	317	5,047

Group Reconciliations Continued

11.2     Half Year Segment Result — Cash Earnings Basis

Six months to 30 September 2009 $m	Westpac Retail & Business Banking	St.George Bank	Westpac Institutional Bank	BT Financial Group (Australia)	New Zealand	Pacific Banking	Group Businesses	Group
Net interest income	2,533	1,340	880	146	491	57	596	6,043
Non-interest income	568	331	544	693	154	44	71	2,405
Net operating income	3,101	1,671	1,424	839	645	101	667	8,448
Operating expenses	(1,465)	(605)	(521)	(429)	(301)	(40)	(24)	(3,385)
Impairment charges	(327)	(396)	(621)	(10)	(313)	(19)	5	(1,681)
Profit from ordinary activities before income tax expense	1,309	670	282	400	31	42	648	3,382
Tax expense	(391)	(200)	(79)	(120)	(5)	(6)	(219)	(1,020)
Net profit	918	470	203	280	26	36	429	2,362
Net profit attributable to minority interests	—	—	—	(2)	—	(3)	(25)	(30)
Pro forma cash earnings	918	470	203	278	26	33	404	2,332

Six months to 31 March 2009 $m	Westpac Retail & Business Banking	St.George Bank	Westpac Institutional Bank	BT Financial Group (Australia)	New Zealand	Pacific Banking	Group Businesses	Group
Net interest income	2,410	1,266	905	123	516	73	385	5,678
Non-interest income	706	348	743	623	178	79	(48)	2,629
Net operating income	3,116	1,614	1,648	746	694	152	337	8,307
Operating expenses	(1,478)	(595)	(507)	(427)	(303)	(45)	—	(3,355)
Impairment charges	(224)	(198)	(907)	(5)	(153)	(4)	(120)	(1,611)
Profit from ordinary activities before income tax expense	1,414	821	234	314	238	103	217	3,341
Tax expense	(424)	(248)	(76)	(97)	(68)	(30)	(62)	(1,005)
Net profit	990	573	158	217	170	73	155	2,336
Net profit attributable to minority interests	—	—	—	(2)	(2)	(4)	(33)	(41)
Pro forma cash earnings	990	573	158	215	168	69	122	2,295

Group Reconciliations Continued

11.3         Group Businesses — Pro Forma Full Year Earnings Reconciliation

Notes (refer to page 158)			1	2	3	4	5	7	7	7	7
			Cash earnings adjustments
Twelve months to 30 September 2009 $m	WBC Reported Results	St.George GBU Cash Earnings prior to merger	Policyholder Tax Recoveries	Hybrid Revaluations	Treasury Shares	Unrealised NZ Retail Earnings Hedges	Ineffective Hedges	Merger T&I	Short-term wholesale funding and deposits	One-off expenses	NZ Structured Finance Transaction	Pro Forma Cash Earnings
Net interest income	1,229	(35)	—	—	—	—	9	1	(223)	—	—	981
Non-interest income	8	42	(7)	(43)	35	(9)	(3)	—	—	—	—	23
Net operating income	1,237	7	(7)	(43)	35	(9)	6	1	(223)	—	—	1,004
Operating expenses	(490)	11	—	—	—	—	—	334	—	121	—	(24)
Core earnings	747	18	(7)	(43)	35	(9)	6	335	(223)	121	—	980
Impairment charges	(118)	3	—	—	—	—	—	—	—	—		(115)
Operating profit before tax	629	21	(7)	(43)	35	(9)	6	335	(223)	121	—	865
Income tax expense	(954)	(2)	7	38	(3)	2	(2)	(101)	67	(36)	703	(281)
Net profit	(325)	19	—	(5)	32	(7)	4	234	(156)	85	703	584
Net profit attributable to minority interests	(58)	—	—	—	—	—	—	—	—	—	—	(58)
NET PROFIT ATTRIBUTABLE TO EQUITY HOLDERS OF WBC	(383)	19	—	(5)	32	(7)	4	234	(156)	85	703	526
St.George GB cash earnings prior to merger	19	(19)	—	—	—	—	—	—	—	—	—	—
TPS revaluations	(5)	—	—	5	—	—	—	—	—	—	—	—
Treasury shares	32	—	—	—	(32)	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	(7)	—	—	—	—	7	—	—	—	—	—	—
Ineffective hedges	4	—	—	—	—	—	(4)	—	—	—	—	—
Merger transaction and integration expenses(1)	234	—	—	—	—	—	—	(234)	—	—	—	—
Short-term wholesale funding and deposits(2)	(156)	—	—	—	—	—	—	—	156	—	—	—
One-off expenses(3)	85	—	—	—	—	—	—	—	—	(85)	—	—
NZ structured finance transaction	703	—	—	—	—	—	—	—	—	—	(703)	—
Cash earnings	526	—	—	—	—	—	—	—	—	—		526

(1)	Transaction and integration expenses related to the merger.
(2)

Short-term wholesale funding and deposits is the unwind of the merger accounting adjustments associated with the fair valuing of St. George short-term wholesale funding and deposits at 17 November 2008, the date of the merger for consolidation purposes.

(3)	One-off expense reflecting the recognition of a provision with respect to long standing legal proceedings where a judgment was received during the First Half 2009.

Group Reconciliations Continued

11.3     Group Businesses — Pro Forma Full Year Earnings Reconciliation

Notes (refer to page 158)			1	2	3	4	5	7	7	7	7
			Cash earnings adjustments
Twelve months to 30 September 2008 $m	WBC Reported Results	St.George GBU Cash Earnings prior to merger	Policyholder Tax Recoveries	Hybrid Revaluations	Treasury Shares	Unrealised NZ Retail Earnings Hedges	Ineffective Hedges	Gain from BTIM IPO	Gain from Visa IPO	Merger T&I(1)	One-off Expenses(2)	Pro Forma Cash Earnings
Net interest income	489	(105)	—	—	—	—	1	—	—	—	—	385
Non-interest income	360	110	198	(45)	(29)	6	(3)	(136)	(295)	—	—	166
Net operating income	849	5	198	(45)	(29)	6	(2)	(136)	(295)	—	—	551
Operating expenses	(455)	50	—	—	—	—	—	58	—	13	323	(11)
Core earnings	394	55	198	(45)	(29)	6	(2)	(78)	(295)	13	323	540
Impairment charges	(75)	(1)	—	—	—	—	—	—	—	—	—	(76)
Operating profit before tax	319	54	198	(45)	(29)	6	(2)	(78)	(295)	13	323	464
Tax and minority interest	105	3	(198)	(12)	4	(2)	1	(8)	90	(2)	(97)	(116)
Preference dividends	—	(31)	—	—	—	—	—	—	—	—	—	(31)
NET PROFIT ATTRIBUTABLE TO EQUITY HOLDERS OF WBC	424	26	—	(57)	(25)	4	(1)	(86)	(205)	11	226	317
St.George GB cash earnings prior to merger	26	(26)	—	—	—	—	—	—	—	—	—	—
TPS revaluations	(57)	—	—	57	—	—	—	—	—	—	—	—
Treasury shares	(25)	—	—	—	25	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	4	—	—	—	—	(4)	—	—	—	—	—	—
Ineffective hedges	(1)	—	—	—	—	—	1	—	—	—	—	—
Gain from BTIM IPO	(86)	—	—	—	—	—	—	86	—	—	—	—
Gain from Visa IPO	(205)	—	—	—	—	—	—	—	205	—	—	—
Merger transaction and integration expenses(1)	11	—	—	—	—	—	—	—	—	(11)	—	—
One-off expenses(2)	226	—	—	—	—	—	—	—	—	—	(226)	—
Cash earnings	317	—	—	—	—	—	—	—	—	—	—	317

(1)	Transaction and integration expenses related to the merger.
(2)	One-off expenses related to efficiency initiatives and capitalised expense reviews.

Group Reconciliations Continued

11.3   Group Businesses — Pro Forma Half Year Earnings Reconciliation

Notes (refer to page 158)			1	2	3	4	5	7	7	7	7
			Cash earnings adjustments
Six months to 30 September 2009 $m	WBC Reported Results	St.George GBU Cash Earnings prior to merger	Policyholder Tax Recoveries	Hybrid Revaluations	Treasury Shares	Unrealised NZ Retail Earnings Hedges	Ineffective Hedges	Merger T&I(1)	Short-term wholesale funding and deposits(2)	One-off expenses(3)	NZ Structured Finance	Pro Forma Cash Earnings
Net interest income	641	—	—	—	—	—	9	1	(55)	—	—	596
Non-interest income	(4)	—	(11)	41	39	2	4	—	—	—	—	71
Net operating income	637	—	(11)	41	39	2	13	1	(55)	—	—	667
Operating expenses	(277)	—	—	—	—	—	—	209	—	44	—	(24)
Core earnings	360	—	(11)	41	39	2	13	210	(55)	44	—	643
Impairment charges	5	—	—	—	—	—	—	—	—	—	—	5
Operating profit before tax	365	—	(11)	41	39	2	13	210	(55)	44	—	648
Income tax expense	(923)	—	11	60	(3)	(1)	(4)	(66)	17	(13)	703	(219)
Net profit	(558)	—	—	101	36	1	9	144	(38)	31	703	429
Net profit attributable to minority interests	(25)	—	—	—	—	—	—	—	—	—	—	(25)
NET PROFIT ATTRIBUTABLE TO EQUITY HOLDERS OF WBC	(583)	—	—	101	36	1	9	144	(38)	31	703	404
St.George GB cash earnings prior to merger	—	—	—	—	—	—	—	—	—	—	—	—
TPS revaluations	101	—	—	(101)	—	—	—	—	—	—	—	—
Treasury shares	36	—	—	—	(36)	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	1	—	—	—	—	(1)	—	—	—	—	—	—
Ineffective hedges	9	—	—	—	—	—	(9)	—	—	—	—	—
Merger transaction and integration expenses(1)	144	—	—	—	—	—	—	(144)	—	—	—	—
Short-term wholesale funding and deposits(2)	(38)	—	—	—	—	—	—	—	38	—	—	—
One-off expenses(3)	31	—	—	—	—	—	—	—	—	(31)	—	—
NZ structured finance transaction	703	—	—	—	—	—	—	—	—	—	(703)
Cash earnings	404	—	—	—	—	—	—	—	—	—	—	404

(1)	Transaction and integration expenses related to the merger.
(2)

Short-term wholesale funding and deposits is the unwind of the merger accounting adjustments associated with the fair valuing of St. George short-term wholesale funding and deposits at 17 November 2008, the date of the merger for consolidation purposes.

(3)	One-off expense reflecting the recognition of a provision with respect to long standing legal proceedings where a judgment was received during the First Half 2009.

Group Reconciliations Continued

11.3   Group Businesses - Pro Forma Half Year Earnings Reconciliation

Notes (refer to page 158)			1	2	3	4	5	7	7	7
			Cash earnings adjustments
Six months to 31 March 2009 $m	WBC Reported Results	St.George GBU Cash Earnings prior to merger	Policyholder Tax Recoveries	Hybrid Revaluations	Treasury Shares	Unrealised NZ Retail Earnings Hedges	Ineffective Hedges	Merger T&I(1)	Short-term wholesale funding and deposits(2)	One-off expenses(3)	Pro Forma Cash Earnings
Net interest income	588	(35)	—	—	—	—	—	—	(168)	—	385
Non-interest income	12	42	4	(84)	(4)	(11)	(7)	—	—	—	(48)
Net operating income	600	7	4	(84)	(4)	(11)	(7)	—	(168)	—	337
Operating expenses	(213)	11	—	—	—	—	—	125	—	77	—
Core earnings	387	18	4	(84)	(4)	(11)	(7)	125	(168)	77	337
Impairment charges	(123)	3	—	—	—	—	—	—	—	—	(120)
Operating profit before tax	264	21	4	(84)	(4)	(11)	(7)	125	(168)	77	217
Income tax expense	(31)	(2)	(4)	(22)	—	3	2	(35)	50	(23)	(62)
Net profit	233	19	—	(106)	(4)	(8)	(5)	90	(118)	54	155
Net profit attributable to minority interests	(33)	—	—	—	—	—	—	—	—	—	(33)
NET PROFIT ATTRIBUTABLE TO EQUITY HOLDERS OF WBC	200	19	—	(106)	(4)	(8)	(5)	90	(118)	54	122

St.George GB cash earnings prior to merger	19	(19)	—	—	—	—	—	—	—	—	—

TPS revaluations	(106)	—	—	106	—	—	—	—	—	—	—
Treasury shares	(4)	—	—	—	4	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	(8)	—	—	—	—	8	—	—	—	—	—
Ineffective hedges	(5)	—	—	—	—	—	5	—	—	—	—
Merger transaction and integration expenses(1)	90	—	—	—	—	—	—	(90)	—	—	—
Short-term wholesale funding and deposits(2)	(118)	—	—	—	—	—	—	—	118	—	—
One-off expenses(3)	54	—	—	—	—	—	—	—	—	(54)	—
Cash earnings	122	—	—	—	—	—	—	—	—	—	122

(1)      Transaction and integration expenses related to the merger.

(2)      Short-term wholesale funding and deposits is the unwind of the merger accounting adjustments associated with the fair valuing of St. George short-term wholesale funding and deposits at 17 November 2008, the date of the merger for consolidation purposes.

(3)      One-off expense reflecting the recognition of a provision with respect to long standing legal proceedings where a judgment was received during the First Half 2009.

Group Reconciliations Continued

Notes

Cash Earnings Adjustments

(1)                               Policyholder tax recoveries

The Life Insurance standard AASB 1038 requires the grossing up of tax expense and income for the tax on earnings applicable to holders of our life policies (policyholder tax recoveries). We reverse the impact of this gross up to provide comparability across reporting periods.

(2)                               Hybrid revaluations

(a)              TPS 2003 hybrid revaluation

Cash earnings adjusts for economic hedges, including associated tax effects impacting the Foreign Currency Translation Reserve, relating to hybrid instruments classified as minority interests. The hybrid instrument itself is not fair valued, however, the hedge is fair valued and therefore there is a mismatch in the timing of income recognition in the statutory results. The mismatch is added back in deriving cash earnings as it does not affect the Group’s profits over time.

(3)                               Treasury shares

Under A–IFRS, Westpac shares held by Westpac in the managed funds and life business are deemed to be Treasury shares and earnings from these shares are reversed as these are not permitted to be recognised as income. In deriving cash earnings, these earnings are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are revalued in deriving income.

(4)                               Unrealised NZ retail earnings hedges

The unrealised profit/loss on the revaluation of hedges on future New Zealand earnings impacting non—interest income is reversed in deriving cash earnings in the current period as they may potentially create a material timing difference on reported earnings but do not affect profits available to shareholders.

(5)                               Ineffective hedges

The gain/loss on ineffective hedges is reversed in deriving cash earnings in the current period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect profits available to shareholders.

(6)                               Amortisation of intangible assets

The merger resulted in the recognition of identifiable intangible assets which include brands, core deposits, intangibles and relationship intangible assets. The recognised balance of the majority of these intangible assets will be amortised over their useful life ranging between 5 and 9 years. The amortisation of intangible assets (excluding software) is a cash earnings adjustment because it is a non-cash flow item and does not affect returns to shareholders.

Group Reconciliations Continued

Cash Earnings Adjustments (continued)

(7)                               Significant items

Cash earnings also adjusts for significant items. These items have been detailed in this announcement as individually significant due to their size and non—recurring nature. The Full Year 2009, Second Half 2009 and First Half 2009 includes adjustments for merger transaction and integration expenses, an adjustment in relation to the unwind of a short-term wholesale funding and deposits merger accounting adjustment and an adjustment relating to a litigation provision.

The deposit and short-term wholesale funding fair value adjustment associated with the accounting for the merger has been unwound during the year ended 30 September 2009 reflecting the contractual maturity of the deposits and borrowings and has increased net interest income by $223 million in Full Year 2009, $55 million in Second Half 2009 and $168 million in First Half 2009. Due to the significant size and non-recurring nature of this adjustment, it has been treated as a cash earnings adjustment.

The Group has recognised a provision of $121 million ($85 million after tax) with respect to long-standing legal proceedings where a judgment was received during the First Half 2009 with subsequent clarification of the judgement received during Second Half 2009. This is treated as a one-off expense cash earnings adjustment due to its size and non-recurring nature.

In Second Half 2009, the Group increased tax provisioning by $703 million with respect to New Zealand structured finance transactions entered into between 1998 and 2002. The provision was increased following the High Court in New Zealand finding in favour of the New Zealand Inland Revenue Department in proceedings where Westpac challenged amended tax assessments in relation to these transactions. Due to the significant size and non-recurring nature of this adjustment, it has been treated as a cash earnings adjustment.

In the year ended 30 September 2008, this included adjustments for the gain associated with the initial public offering (IPO) of BT Investment Management Limited (BTIM), the gain associated with the IPO of Visa Inc., merger transaction expenses and integration expenses and one-off expenses.

Group Reconciliations Continued

11.4   Reconciliation of 2008 Income Statement to Pro Forma Income Statement

			Cash earnings adjustments
Twelve months to 30 September 2008 $m	St.George Previously Reported Statutory Income Statement	St.George accounting reclassifications (1)	Hedging and non-trading derivatives(2)	Gain from Visa Inc. shareholding	Restructure costs	Depositary capital securities	Merger related costs	St.George Pro forma Cash Earnings	Westpac Previously Reported Cash Earnings	Westpac accounting reclassifications (3)	Westpac Cash Earnings	Combined Westpac & St.George Pro forma Cash Earnings
Net interest income	2,473	(95)	51	—	—	—	—	2,429	7,223	—	7,223	9,652
Non-interest income	1,132	72	—	(77)	—	—	—	1,127	3,894	185	4,079	5,206
Total operating income	3,605	(23)	51	(77)	—	—	—	3,556	11,117	185	11,302	14,858
Operating expenses	(1,453)	7	—	—	43	—	24	(1,379)	(4,876)	(185)	(5,061)	(6,440)
Impairment charges	(291)	17	—	—	—	—	—	(274)	(931)	—	(931)	(1,205)
Share of profit in equity accounted associates	1	(1)	—	—	—	—	—	—	—	—	—	—
Profit before income tax	1,862	—	51	(77)	43	—	24	1,903	5,310	—	5,310	7,213
Income tax expense	(656)	—	(14)	23	(13)	117	(7)	(550)	(1,511)	—	(1,511)	(2,061)
Net profit after tax	1,206	—	37	(54)	30	117	17	1,353	3,799	—	3,799	5,152
Net profit attributable to minority interests	(1)	—	—	—	—	—	—	(1)	(73)	—	(73)	(74)
Preference dividends	(31)	—	—	—	—	—	—	(31)	—	—	—	(31)
Net profit/cash earnings	1,174	—	37	(54)	30	117	17	1,321	3,726	—	3,726	5,047

(1)       Accounting reclassifications between line items have been made to align St.George’s income statement with Westpac’s accounting treatment. These reclassifications include reclassification of negative Treasury non-interest income to net interest income and various accounting reclassifications for the income statement relating to the St George wealth and insurance business.

(2)       The hedging and non-trading derivatives and merger costs cash earnings adjustments are consistent with the cash earnings adjustments contained within the cash earnings result reported by St.George for the Second Half 2008.

(3)       The Westpac accounting reclassification relates to Westpac’s first time adoption of the Australian equivalent of international accounting guidance, Interpretation 13 “Customer Loyalty Programmes”.

Group Reconciliations Continued

11.5   Reconciliation of 2008 Balance Sheet to Pro Forma Balance Sheet

As at 30 September 2008 $m	St.George Previously Reported Balance Sheet	St.George Accounting Reclassifications(1)	St.George Pro forma Balance Sheet	Westpac Previously Reported Balance Sheet	Westpac Accounting Reclassifications(2)	Combined Westpac & St.George Pro forma Balance Sheet
Assets
Cash	2,672	(2,450)	222	4,809	—	5,031
Due from other financial institutions	305	10,312	10,617	21,345		31,962
Trading assets, financial assets and available-for-sale securities	18,415	(8,223)	10,192	43,694	—	53,886
Derivative financial instruments	3,389	1	3,390	34,810	—	38,200
Loans	119,984	(15)	119,969	313,545	—	433,514
Life insurance assets	—	—	—	12,547	—	12,547
Other assets	2,615	433	3,048	8,798	128	11,974
Total assets	147,380	58	147,438	439,548	128	587,114
Liabilities
Due to other financial institutions	1,786	(41)	1,745	15,861	—	17,606
Deposits	83,954	(398)	83,556	233,730	—	317,286
Trading liabilities and other financial liabilities	5,128	50	5,178	16,689	—	21,867
Derivative financial instruments	2,291	—	2,291	24,970	—	27,261
Debt issues	42,849	(50)	42,799	100,369	—	143,168
Life insurance liabilities	—	—	—	11,953	—	11,953
Loan capital	3,245	—	3,245	8,718	—	11,963
Other liabilities	1,124	497	1,621	7,486	429	9,536
Total liabilities	140,377	58	140,435	419,776	429	560,640
Equity
Equity attributable to equity holders of WBC / SGB	6,996	—	6,996	17,848	(301)	24,543
Minority interests	7	—	7	1,924	—	1,931
Total equity	7,003	—	7,003	19,772	(301)	26,474

(1)       Accounting reclassifications between line items have been made to align St.George’s balance sheet with Westpac’s accounting treatment. These reclassifications include the reclassification of negotiable certificates of deposit from Trading securities to Due from other financial institutions and the reclassification of repurchase agreements from Cash to Trading securities.

(2)       The Westpac accounting reclassifications relate to Westpac’s first time adoption of the Australian equivalent of international accounting guidance, Interpretation 13 “Customer Loyalty Programmes” and a change in Westpac’s defined benefit superannuation accounting policy.

Group Reconciliations Continued

11.6   Reconciliation of 2008 Average Balance Sheet to Pro Forma Average Balance Sheets

Twelve months to 30 September 2008 $m	St.George Previously Reported Average Balance Sheet	Accounting Reclassifications and Averaging impacts(1)	St.George Pro Forma Average Balance Sheet	Westpac Average Balance Sheet	Combined Westpac & St.George Pro Forma Average Balance Sheet
Assets
Interest earning assets
Due from other financial institutions	1,329	6,556	7,885	26,976	34,861
Trading securities	—	8,138	8,138	25,344	33,482
Available-for-sale securities	—	802	802	2,372	3,174
Other financial assets at fair value	13,728	(13,728)	—	1,217	1,217
Regulatory deposits	—	—	—	1,076	1,076
Loans and other receivables	114,338	(2,203)	112,135	294,672	406,807
Total interest earning assets	129,395	(435)	128,960	351,657	480,617

Non-interest earning assets
Cash due from other financial institutions and regulatory deposits	—	228	228	734	962
Life insurance assets	—	—	—	14,060	14,060
All other assets	5,925	145	6,070	35,017	41,087
Total non-interest earning assets	5,925	373	6,298	49,811	56,109
Total assets	135,320	(62)	135,258	401,468	536,726

Liabilities
Interest bearing liabilities
Deposits	67,983	5,370	73,353	213,873	287,226
Due to other financial institutions	1,234	(410)	824	9,882	10,706
Loan capital	2,093	653	2,746	7,530	10,276
Other interest bearing liabilities	53,114	(7,174)	45,940	103,580	149,520
Total interest bearing liabilities	124,424	(1,561)	122,863	334,865	457,728

Non-interest bearing liabilities
Deposits and due to other financial institutions	—	1,353	1,353	9,317	10,670
Life insurance policy liabilities	—	—	—	13,173	13,173
All other liabilities	4,249	122	4,371	25,496	29,867
Total non-interest bearing liabilities	4,249	1,475	5,724	47,986	53,710
Total liabilities	128,673	(86)	128,587	382,851	511,438
Shareholder’s equity	6,647	18	6,665	16,699	23,364
Outside equity interests	—	6	6	1,918	1,924
Total equity	6,647	24	6,671	18,617	25,288
Total liabilities and equity	135,320	(62)	135,258	401,468	536,726

(1) Averaging impacts reflect the change from using month end averages to daily averages where relevant. Accounting classifications are consistent with the accounting reclassification made to the spot balance sheet.

Economic Profit

12.              Economic Profit

Group economic profit for the Full Year 2009, Second Half 2009 and First Half 2009 is defined as pro forma cash earnings less a capital charge calculated at 11%(1) of average ordinary equity plus the value of franking benefits(2) paid to shareholders. Group economic profit for the Full Year 2008 reflects the Group economic profit for Westpac shareholders and is therefore not on a pro forma basis.

Divisional economic profit for the Full Year 2009, Second Half 2009 and First Half 2009 is defined as cash earnings less a capital charge calculated at 11% on allocated capital plus 70% of the value of Australian tax paid(3). The measure of capital, the cost of capital and the franking benefit calculation differs between the Group and that used by divisions.

Economic profit is used as a key measure of our financial performance because it focuses on shareholder value by requiring a return in excess of a risk-adjusted cost of capital.

Twelve months to 30 September 2009 $m	Group	Westpac Retail & Business Banking	St.George Bank (Pro forma)	Westpac Institutional Bank (Pro forma)	BT Financial Group (Australia) (Pro forma)	New Zealand(4)	Pacific Banking
Cash earnings	4,627	1,908	1,043	361	493	194	102
Franking benefit	1,151	571	314	54	152	—	—
Adjusted cash earnings	5,778	2,479	1,357	415	645	194	102
Average ordinary equity	33,488	5,927	5,125	7,056	2,870	2,253	216
Equity charge	(3,684)	(652)	(564)	(776)	(316)	(248)	(24)
Economic profit	2,094	1,827	793	(361)	329	(54)	78

Twelve months to 30 September 2008 $m	Group	Westpac Retail & Business Banking	St.George Bank (Pro forma)	Westpac Institutional Bank (Pro forma)	BT Financial Group (Australia) (Pro forma)	New Zealand(4)	Pacific Banking
Cash earnings	3,726	1,752	1,101	853	536	395	93
Franking benefit	806	524	349	188	152	—	—
Adjusted cash earnings	4,532	2,276	1,450	1,041	688	395	93
Average ordinary equity	16,699	5,700	4,637	5,874	2,721	2,153	187
Equity charge	(1,753)	(599)	(510)	(619)	(290)	(228)	(20)
Economic profit	2,779	1,677	940	422	398	167	73

Six months to 30 September 2009 $m	Group	Westpac Retail & Business Banking	St.George Bank	Westpac Institutional Bank	BT Financial Group (Australia)	New Zealand(4)	Pacific Banking
Cash earnings	2,332	918	470	203	278	26	33
Franking benefit	662	274	140	68	83	—	—
Adjusted cash earnings	2,994	1,192	610	271	361	26	33
Average ordinary equity	34,796	6,009	5,273	7,242	2,934	2,296	201
Equity charge	(1,919)	(331)	(291)	(399)	(162)	(125)	(11)
Economic profit	1,075	861	319	(128)	199	(99)	22

Six months to 31 March 2009 $m	Group	Westpac Retail & Business Banking	St.George Bank (Pro forma)	Westpac Institutional Bank (Pro forma)	BT Financial Group (Australia) (Pro forma)	New Zealand(4)	Pacific Banking
Cash earnings	2,295	990	573	158	215	168	69
Franking benefit	489	297	174	(14)	69	—	—
Adjusted cash earnings	2,784	1,287	747	144	284	168	69
Average ordinary equity	32,173	5,844	4,978	6,872	2,804	2,248	231
Equity charge	(1,765)	(321)	(273)	(377)	(154)	(123)	(13)
Economic profit	1,019	966	474	(233)	130	45	56

(1)       The capital charge for the pro forma divisions economic profit in the Full Year 2008 reflected the capital allocation methodologies and capital charges that were used by Westpac and St.George in the respective businesses which were calculated at 10.5% and 11% of allocated capital, respectively.

(2)       The Group economic profit methodology for the Second Half 2009 has been aligned with the internal measure of economic profit such that the franking benefit is calculated as 70% of the Group’s Australian tax expense. In prior periods the franking benefit was calculated as 70% of the estimated value of franking credits distributed to shareholders via ordinary dividends. The Group’s economic profit for the First Half 2009 and Full Year 2008 aligns with previous disclosure and has not been revised.

(3)       The franking benefits for the pro forma divisional economic profit in the Full Year 2008 reflected the franking benefits used by Westpac and St.George in the respective businesses which were calculated at 70% and 74% of the Australian tax paid, respectively.

(4)       In A$ equivalents.

Glossary

Glossary

Earnings	Cash earnings

Net profit attributable to equity holders adjusted for the impact of the economic hedges related to TPS, significant items that are one-off in nature, earnings from Treasury shares, gains/losses on ineffective hedges, the impact of unrealised New Zealand earnings hedges gains/losses, and the impact of integration costs and the amortisation of certain intangibles in relation to the merger with St.George.

	Core earnings	Core earnings is operating profit (on a cash basis), before income tax and impairment charges.

Shareholder Value	Earnings per ordinary share	Net profit attributable to equity holders divided by the weighted average ordinary shares (statutory basis).

	Cash earnings per ordinary share	Cash earnings divided by the weighted average ordinary shares (cash earnings basis).

	Weighted average ordinary shares (cash earnings)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.

	Weighted average ordinary shares (statutory)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (‘Treasury shares’).

	Fully franked dividends per ordinary shares (cents)	Dividends paid out of retained profits which carry a credit for Australian company income tax paid by Westpac.

	Dividend payout ratio – net profit	Ordinary dividend per share divided by net profit per share attributable to the equity holders of WBC.

	Dividend payout ratio – cash earnings	Ordinary dividend divided by cash earnings.

	Return on equity (ROE)	Net profit attributable to equity holders divided by average ordinary equity.

	Cash ROE	Cash earnings divided by average ordinary equity.

	Cash earnings to average tangible equity	Cash earnings divided by average tangible ordinary equity.

	Economic profit – Group (First Half 2009)	Cash earnings less a capital charge calculated at 11% of average ordinary equity plus 70% of the estimated value of franking credits paid to shareholders.

	Economic Profit – Divisions & Group (Second Half 2009)	Cash earnings less a capital charge calculated at 11% of allocated capital plus 70% of the value of Australian tax paid.

	Average ordinary equity	Average total equity less average minority interests.

	Average tangible ordinary equity	Average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).

Productivity and efficiency	Operating expenses	Operating expenses do not include impairment losses on loans.

	Expense to income ratio	Operating expenses divided by net operating income.

Total banking group expense to income ratio

Total banking operating expenses divided by total banking operating revenue. Total banking business includes Westpac RBB, St.George RBB, WIB including Premium Business Group (excluding margin lending, Broking and PPM), Private Bank (part of BTFG), New Zealand banking operations, Pacific Bank and the Group Businesses.

	Full-time equivalent employees (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.

Glossary

Business Performance	Net Interest Spread	The difference between the average yield on all interest bearing assets and the average rate paid on interest bearing liabilities.

	Net interest margin	The net interest spread plus the benefit of net non-interest bearing liabilities and equity.

	Average interest earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.

	Average interest bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.

	Divisional Margin	Net interest income (excluding capital benefit) for a division as a percentage of the average interest earning assets for that division.

Capital Adequacy	Total capital ratio	Total regulatory capital as defined by APRA divided by risk weighted assets.

	Tier 1 capital ratio	Total Tier 1 capital as defined by APRA divided by risk weighted assets.

Risk Weighted Assets (RWA)

Assets (both on and off-balance sheet) of Westpac are assigned within a certain category, amounts included in these categories are multiplied by a risk weighting, and with the resulting weighted values added together to arrive at total risk weighted assets.

Credit Risk Weighted Assets

Credit risk weighted assets represent risk weighted assets (on-balance sheet and off-balance sheet) that relate to credit exposures and therefore exclude equity risk, market risk, operational risk, interest rate risk in the banking book and other assets. Note 19 in Section 8 provides a breakdown of risk weighted assets between credit risk weighted assets and other risk weighted assets.

Asset quality	Individually Assessed Provisions (IAPs)

Provisions raised for losses that have already been incurred on loans that are known to be impaired and are individually significant. The estimated losses on these impaired loans will be based on expected future cash flows discounted to their present value and as this discount unwinds, interest will be recognised in the statement of financial performance.

Collectively Assessed Provisions (CAPs)

Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data.

Impaired assets

Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on a conservative assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

•            facilities 90 days or more past due, and not well secured – exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

•            non-accrual assets – exposures with individually assessed impairment provisions held against them, excluding restructured loans;

•            restructured assets – exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

•            other assets acquired through security enforcement (includes other real estate owned) – includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

•            any other assets where the full collection of interest and principal is in doubt.

Glossary

Asset quality (Cont’d)	90 days past due – well secured

Includes facilities where:

•            contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; or

an order has been sought for the customer’s bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and

•            the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

	Watchlist and Substandard	Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal.

	Stressed loans	Stressed loans are Watchlist and Substandard, 90 days past due well secured and impaired assets.

Other	Accounting reclassifications

Adjustments made for accounting treatments that have the effect of grossing up the income statement (primarily between income and tax expense/profits attributable to minority interest). Key reclassifications include gross ups for policyholder tax recoveries and the impact of Treasury shares. These adjustments have no impact on cash earnings.

	Net Promoter Score	Refers to an external measure of customer advocacy which looks at how willing our customers are to recommend Westpac to their family and friends.